PROSPECTUS	Filed Pursuant to Rule 424(b)(4)
Registration No.: 333-210250

MOXIAN, INC.

MINIMUM OFFERING: 2,500,000 shares of common stock
MAXIMUM OFFERING: 5,000,000 shares of common stock

Moxian, Inc. is offering a minimum of 2,500,000 shares of common stock, par value $0.001 per share, and a maximum of 5,000,000 shares of common stock. The public offering price is $4.00 per share of common stock. The offering is being made on a “best efforts” basis without a firm commitment by the placement agents, who have no obligation or commitment to purchase any of our shares. The placement agents must sell the minimum number of shares offered (2,500,000 shares of common stock), if any are sold, and are only required to use their best efforts to sell the shares offered. The offering will remain open through November 14, 2016. See “Plan of Distribution.”

On September 7, 2016, we entered into note conversion agreements with Shenzhen Bayi Consulting Co. Ltd. and Moxian China Limited. The note conversion agreements provide for the conversion of promissory notes in the aggregate amount of $2 million payable by us into shares of our common stock at the public offering price. On the date of this prospectus, the notes will automatically convert into shares of common stock at a conversion price equal to the public offering price per share being offered in this offering.

We are a reporting company under Section 13(a) of the Securities Exchange Act of 1934, as amended. Our common stock is currently quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “MOXC.” There is a limited public trading market for our common stock. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “MOXC,” subject to notice of issuance.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing shares of our common stock.

	Price per Share	Commission per Share(1)		Proceeds to Moxian
Minimum Offering (2,500,000 shares)	$4.00	$0.16	(2)	$9,600,000	(2)
Maximum Offering (5,000,000 shares)	$4.00	$0.22	(2)	$18,900,000	(2)

____________

(1)      Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to Axiom Capital Management Inc., the representative of the placement agents. See “Plan of Distribution” beginning on page 62 of this prospectus for additional information regarding total placement agent compensation. It also does not include our expected cash expense for this offering to be approximately $0.5 million, exclusive of the above commissions.

(2)      We and the placement agents have agreed to pay commissions of 4.0% per share (or $0.16 per share) on the initial $10.0 million in offering proceeds and 7.0% per share (or $0.28 per share) on all additional amounts, which, assuming completion of the Maximum Offering, results in a combined commission rate of $0.22 per share.

In addition to the placement agent commissions listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue Axiom Capital Management Inc. warrants, exercisable commencing 180 days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales in this offering for a period of five years, to purchase shares of common stock equal to 4% of the total number of shares sold in this offering and may be exercisable on a cashless basis at a per share price equal to 115% of the public offering price (the “Placement Agent Warrants”). The registration statement of which this prospectus is a part also covers the Placement Agent. Warrants and the shares of common stock issuable upon the exercise thereof. For additional information regarding our arrangement with the placement agents, please see “Plan of Distribution” beginning on page 62.

Until we sell at least of 2,500,000 shares of common stock, all investor funds will be held in an escrow account at Continental Stock Transfer & Trust, New York, New York, as agent, for the benefit of the investors. If we do not sell at least 2,500,000 shares of common stock by November 14, 2016, all funds will be promptly returned to investors without interest or deduction. If we complete this offering, net proceeds will be promptly delivered to us on the closing date. Affiliates of the company and affiliates and associated persons of the placement agents may invest in this offering on the same terms and conditions as the public investors participating in this offering, and any shares of common stock purchased will make up a portion of the minimum offering needed to complete this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The placement agents expect to deliver the shares of common stock to purchasers no later than November 14, 2016, subject to the condition that at least 2,500,000 shares of common stock have been subscribed and paid for. The offering period cannot be extended.

Axiom Capital Management Inc.	Cuttone & Co., Inc.

The date of this prospectus is October 4, 2016

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We and the placement agents have not authorized any person to provide you with different information. We and the placement agents are not offering to sell, or seeking an offer to buy, our common stock in any jurisdiction where such offer or sale is not permitted. You should assume that the information contained in this prospectus and any supplement or amendment hereto is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or warrants. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise indicates, all references in this prospectus to:

•         “China” and “PRC,” refer to the People’s Republic of China;

•         “Moxian,” “we,” “us,” “our” and the “Company,” refer to Moxian, Inc. and its consolidated subsidiaries and variable interest entities;

•         “Moxian CN Samoa” refers to Moxian CN Group Limited;

•         “Moxian IP Samoa” refers to Moxian Intellectual Property Limited;

•         “Moxian BVI” refers to Moxian Group Limited;

•         “Moxian HK” refers to Moxian (Hong Kong) Limited;

•         “Moxian Shenzhen” refers to Moxian Technologies (Shenzhen) Co., Ltd.;

•         “Moxian Beijing” refers to Moxian Technologies (Beijing) Co., Ltd.;

•         “Moxian Malaysia” refers to Moxian Malaysia SDN BHD; and

•         “Moyi” refers to Shenzhen Moyi Technologies Co. Ltd.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to “yuan” or “RMB” are to the Chinese yuan (also known as the renminbi). References to “RM” are to the Malaysian Ringgit.

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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus before investing in our common stock.

On June 20, 2016, we effected a 1 for 2 reverse split on our shares of common stock and the proportional reduction of our authorized shares from 500,000,000 shares to 250,000,000 shares.

Overview

We are in the O2O (“Online-to-Offline”) business. With respect to our business, O2O means providing an online platform for small and medium sized enterprises (“SMEs”) with brick and mortar businesses that allows them to conduct business, interact with existing customers and obtain new customers online. We refer to our customers as “Merchant Clients” and we use the term “Users,” to refer to those existing and potential customers of our Merchant Clients who use our mobile application and platform. Through the features, products and services offered on our platform, we seek to create interactions between Users and Merchant Clients, which will allow Merchant Clients to study consumer behavior. Our platform has five main components that allow Merchant Clients to conduct targeted advertising campaigns and promotions, which we believe are effective because they are geared to the customers that a Merchant Client wishes to attract. Our platform is also designed and built to encourage Users to return and refer new Users, each of which is a potential customer for our Merchant Clients.

The Platform

“Moxian+” is an App that caters to SMEs that wish to promote services and products offered at their brick and mortar stores through social media. The application connects Users to Merchant Clients through games, rewards and social events that they enjoy and in return, Users provide valuable information such as their nickname, gender, birthdate, age, career, hometown, school and residential area that our Merchant Clients can use to market their products and services effectively.

We have two different mobile applications, one for individual Users, referred to as the Moxian+ User App, and one for our Merchant Clients, referred to as the Moxian+ Business App. The apps connect to each other to form a symbiotic relationship that provides Users with entertainment and social interaction while the Merchant Clients get the chance to advertise products and services.

Merchant Clients can choose between a free or paid account. With a free account, Merchant Clients get a “Do It Yourself” webpage and can add different modules into their account, including the address and phone number of the business, as well as list up to five products. When a Merchant Client purchases one of our subscription packages they get access to a number of robust add-on features including, the ability to manage social relationships and target marketing, as well as other features. Our subscription packages range from a free account to a paid subscription of $2,000 per year.

Our individual Users, also called “MO-Pals,” can download the Moxian+ User App free-of-charge on their Android or iOS smartphone. Users provide basic information to sign up for an account and then can invite friends and family members to join Moxian+, search and join different interest groups and participate in social media by sharing activities, stories, photos and videos. They can also send micro-blog messages, play online games in Moxian+’s game center, and earn MO-Coins, a virtual currency similar to credit card reward points, among other the features.

There are five main components to the Moxian+ platform, which we believe provide the most robust and beneficial experience for both the Merchant Clients and the Users. These components form the Moxian+ backend.

(1)      Social Media Engine — allows users to connect with each other, discover new friends, share interests and swap media. It also allows Merchant Clients to reach individual Users.

(2)      E-commerce features — Merchant Clients are able to conduct business by posting products, offering coupons and advertising sales as well as creating events and blogs. Users can also order products at the Merchant Clients’ online shops for express delivery.

(3)      Rewards — Users can obtain MO-Points when they shop online, which allow them to play games on our platform or engage in other activities sponsored by Merchant Clients and MO-Points that can either be redeemed at Merchant Clients’ online shops, or can be redeemed for MO-Coins which are virtual currency that can be used at any Merchant Client’s physical store location.

(4)      Game Development — allows Users to play games to earn MO-Points and MO-Coins and other rewards which may be specific to a certain Merchant Client.

(5)      Data Analytics — provides reports on consumer behaviors to each Merchant Client to help them better design their promotions and reach their target audience.

Our Strategy

We use two benchmarks to measure growth: (1) number of users and (2) number of merchants.

Our success depends upon signing up paid Merchant Clients. The Merchant Clients, in turn, help to build up our base of Users by encouraging their customers to download our User App, with the MO-Points and MO-Coins incentives that we provide. In order to attract more Merchant Clients, we also need an established base of Users. Therefore, we are in the process of signing up additional Merchant Clients, as well as acquiring additional Users to download our User App. We are initially marketing to merchants in Shenzhen, China, where we launched Moxian version 1.0.

In order to expand our number of merchants we have a sales force of 20 people based in Shenzhen, China and recently opened an office in Beijing. By the end of 2016, we aim to have a 100 member sales force collectively in Shenzhen and Beijing. In addition, we are scheduling seasonal sales events to promote our products and services to merchants and users. During 2016, we also plan to utilize third party distributors who have an existing base of merchants to market our products and expand into major cities, such as Guangzhou and Shanghai.

Competitive Strengths

Major providers of social network platforms have the advantage of an existing user base. However, we believe that Moxian’s platform offers social media features that enable us to stand out among the competition. Other major social networking platforms usually focus on personal photo sharing, video sharing, chatting, micro-blogging, following others’ online activities, rating and commenting on products and services. Moxian’s platforms offer Merchant Clients (i) individual promotion pages, (ii) local event programs for their customer Users, (iii) location-based promotion information, (iv) mobile chat applications, (v) give-away prizes for the Users, (vi) advertising opportunities on Moxian’s social pages, (vii) a social customer relationship management system, (viii) a loyalty program using MO-Points and MO-Coins, and (ix) customized online games to promote merchants’ brands and group sales promotions. By establishing our Merchant Client base, we believe that we will be able to acquire additional Users.

Recent Development

On September 7, 2016, we entered into note conversion agreements with Shenzhen Bayi Consulting Co. Ltd. and Moxian China Limited. The note conversion agreements provide for the conversion of promissory notes in the aggregate amount of $2 million payable by us into shares of our common stock at the public offering price. On the date of this prospectus, the notes will automatically convert into shares of common stock at a conversion price equal to the public offering price per share being offered in this offering.

Risk Related to Our Business

Our ability to implement our business strategy is subject to numerous risks and uncertainties that you should be aware of before making an investment decision. As a technology company, we face many risks inherent in our business and our industry generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making an investment in our common stock. These risks include, among others, the following:

•         We cannot provide any assurance that we have properly registered our intellectual property, or that it has been registered in certain jurisdictions where we do business;

•         If the PRC government does not agree that our contractual arrangement with Moyi complies with PRC laws, rules and regulations we could face severe penalties;

•         Moxian Shenzhen’s contractual arrangements may not be as effective in providing control over Moyi as direct ownership, and any failure by Moyi and its shareholders to perform their obligations under contractual arrangements would have material and adverse effects on our business;

•         Loss of, or failure to obtain any license or permit necessary or desirable in the operation of our business could have a material adverse effect on our business and results of operations;

•         If we fail to stay current with new smart phone and mobile device technologies our apps could become obsolete;

•         We intend to use Moxian virtual currency to conduct substantially all of the payment processing on our platform. The virtual currency business is highly regulated, and it is subject to a range of risks. If our virtual currency is limited or restricted in any way or becomes unavailable to us for any reason, our business may be materially and adversely affected;

•         We currently primarily operate in China and if the growth rate of the Chinese economy continues to slow down, the demand for products sold by our Merchant Clients may also slow down;

•         The cross-border online shopping market in China is continuing to grow and may become a new competitor to the Chinese consumer goods market;

•         We compete with other IT companies which can develop similar technologies and online-to-offline application to identify consumer behaviors; and

•         If China adopts privacy laws they may impact our ability to provide our current data analytics features to Merchant Clients or to develop new uses for such data analytics.

Our Corporate Information

We were incorporated on October 12, 2010 in the State of Nevada. Our principal executive offices are located at Block A, 9/F, Union Plaza, 5022 Binjiang Avenue, Futian District, Shenzhen City, Guangdong Province, China. Our telephone number is +86 (0)755-66803251. We maintain a website at www.moxian.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

THE OFFERING

The offering is being made on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agents, who have no obligation or commitment to purchase any of our shares. The closing of the offering and delivery of the shares is expected to occur no later than November 14, 2016. See “Plan of Distribution.” The placement agents must sell the minimum number of shares offered (2,500,000 shares of common stock), if any are sold, and are only required to use their best efforts to sell the shares offered.

Common stock being offered	Minimum: 2,500,000 shares Maximum: 5,000,000 shares

Shares of Common stock outstanding before this offering	64,005,949 shares

Shares of Common stock outstanding after this offering	Minimum: 67,005,949 shares Maximum: 69,505,949 shares

Timing and Delivery of the Shares

The shares of common stock are expected to be delivered against payment no later than November 14, 2016 subject to the condition that at least 2,500,000 shares of common stock have been subscribed and paid for.

Use of Proceeds

Our net proceeds from this offering, assuming the minimum number of shares of common stock offered (2,500,000 shares) is sold are expected to be approximately $9.0 million, and assuming the maximum number of shares of common stock offered (5,000,000 shares) is sold are expected to be approximately $18.2 million, each at the public offering price of $4.00. We intend to use the net proceeds from this offering for expansion of our business in China and throughout Asia, working capital and other general corporate purposes. Proceeds of this offering in the amount of $500,000 shall be used to fund an escrow account for a period of 24 months following the closing date of this offering, which account shall be used in the event we have to indemnify the placement agents pursuant to the terms of a Placement Agency Agreement with the placement agents. See “Use of Proceeds” on page 18.

Escrow

Unless sooner withdrawn or cancelled by either us or the placement agents, the offering will continue through November 14, 2016. Until we sell at least 2,500,000 shares of common stock, all investor funds will be held in an escrow account at Continental Stock Transfer & Trust, New York, New York, as agent, for the benefit of the investors. If we do not sell at least 2,500,000 shares of common stock by November 14, 2016, all funds will be promptly returned to investors without interest or deduction. If we complete this offering, net proceeds will be promptly delivered to us on the closing date.

Approved NASDAQ trading symbol	“MOXC”

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Lock-up agreements	See “Plan of Distribution” for more information.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of September 2, 2016 and includes 500,000 shares of common stock issuable upon conversion of $2.0 million in loans to related parties, at the public offering price of $4.00. The loans will convert on the date of this prospectus at the public offering price.

Unless otherwise indicated, all information in this prospectus gives effect to a 1-for-2 reverse stock split of our common stock effected on June 20, 2016.

SUMMARY FINANCIAL AND OTHER DATA

The following tables set forth our summary historical financial data for the periods presented. The following summary financial data for the years ended September 30, 2015 and 2014 are derived from our audited financial statements appearing elsewhere in this prospectus. The following summary financial data for the nine-month periods ended June 30, 2016 and 2015 and the selected balance sheet data as of June 30, 2016 are derived from our unaudited financial statements appearing elsewhere in this prospectus.

This summary financial data should be read together with the historical financial statements and related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The pro forma as adjusted balance sheet data reflects the balance sheet data as of June 30, 2016, as adjusted to reflect our receipt of the estimated net proceeds from our sale of the minimum offering amount (2,500,000 shares) and maximum offering amount (5,000,000 shares) in this offering at the public offering price of $4.00 per share, and includes 500,000 shares of common stock issuable upon conversion of $2 million in loans to related parties, at the public offering price of $4.00, after deducting the estimated placement agent commissions and estimated offering expenses payable by us.

	As of September 30,		As of June 30,
	2015	2014	2016
			Actual	Pro, Forma, as adjusted
				Minimum Offering	Maximum Offering
	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Current assets	$3,479,750	$2,511,841	$736,735	9,736,735	18,936,735
Other assets	$9,594,456	$348,669	$7,515,625	7,515,625	7,515,625
Total Assets	$13,074,206	$2,860,510	$8,252,360	17,252,360	26,452,360
Total Current Liabilities	$7,569,115	$7,447,533	$3,800,035	1,800,035	1,800,035
Total Liabilities	$7,569,115	$7,447,533	$3,800,035	1,800,035	1,800,035
Total Stockholders’ equity	$5,505,091	$(4,587,023)	$4,452,325	15,452,325	24,652,325

	Year Ended September 30,		Nine Months Ended June 30,
	2015	2014	2016	2015
Statements of Operations Data:
Revenues	$83,870	$56,122	$18,645	$86,353

Cost and Expense
Cost of Sales	(25,269)	(15,514)	(4,163)	(26,852)
Depreciation and Amortization Expenses	(843,299)	(78,571)	1,356,306	494,793
Research and Development	—	—	2,034,103	936,624
Advertising Agency Fee	—	—	462,430	—
Impairment charge on intangible assets	—	—	1,264,700	—
Selling, General and Administrative Expenses	(5,443,815)	(2,176,963)	3,834,542	2,661,793
Impairment of Goodwill	—	(2,600,315)	—	—

Loss From Operations	(6,228,513)	(4,815,241)	(8,937,599)	(4,033,709)

Loss before Income Tax	(6,226,255)	(4,791,342)	(9,418,853)	(4,063,639)

Net Loss	$(6,173,646)	$(4,791,342)	$(9,382,343)	$(4,063,639)

Basic and diluted loss per common share (retroactively restated for effect of 1:2 reserve stock split effected on June 20, 2016) – actual	$(0.06)	$(0.05)	$(0.11)	$(0.04)
Basic and diluted loss per common share (retroactively restated for effect of 1:2 reserve stock split effected on June 20, 2016) pro forma – minimum offering*	$(0.06)	$(0.05)	$(0.10)	$(0.04)
Basic and diluted loss per common share (retroactively restated for effect of 1:2 reserve stock split effected on June 20, 2016) pro forma – maximum offering*	$(0.06)	$(0.05)	$(0.10)	$(0.04)

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*         The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of June 30, 2016, as adjusted basis to give effect to the sale of the minimum and maximum number of shares of common stock by us in this offering at the public offering price of $4.00 per share and including the issuance of 500,000 shares of common stock issuable upon conversion of $2 million in loans to related parties at the public offering price of $4.00. The loans will convert on the date of this prospectus at the public offering price.

RISK FACTORS

You should carefully consider the risks described below and elsewhere in this report, which could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risk relating to our Business and Industry

If we fail to stay current with new smart phone and mobile device technologies our apps could become obsolete.

Smartphone and mobile devices are evolving rapidly. We incur significant costs for research and development not only for the creation of new products, but also for ensuring that our current products will be compatible with new technologies. If our research and development team fails to upgrade our products to stay current with new technologies, our apps could become obsolete, which could result in a material adverse impact on our business and results of operations.

If the use of our Mo-Coins becomes restricted or unavailable, our business may be materially and adversely affected.

We use Moxian virtual currency to conduct substantially all of the payment processing on our platform. We track the User behaviors by the usage of Mo-Coins. If the use of virtual currency is limited or restricted in any way or becomes unavailable to us for any reason, the accuracy of our User behavior data may be comprised, and our business could be therefore materially and adversely affected.

The cross-border online shopping market in China is continuing to grow and may become a new competitor to the Chinese consumer goods market.

Currently, all of our Merchant Clients are located in China. As access to cross-border online shopping is made available in China, Chinese consumers may begin to purchase goods outside of China and as a result, the demand for products by Chinese merchants may decline.

We compete with other IT companies which can develop similar technologies and online-to-offline applications to identify consumer behavior.

We are not the only company that analyzes consumer behavior and provides such data to clients. There are other companies that have similar technology or are developing superior technology that can be used in the same or more advantageous ways. We cannot assure you that the market will not become saturated with similar applications, or that our research and development efforts will give us an advantage over these other companies. We rely on our marketing efforts to sell our application and platform over our competitors, but if we are not successful in such efforts our business and results of operations could be significantly harmed.

We depend on our key executives, and our business and growth may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our key executives. In particular, we are highly dependent upon Mr. Tan Meng Dong, James, our chairman, chief executive officer and president, who has established relationships within the industries we operate. If we lose the services of one or more of our current executive officers, we may not be able to replace them readily, if at all, with suitable or qualified candidates, and may incur additional expenses to recruit and retain new officers with industry experience similar to our current officers, which could severely disrupt our business and growth. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our suppliers or customers. Furthermore, as we expect to continue to expand our operations and develop new products, we will need to continue attracting and retaining experienced management and key research and development personnel.

Competition for qualified candidates could cause us to offer higher compensation and other benefits in order to attract and retain them, which could have a material adverse effect on our financial condition and results of operations. We may also be unable to attract or retain the personnel necessary to achieve our business objectives, and any failure in this regard could severely disrupt our business and growth.

The technology behind our products contains important trade secrets and know-how, and our ability to compete could be harmed if any such trade secrets and know-how are disclosed to third parties by our engineer.

We regard our trademarks, patents, copyrights and other intellectual property as critical to our success. In particular, we have spent a significant amount of time and resources in developing Moxian+ and our ability to protect our proprietary rights in connection with our platform and apps is critical for the success of our features and services and our overall financial performance. We expect to apply for additional patents, copyrights and trademarks as we continue the development of our platform. However, we cannot assure you that our measures will be sufficient to protect our proprietary information and intellectual property. Implementation of intellectual property laws in China has historically been lacking, primarily because of ambiguities in the laws and difficulties in enforcement.

We may be subject to intellectual property rights disputes, which could adversely affect our business, results of operations and financial condition.

We could face infringement claims from our competitors or others alleging that our methods, processes or products infringe on their proprietary technologies. If we are found to be infringing on the proprietary technology of others, we may be liable for damages, and we may be required to make changes, to redesign our products partially or completely, to pay to use the technology of others or to stop using certain technologies or producing the alleged infringing product(s) entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could prompt our Merchant Clients and Users to switch to products that are not the subject of infringement suits. We may not prevail in any intellectual property litigation and such litigation may result in significant legal costs or otherwise impede our ability to market our services.

We cannot provide assurance that we have properly registered our intellectual property, or that it has been registered in certain jurisdictions where we do business.

Some of our technologies are not covered by any patent or patent application and, even if a patent application has been filed, it may not result in an issued patent. If patents are issued to us, those patents may not provide meaningful protection against competitors or against competitive technologies. In addition, upon the expiration of patents issued to us, we will be unable to prevent our competitors from using or introducing products using the formerly-patented technology. As a result, we may be faced with increased competition and our results of operations may be adversely affected. We cannot assure you that our intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable.

Third parties may infringe upon our intellectual property rights which may result in damage to our business reputation.

Protection of our methods and technology is important to our business. We generally rely on a combination of the patent, trade secret, trademark and copyright laws of the PRC, the U.S. and Hong Kong as well as licenses and nondisclosure and confidentiality agreements, to protect our intellectual property rights. The patent, trademark, copyright and trade secret laws of some countries, though, including the PRC and Hong Kong, may not protect our intellectual property rights to the same extent as the laws of the U.S.

Failure to protect our intellectual property rights may result in the loss of valuable proprietary technologies. Even with safeguards in place, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is widespread in China, and enforcement of intellectual property rights by Chinese regulatory agencies is inconsistent. Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our management’s attention and resources and could disrupt our business. If we are unable to enforce our intellectual property rights, it could have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, we may be unable to halt the unauthorized use of our intellectual property through litigation. Failure to adequately protect our intellectual property could materially adversely affect our competitive position, our ability to attract students and our results of operations.

If China adopts privacy laws, they may impact our ability to provide our current data analytics features to Merchant Clients or to develop new uses for such data analytics.

We use our User data to develop an analysis software. Such data primarily comes from User conversations in our chat room and the personal information supplied when they register to use the app. This data can be analyzed and converted into useful information for us and our Merchant Clients only when we possess a large amount of accurate data. The research process may be deemed to violate the privacy of our Users. Currently, there are no PRC privacy laws governing how such data may be compiled, analyzed or used. If a law is adopted that imposes restrictions on our ability to conduct the analysis and promote data analytics to our Merchant Clients and to develop new products based on such data, our sales and results of operations could be materially adversely affected.

If the chops of our subsidiaries and VIEs in China are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of those entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to have a company chop, which must be registered with the local Public Security Bureau. Our company chops, or chops, are kept securely at our President’s Office under the direction of Chief Executive Officer at the headquarters level or held securely by personnel designated and approved by the General Manager or Headmaster at subsidiaries’ or the VIEs level. Use of chops requires proper approvals in accordance with our internal control procedures. The custodian at the President’s Office also maintains a log to keep a detailed record of each use of the chops. Moreover, the President’s Office is always locked after office hours and only authorized persons have the access to the keys.

The company believes it has sufficient controls in place over access to and use of the chops. We, however, cannot assure you that unauthorized access to or use of those chops can be totally precluded. To the extent those chops are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and the operations of these entities could be significantly and adversely impacted.

Our Chief Executive Officer has identified certain material weaknesses in our internal controls over financial reporting. If we are unable to remedy these material weaknesses and establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanctions, cause investors to lose confidence in our reported financial information and have a negative effect on the market price of our shares.

The matters involving internal controls over financial reporting and disclosure controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were previously disclosed in our Annual Report on Form 10-K for the year ended September 30, 2015 (the “2015 Annual Report”), which were: (1) lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; (2) inadequate segregation of duties consistent with control objectives; (3) ineffective controls over period end financial disclosure and reporting processes; and (4) lack of written policies and procedures for accounting and financial reporting. Subsequent to the 2015 Annual Report, management identified misstatements in the application of certain accounting practices and procedures, which are discussed in detail in our Current Report on Form 8-K filed on February 8, 2016, as amended, and as a result, we restated our audited consolidated financial statements as of and for the year ended September 30, 2015, our unaudited condensed consolidated financial statements as of and for the nine month period ended June 30, 2015 and our unaudited condensed consolidated financial statements as of and for the six month period ended March 31, 2015. We believe that the lack of a functioning audit committee, the lack of a majority of outside directors on our board of directors, and the lack of written policies and procedures for accounting and financial reporting has resulted in ineffective oversight in the establishment and monitoring of required internal controls and procedures, which resulted in the restatements described above and could result in a material misstatement in our financial statements in future periods.

As a public company we have significant additional requirements for enhanced financial reporting and internal controls and are required to document and test our internal control procedures in order to satisfy the requirements of

Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report on Form 10-K following the date on which we become an accelerated filer or large accelerated filer. The process of designing and implementing effective internal controls over financial reporting and disclosure controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

As part of our continuous effort to remediate the identified material weaknesses, we have initiated certain initiatives, including without limitation, appointing outside independent directors and establishing an audit committee, adding financial personnel to our management team and prepare written policies and procedures for accounting and financial reporting to establish a formal process to close our books monthly on an accrual basis and account for all transactions, including equity and debt transactions. However, we cannot assure you that the measures we are taking and will take to remediate these areas will be successful or that once implemented, we will be able to maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in future restatements of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanctions, cause investors to lose confidence in our reported financial information and have a material adverse effect on the price of our shares.

Risks Related to Our Corporate Structure

If the Peoples Republic of China (‘PRC’) government does not agree that our contractual arrangement with Shenzhen Moyi Technologies Co Ltd. complies with PRC laws, rules and regulations we could face severe penalties.

Foreign investment in the businesses we operate, including telecommunications and Internet information services, is currently prohibited or restricted in China. As a U.S. corporation, we are restricted or prohibited from directly owning all of the equity interests in any PRC company engaged in internet-related businesses. See “Regulation.” As a result, our business in China is operated by our VIE, Shenzhen Moyi Technologies Co Ltd (“Moyi”) through contractual arrangements. Moyi holds the relevant internet content provider, or ICP, licenses, which permits Moyi to engage in the business in China and is currently owned by PRC citizens and/or PRC companies. We have been and expect to continue to be dependent on Moyi to operate this business. We do not have any equity interest in Moyi, but we control their operations and receive substantially all the economic benefits and bear substantially all the economic risks through a series of contractual arrangements.

There are uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements with Moyi. Our current contractual arrangements must also comply with laws and regulations applicable to the Internet industry.

In August 2011, the Ministry of Commerce, or MOFCOM, promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular No. 6, promulgated on February 3, 2011. Under these rules, a security review by MOFCOM is required for foreign investors’ mergers and acquisitions that have “national defense and security” implications and mergers and acquisitions by which foreign investors may acquire “de facto control” of domestic enterprises that have “national security” implications. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our businesses fall within the scope of transactions subject to security review. We do not believe we are required to submit our existing contractual arrangements to MOFCOM for a security review. However, as there is a lack of clear statutory interpretation regarding the implementation of the rules, there is no assurance that MOFCOM will have the same view as we do when applying these national security review-related circulars and rules.

Moxian HK’s contractual arrangements may not be as effective in providing control over Moyi as direct ownership, and any failure by Moyi and its shareholders to perform their obligations under contractual arrangements would have material and adverse effects on our business.

We have no ownership interest in Moyi. We conduct substantially all of our operations and generate substantially all of our revenues through contractual arrangements that our subsidiary, Moxian HK, entered into with Moyi and its shareholders. The contractual arrangements are designed to provide us with effective control over Moyi. See “Our Corporate History and Structure” for a description of these contractual arrangements.

These contractual arrangements may not be as effective in providing control as direct ownership. For example, if Moyi or their respective shareholders fail to perform their respective obligations under these contractual arrangements, or if they take other actions that are detrimental to our interests, we may incur substantial costs and have to re-direct resources in connection with enforcing these arrangements. To enforce these arrangements, we may rely on legal remedies available under applicable PRC laws, including seeking specific performance or injunctive relief and claiming damages, but these remedies may not be effective. In particular, if shareholders of Moyi refuse to transfer their equity interests to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may need to initiate legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with our VIE and/or its respective shareholders. If VIE or their shareholders fail to perform the obligations secured by the pledges under the equity pledge agreements, one of the remedies for default is to require the pledgers to sell the equity interests of VIE in an auction or sale of the shares and remit the proceeds to us, net of all related taxes and expenses. Such an auction or sale of the shares may not result in our receipt of the full value of the equity interests or the business of VIE.

In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Any arbitration, legal proceedings or disputes may cost us substantial financial and other resources and result in disruption of our business, and the outcome might not be in our favor. The relevant PRC arbitration panel may conclude that our contractual arrangements violate PRC law or are otherwise unenforceable and we could consequently lose our ability to consolidate Moyi’s results of operations, assets and liabilities in our consolidated financial statements and/or to transfer the revenues of Moyi to Moxian HK. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Under PRC law, prevailing parties in an arbitration proceeding may only enforce the arbitration award in Chinese courts through arbitration award recognition proceedings, which would cause us to incur additional expenses and delay. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Moyi, and our ability to conduct our business may be materially and adversely affected.

Loss of or failure to obtain any license or permit necessary or desirable in the operation of our business could have a material adverse effect on our business and results of operations.

Moyi is required to obtain various operating licenses and permits and to make registrations and filings for our current business in China; failure to comply with these requirements may materially adversely affect our business operations. Moyi currently holds an Internet Content Provider, or ICP license, to provide information to online Internet users. In order to engage in and publish online games, Moxian was issued an Online Culture Operating Permit and an Internet Publications Distribution License. Web portals like Moxian are required to apply to and register with the General Administration for Press and Publication (“GAPP”), before distributing Internet publications. Internet publications include content or articles formally published by press media such as: (i) books, newspapers, periodicals, audio-visual products and electronic publications; and (ii) literature, art and articles on natural science, social science, engineering and other topics that have been edited. Moxian has applied for, but has not yet obtained, the license from GAPP that would enable it to distribute Internet publications.

If we are determined not to be in compliance with the applicable licensing requirements or if we fail to cure any non-compliance in a timely manner, we may be subject to fines, confiscation of the gains derived from our noncompliant operations or the suspension of our noncompliant operations, which may materially and adversely affect our business and results of operations.

We are a holding company organized in Nevada, with subsidiaries incorporated in Samoa, the British Virgin Islands, Hong Kong Malaysia & PRC corporations and all of our officers and directors reside outside the US. Therefore, investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in any of these jurisdictions based upon U.S. laws, including the federal securities laws or other foreign laws against us, our officers and directors.

All of our subsidiaries and our current operations are conducted outside of the United States. Moreover, all of our directors and officers are nationals and residents of China and Singapore. All or substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States or elsewhere upon these persons. In addition, uncertainty exists as to whether the courts outside of the U.S. would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in jurisdictions outside of the U.S. against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related to Doing Business in China

If the growth rate of the Chinese economy continues to slow down, the demand for products sold by our Merchant Clients may also slow down.

Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, downgraded its outlook on the Chinese government debt from “stable” to “negative” which reflects an assumption that the Chinese economy is weakening and continues to slow down. A slowdown in the economy may lead to less demand by consumers for products offered by our Merchant Clients. If our Merchant Clients are impacted by the low demand, they may attempt to curtail expenses by cancelling subscriptions for our services, which could have a material adverse effect on our revenues, and negatively impact our results of operations.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

We have entered into numerous contracts governed by PRC law in the ordinary course of our business, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail. As almost all of our contracts in the ordinary course of business are governed by PRC law, any dispute involving such contracts, even those without merit, may materially and adversely affect our reputation and our business operations, and may cause the price of our shares to decline.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively, whether for securing debt or to expand our business through acquisitions and development and for dividend payments to our shareholders, which may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our Nevada holding company primarily relies on dividend payments from our wholly owned PRC subsidiary in China, Moxian Shenzhen, to fund any cash and financing requirements we may have.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. Therefore, Moxian Shenzhen may pay dividends in foreign currency to us without pre-approval from SAFE. However, approval from or registration with government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. With the prior approval from SAFE, cash generated from the operations of our PRC subsidiary may be used to pay off debt owed to entities outside China in a currency other than RMB. The PRC government may, at its discretion, restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the common stock.

Government censorship and control may limit our ability to utilize our platform in China, which may cause becomes restricted or unavailable, our business may be materially and adversely affected.

Our Platform is essential to us in generating revenue. If the use of our platform is limited or restricted in any way or becomes unavailable to us for any reason, Merchant Clients and Users may not be willing to use our platform, and our business could be therefore materially and adversely affected.

Payment of dividends is subject to restrictions under Nevada and the PRC laws.

Under Nevada law, we may only pay dividends subject to our ability to service our debts as they become due and provided that our assets will exceed our liabilities after the dividend. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. In addition, because of the various rules applicable to our operations in China and the regulations on foreign investments as well as the applicable tax law, we may be subject to further limitations on our ability to declare and pay dividends to our shareholders.

We can give no assurance that we will declare dividends of any amounts, at any rate or at all in the future. The declaration of future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.

As we derive substantially all of our revenue from the PRC, any downturn in Chinese macroeconomic trends may harm our business.

All of our business operations are conducted in China and all of our revenues are generated in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, the level of development, the growth rate, the control of foreign exchange, and the allocation of resources.

While the Chinese economy had grown significantly in the past 30 years, the growth has been uneven geographically among various sectors of the economy, and over the last year we have been experiencing a period of slowdown. We cannot assure you that China’s economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Between late 2003 and 2008, the PRC government implemented a number of measures, such as increasing the PBOC’s statutory deposit reserve ratio and imposing commercial bank lending guidelines, which slowed the growth of credit. In 2008 and 2009, however, in response to the global financial crisis, the PRC government loosened such requirements. Any actions and policies adopted by the PRC government or any prolonged slowdown in China’s economy could have a negative impact on our business, operating results and financial condition in a number of ways.

The enforcement of labor contract law and increase in labor costs in the PRC may adversely affect our business and our profitability.

China adopted a labor contract law and its implementation rules effective on January 1, 2008 and September 18, 2008, respectively. The labor contract law and its implementation rules impose more stringent requirements on employers with regard to, among others, minimum wages, severance payments upon permitted terminations of the employment by an employer and non-fixed term employment contracts, time limits for probation period as well as the duration and the times that an employee can be placed on a fixed term employment contract. Due to the limited period of effectiveness of the labor contract law and its implementation rules, and the lack of clarity with respect to their implementation, potential penalties and fines, it is uncertain how they will impact our current employment policies and practices. Our employment policies and practices may violate the labor contract law or its implementation rules and we may be subject to related penalties, fines or legal fees. Compliance with the labor contract law and its implementation rules may increase our operating expenses, in particular our personnel expenses, as the continued success of our business depends significantly on our ability to attract and retain qualified personnel. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the labor contract law and its implementation rules may also limit our ability to effect those changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Additionally, PRC companies are subject to various laws and regulations regarding social insurance and housing funds, under which our PRC subsidiary and affiliates are required to pay employees’ pension contributions, housing funds, medical insurance premiums and other welfare-oriented payments.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. In the foreseeable future, some of our suppliers may be owned by the PRC government and our dealings with them are likely to be considered to be with government officials for these purposes. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We could suffer severe penalties if our employees or other agents were found to have engaged in such practices.

Risks Related to this Offering

Prior to this offering, we had a limited public market for our shares of common stock and you may not be able to resell our shares at or above the price you paid, or at all.

Prior to this offering, there was a limited public market for our common stock in the OTC Market. We cannot assure you that an active public market for our common stock will develop or that the market price of our shares will not decline below the public offering price. The public offering price of our shares may not be indicative of prices that will prevail in the trading market following the offering.

Our Chairman of the Board and our Chief Executive Officer, Mr. Mengdong Tan, own a large percentage of our outstanding stock and could significantly influence the outcome of our corporate matters.

Mr. James Mengdong Tan, our Chairman and CEO, through Good Eastern Investment and Stellar Elite Limited, beneficially owns 46.58% of our outstanding shares of common stock, and after this offering will beneficially own 44.5% of our outstanding common stock assuming the minimum offering amount is raised and 42.9% of our outstanding common stock assuming the maximum offering amount is raised. As a result, Mr. Tan will be able to exercise significant influence over all matters that require us to obtain shareholder approval, including the election of directors to our board and approval of significant corporate transactions that we may consider, such as a merger or other sale of our company or its assets. This concentration of ownership in our shares by an executive officer will limit the other shareholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Future sales of substantial amounts of the shares of common stock by existing shareholders could adversely affect the price of our common stock.

If our existing shareholders sell substantial amounts of the shares following this offering, the market price of our common stock could fall. Such sales by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The shares of common stock offered in this offering will be eligible for immediate resale in the public market without restrictions. All remaining shares, which are currently held by our existing shareholders, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If any existing shareholders sell a substantial amount of shares, the prevailing market price for our shares could be adversely affected.

The market price of our shares is likely to be highly volatile and subject to wide fluctuations in response to factors such as:

•         variations in our actual and perceived operating results;

•         news regarding gains or losses of customers or partners by us or our competitors;

•         news regarding gains or losses of key personnel by us or our competitors;

•         announcements of competitive developments, acquisitions or strategic alliances in our industry by us or our competitors;

•         changes in earnings estimates or buy/sell recommendations by financial analysts;

•         potential litigation;

•         the imposition of fines or penalties related to our activities in the PRC and failure to comply with applicable rules and regulations;

•         general market conditions or other developments affecting us or our industry; and

•         the operating and stock price performance of other companies, other industries and other events or factors beyond our control.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the shares

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business. PRC capital and currency regulations may also limit our ability to pay dividends. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

We will have discretion in applying a portion of the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our common stock.

Our management will have considerable discretion in the application of the proceeds received by us from this offering. Such proceeds may be used to expand our research and development team, acquire new technological hardware, and expand our sales and marketing team all over China and for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our common stock price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

Future issuances of capital stock may depress the trading price of our common stock.

Any issuance of shares of our common stock after this offering could dilute the interests of our existing stockholders and could substantially decrease the trading price of our common stock. We may issue additional shares of common stock in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions).

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any shares of common stock will be sold. The placement agents are offering our shares on a “best efforts minimum/maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If subscriptions for a minimum of 2,500,000 shares are not received on or before November 14, 2016, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. We operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Accordingly, you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

USE OF PROCEEDS

After deducting the estimated placement agent commissions and estimated offering expenses payable by us, we expect to receive net proceeds of $9,000,000 from this offering, if the minimum offering amount is sold, or $18,200,000, if the maximum offering amount is sold. Proceeds of this offering in the amount of $500,000 shall be used to fund an escrow account for a period of 24 months following the closing date of this offering, which account shall be used in the event we shall have to indemnify the placement agents pursuant to the terms of the Placement Agency Agreement. We anticipate that the proceeds of a minimum and a maximum offering would be applied approximately as follows:

MINIMUM OFFERING (2,500,000 Shares)

USE OF PROCEEDS	AMOUNT

Expand our business in China and throughout Asia including setting up regional and sales offices in first and second tier cities in China, as well as infrastructure investment for the build-out and expansion of offices in these cities

$6.0 million
General corporate purposes and funding potential acquisitions of complementary businesses, assets and technologies	$3.0 million

MAXIMUM OFFERING (5,000,000 Shares)

USE OF PROCEEDS	AMOUNT

Expand our business in China and throughout Asia including setting up regional and sales offices in first and second tier cities in China, as well as infrastructure investment for the build-out and expansion of offices in these cities

$13.1 million
General corporate purposes and funding potential acquisitions of complementary businesses, assets and technologies	$5.1 million

The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016:

•         On an actual basis; and

•         On a pro forma, as adjusted basis to give effect to the sale of the minimum and maximum number of shares of common stock by us in this offering at the public offering price of $4.00 per share, and after deducting the estimated placement agent commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	Minimum Offering (2,500,000 shares of common stock) June 30, 2016
	Actual	Pro forma
	(unaudited)	(unaudited)
Assets:
Current Assets	$736,735	$9,736,735
Other Assets	7,515,625	7,515,625
Total Assets	$8,252,360	$17,252,360
Liabilities:
Current Liabilities	$3,800,035	$1,800,035
Other Liabilities	—	—
Total Liabilities	3,800,035	1,800,035
Shareholder’s Equity:
Common shares $0.001 par value per share, 250,000,000 shares authorized, 64,005,949 shares issued and outstanding, actual; 250,000,000 shares authorized, 67,005,949 shares issued and outstanding, pro forma*(1)	64,006	67,006
Additional paid-in capital	24,691,259	35,688,259
Retained earnings	(20,557,155)	(20,557,155)
Accumulated other comprehensive income	254,215	254,215
Total shareholders’ equity	4,452,325	15,452,325
Total Liabilities and Shareholders’ Equity	$8,252,360	$17,252,360

____________

*         Retroactively restated for effect of 1 for 2 reserve stock split on June 20, 2016

(1)      The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of June 30, 2016, assuming the minimum offering amount (2,500,000 shares) has been sold and includes 500,000 shares of common stock issuable upon conversion of $2 million in loans to related parties, at the public offering price of $4.00. The loans will convert on the date of this prospectus at the public offering price.

	Maximum Offering (5,000,000 shares of common stock) June 30, 2016
	Actual	Pro forma
	(unaudited)	(unaudited)
Assets:
Current Assets	$736,735	$18,936,735
Other Assets	7,515,625	7,515,625
Total Assets	$8,252,360	$26,452,360
Liabilities:
Current Liabilities	$3,800,035	$1,800,035
Other Liabilities	—	—
Total Liabilities	3,800,035	1,800,035
Shareholder’s Equity:
Common shares $0.001 par value per share, 250,000,000 shares authorized, 64,005,949 shares issued and outstanding, actual; 250,000,000 shares authorized, 69,505,949 shares issued and outstanding, pro forma*(2)	64,006	69,506
Additional paid-in capital	24,691,259	44,885,759
Retained earnings	(20,557,155)	(20,557,155)
Accumulated other comprehensive income	254,215	254,215
Total shareholders’ equity	4,452,325	24,652,325
Total Liabilities and Shareholders’ Equity	$8,252,360	$26,452,360

____________

*         Retroactively restated for effect of 1 for 2 reserve stock split on June 20, 2016

(2)      The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of June 30, 2016, assumes the maximum offering amount (5,000,000 shares) has been sold and includes 500,000 shares of common stock issuable upon conversion of $2 million in loans to related parties, at the public offering price of $4.00. The loans will convert on the date of this prospectus at the public offering price.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of June 30, 2016 was $(1,251,395) million, or $(0.02) per share of common stock. Our pro forma net tangible book value per share set forth below represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

If the minimum offering amount is sold at the public offering price of $4.00 per share, after deducting the estimated placement agent commissions and offering expenses payable by us, the pro forma as adjusted net tangible book value as of June 30, 2016 would have been $9.7 million, or $0.15 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.17 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares of common stock in this offering will suffer an immediate dilution of their investment of $3.85 per share. The following table illustrates this per share dilution to the new investors assuming the minimum offering amount is sold:

Assumed public offering price per share	$4.0
Net tangible book value per share as of June 30, 2016	(0.02)
Increase in net tangible book value per share attributable to the offering	0.17
Pro forma net tangible book value per share as of after giving effect to the offering	0.15
Dilution per share to new investors	$3.85

If the maximum offering amount is sold at an assumed public offering price of $4.00 per share, which is set forth on the cover page of this prospectus, after deducting the estimated placement agent commissions and offering expenses payable by us, the pro forma as adjusted net tangible book value as of June 30, 2016 would have been $18.9 million, or $0.27 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.29 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares of common stock in this offering will suffer an immediate dilution of their investment of $3.73 per share.

The following table illustrates this per share dilution to the new investors assuming the maximum offering amount is sold:

Assumed public offering price per share	$4.0
Net tangible book value per share as of June 30, 2016	(0.02)
Increase in net tangible book value per share attributable to the offering	0.29
Pro forma net tangible book value per share as of after giving effect to the offering	0.27
Dilution per share to new investors	$3.73

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB under the trading symbol “MOXC.” Our common stock did not trade prior to April 10, 2014.

Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. These high and low bid prices per share of common stock have been adjusted to give effect to the 1-for-2 reverse stock split of our common stock effected on June 20, 2016.

Fiscal Year 2016	High Bid	Low Bid
First Quarter	$10.90	$7.98
Second Quarter	$10.40	$8.00
Third Quarter	$8.20	$7.20
Fourth Quarter	$8.20	$5.65

Fiscal Year 2015	High Bid	Low Bid
First Quarter	$11.70	$10.50
Second Quarter	$11.80	$10.20
Third Quarter	$12.60	$11.40
Fourth Quarter	$13.00	$11.40

Fiscal Year 2014*	High Bid	Low Bid
First Quarter	$—	$—
Second Quarter	$—	$—
Third Quarter (commencing on April 10, 2014)	$10.40	$6.00
Fourth Quarter	$22.00	$8.60

____________

*         The Company’s common stock did not trade until April 10, 2014.

Holders

As of September 2, 2016, we had 64,005,949 shares of our common stock issued and outstanding. There were approximately 283 registered owners of our common stock.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our common stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of common stock. In addition, we currently have no plans to pay such dividends. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future.

EXCHANGE RATE INFORMATION

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our consolidated financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB, HKD and MYR amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Assets and liabilities are translated at the exchange rates as of the balance sheet date.

Balance sheet items, except for equity accounts	June 30, 2016	September 30, 2015
RMB:USD	6.6443	6.3568
HKD:USD	7.7589	7.7501
MYR:USD	4.0046	4.4124

Items in the statements of operations and comprehensive loss, and statements cash flows are translated at the average exchange rate of the period.

	Nine Months Ended June 30,
	2016	2015
RMB:USD	6.4875	6.1444
HKD:USD	7.7618	7.7556
MYR:USD	4.1613	3.6177

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents our selected historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statement and notes thereto included elsewhere in this prospectus.

The following selected consolidated financial and operating data for the fiscal years ended September 30, 2015 and 2014, and the consolidated balance sheet data as of September 30, 2015 and 2014, have been derived from our consolidated financial statements included elsewhere in this prospectus.

The selected consolidated statements of operations data for the nine months ended June 30, 2016 and 2015, and the summary consolidated balance sheet data as of June 30, 2016, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments that we consider necessary to fairly present our financial position and results of operations for the periods presented.

	As of September 30,		As of June 30,
	2015	2014	2016
Balance Sheet Data:
Cash and cash equivalents	$2,398,713	$1,770,196	$96,587
Prepayments, Deposits and Other Receivable	$1,042,727	$741,645	$607,645
Total Assets	$13,074,206	$2,860,510	$8,252,360
Total Current Liabilities	$7,569,115	$7,447,533	$3,800,035
Total Liabilities	$7,569,115	$7,447,533	$3,800,035
Total Stockholders’ equity	$5,505,091	$(4,587,023)	$4,452,325

	Year Ended September 30,		Nine Months Ended June 30,
	2015	2014	2016	2015
Statements of Operations Data:
Revenues	$83,870	$56,122	$18,645	$86,353

Cost and Expense
Cost of Sales	(25,269)	(15,514)	(4,163)	(26,852)
Depreciation and Amortization Expenses	(843,299)	(78,571)	1,356,306	494,793
Research and Development	—	—	2,034,103	936,624
Advertising agency fee	—	—	462,430	—
Impairment charge on intangible assets	—	—	1,264,700	—
Selling, General and Administrative Expenses	(5,443,815)	(2,176,963)	3,834,542	2,661,793
Impairment of Goodwill	—	(2,600,315)	—	—

Loss From Operations	(6,228,513)	(4,815,241)	(8,937,599)	(4,033,709)

Loss before Income Tax	(6,226,255)	(4,791,342)	(9,418,853)	(4,063,639)

Net Loss	$(6,173,646)	$(4,791,342)	$(9,382,343)	$(4,063,639)

Basic and diluted loss per common share (retroactively restated for effect of 1 for 2 reserve stock split on June 20, 2016)	$(0.06)	$(0.05)	$(0.11)	$(0.04)
Basic and diluted loss per common share (retroactively restated for effect of 1 for 2 reserve stock split on June 20, 2016), pro forma*	$(0.06)	$(0.05)	$(0.11)	$(0.04)

____________

*         The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of June 30, 2016, includes the issuance of 500,000 shares of common stock issuable upon conversion of $2 million in loans to related parties at the public offering price of $4.00. The loans will convert on the date of this prospectus at the public offering price.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes thereto and other financial information appearing elsewhere in this Form S-1. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in this prospectus.

Overview

We are in the O2O (“Online-to-Offline”) business. While there are many definitions of O2O, with respect to our business, O2O means providing an online platform for small and medium sized enterprises (“SMEs”) with physical stores to conduct business online, interact with existing customers and obtain new customers. We refer to our customers as “Merchant Clients” and the users of our platform that are their existing and potential customers as “Users.” Through our platform and the products and services offered through it, we seek to create interaction between our Users and Merchant Clients by allowing Merchant Clients to study consumer behavior. Our products and services are designed to allow Merchant Clients to conduct targeted advertising campaigns and promotions which we believe are more effective because they are geared for the customers that a Merchant Client wishes to reach. Our platform is also designed and built to encourage Users to return and obtain new Users, each of which is a potential customer for our Merchant Clients.

We believe we are different from other companies in that our plan is to sign up merchants first and build our user base utilizing their customers. Many companies utilize a different strategy of building up a user base and then signing up paying merchants and other clients to access that user base.

The current version of our platform is called “Moxian+” which consists of our user mobile application (“App”) called the Moxian+ User App and a separate App for our Merchant Clients called the Moxian+ Business App. Both versions of the App are currently available in the Google Play Store and the Apple App Store. There is no charge to download either App. We also have a website that can be accessed at www.moxian.com where either App can also be downloaded.

Moxian principally operates in mainland China with its headquarters in Shenzhen, China. We launched Moxian version 1.0 which only consists of the User component App in Malaysia in June 2013 and subsequently in China in July 2014. During 2014 to 2015, we developed the Apps as part of “Moxian+,” the successor to Moxian version 1.0 which was officially launched in October 2015 in China only. In December 2015, we opened our Beijing office. We are currently operating in both Shenzhen and Beijing.

We are currently in the process of expanding our operations to Shanghai and Guangzhou.

As of June 30, 2016 and September 30, 2015, our accumulated deficits were $20,557,155 and $11,174,812, respectively. Our stockholders’ equity was $4,452,325 and $5,505,091, respectively. We have so far generated $5,703 and $18,645 in revenue in the three months and nine months ended June 30, 2016, respectively. Our losses have principally been attributed to selling, general administrative, advertising agency fee, impairment charge on intangible assets and research and development expenses.

Recent Developments

As of December 16, 2015, we entered into a Second Amendment Agreement to the Subscription Agreement (the “Second Amendment Agreement”) with Xinhua Huifeng Investment Center Co., Ltd. (Beijing) (“Xinhua”) to amend the Subscription Agreement entered by the Company and Xinhua (“Xinhua Subscription Agreement”) dated as of June 4, 2015, which was subsequently amended on August 13, 2015. Under the Xinhua Subscription Agreement, the Company agreed to sell an aggregate of 4,095,000 shares of the Company’s Common Stock at a per share price of $2.00 for gross proceeds of $8,190,000 (approximately RMB50,000,000) (the “Purchase Price”) and to issue to Xinhua for no additional consideration a warrant (the “Warrant”) to purchase in the aggregate of

16,000,000 shares of Common Stock at an exercise price of $4.00 per share, exercisable on or prior to July 31, 2015 (the “Expiration Date”)(such transaction, the “Transaction”).

Under the Second Amendment Agreement, the Closing Date of the Transaction was extended to December 31, 2015 and the Expiration Date of the Warrant was extended to December 31, 2015. As of the date of this prospectus, we received $8,190,020 of the Purchase Price, and in turn, issued 4,095,010 shares of common stock to Xinhua. No warrants were exercised by Xinhua and have expired.

On May 24, 2016 the Board of Directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-2 (the “Reverse Stock Split”). The Reverse Stock Split was effective on June 20, 2016 (the “Effective Date”). Simultaneously to the Reverse Stock Split, the number of shares of the Company’s authorized Common Stock was correspondingly reduced from 500,000,000 shares to 250,000,000 shares. On July 11, 2016, the Company received FINRA’s approval of the Reverse Stock Split. The Company has retroactively restated all shares and per share data for all the periods presented.

Results of Operations

For the three months ended June 30, 2016 compared with the three months ended June 30, 2015

Revenues

The Company had revenues of $5,703 in the three months ended June 30, 2016 compared to $18,187 being generated in the three months ended June 30, 2015. The Company started to develop the China market in 2015 and therefore no significant revenue has been generated.

The decrease in revenue for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015 was due to promoting and selling its Moxian version 1.0 to local merchants in Malaysia and China. Moxian version 1.0 was then retired in September 2015. In the beginning of 2016, the Company commenced promoting the new version in the China market; hence there was a decrease in revenue for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015.

Operating Expenses

Selling and general administrative expenses for the three months ended June 30, 2016 and 2015 were $1,139,803 and $1,241,022, respectively. The expenses consisted of filing fees, professional fees, payroll and benefits and other general expenses. The selling and general administrative expense incurred for the three months ended June 30, 2016 was consistent from the same period of last year.

The research and development expenses for the three months ended June 30, 2016 and 2015 were $519,807 and $420,638, respectively. The increase in research and development expenses was because the Company hired more software developers in the three months ended June 30, 2016 for customizing the Moxian + applications in mainland China, which resulted in the increase in the research and development expense.

Depreciation and amortization expense for the three months period ended June 30, 2016 was $455,753, representing a significant increase from the depreciation and amortization expense of $238,048 incurred in the same period of last year. The increase in depreciation and amortization expense in the three months ended June 30, 2016 was due to more amortization expense on the software system capitalized in the beginning of fiscal 2016.

For the three months ended June 30, 2016, the Company recorded $1,264,700 impairment charge on intangible asset- IP rights based on the excess of the carrying value of the assets over the estimated fair value of the assets. There was no such impairment charge for the three months ended June 30, 2015.

The Company incurred an advertising agency fee of $462,430 with Xinhua New Media Culture Communication Co.,Ltd (“Xinhua”) for the three months ended June 30, 2016. The Company entered into an exclusive advertising agency agreement with Xinhua. Pursuant to the agreement, the Company, as an exclusive agent, is authorized to operate and sell advertisements on Xinhua’s mobile application in the gaming channel. The agreement expires on December 31, 2020. The Company believes the exclusive agency agreement with Xinhua will promote the Company’s Moxian mobile application version 2.0 in China market and generate more revenue on a long term basis.

We expect that our operating expenses will continue to increase as we incur additional costs to support the growth of our business.

Net Loss

Net loss for the three months ended June 30, 2016 and 2015 was $3,852,653 and $1,916,140, respectively. The increase in net loss for the three months ended June 30, 2016 comparing to three months ended June 30, 2015 was mainly due to an increase in research and development, depreciation and amortization, intangible impairment charge and adverting agency fee expense as explained above.

For the nine months ended June 30, 2016 compared with the nine months ended June 30, 2015

Revenues

The Company had revenues of $18,645 in the nine months ended June 30, 2016 compared to $86,353 generated in the nine months ended June 30, 2015. The Company started to launch its new version of the APP in the China market in the beginning of 2016 and therefore no significant revenue has been generated.

Operating Expenses

Selling and general administrative expenses for the nine months ended June 30, 2016 and 2015 were $3,834,542 and $2,661,793, respectively. The expenses consisted of filing fees, professional fees, payroll and benefits and other general expenses. During the nine months ended June 30, 2016, the Company incurred additional approximately $0.4 million in marketing and consulting expenses to pursue a public offering during the nine months ended June 30, 2016, while the Company did not incur similar expenses for the same period of last year. The remaining increase was due to $0.3 million increase in professional and consulting fee, $0.1 million in salary and wages and $0.3 million increase in rental and property maintenance fee and $0.1 million increase in marketing and advertising expense. The Company is in the process of expanding in the China market, therefore the related operating expenses increased accordingly.

The research and development expenses for the nine months ended June 30, 2016 and 2015 were $2,034,103 and $936,624, respectively. The increase in the research and development expense was mainly due to the fact that more software developers were hired during the first half of fiscal 2016.

The Company incurred advertising agency fee of $462,430 with Xinhua for the nine months ended June 30, 2016. The Company entered into an exclusive advertising agency agreement with Xinhua. Pursuant to the agreement, the Company, as an exclusive agent, is authorized to operate and sell advertisement on Xinhua’s mobile application in the gaming channel. The agreement expires on December 31, 2020. The Company believes the exclusive agency agreement with Xinhua will promote the Company’s Moxian mobile application version 2.0 in China market and generate more revenue on long term basis.

Depreciation and amortization expense for the nine months ended June 30, 2016 was $1,356,306; it represents significant increase from $494,793 in the same period of last year. The increase in depreciation and amortization expense in the nine months ended June 30, 2016 was due to more amortization expense on the software system capitalized in the beginning of fiscal 2016.

For the nine months ended June 30, 2016, the Company recorded $1,264,700 impairment charge on intangible asset-IP right based on the excess of the carrying value of the assets over the estimated fair value of the assets. There was no such impairment charge for the nine months ended June 30, 2015.

We expect that our operating expenses will continue to increase as we incur additional costs to support the growth of our business.

Other Expenses

The Company recorded a $482,855 foreign exchange transaction loss during the nine months ended June 30, 2016 due to the conversion of the private placement funds, while the Company did not incur similar expenses for the same period of last year.

Net Loss

Net loss for the nine months ended June 30, 2016 and 2015 was $9,382,343 and $4,063,639, respectively. The increase in net loss for the nine months ended June 30, 2016 comparing to nine months ended June 30, 2015 was mainly due to reasons explained above.

Year ended September 30, 2015 Compared with Year ended September 30, 2014

Gross Revenues

The Company received sales revenues of $83,870 in the year ended September 30, 2015 compared to $56,122 being generated in the year ended September 30, 2014.

Operating Expenses

Operating expenses for the year ended September 30, 2015 and year ended September 30, 2014 were $5,443,815 and $2,176,963, respectively. The expenses consisted of our leases, R&D expenses, filing fees, professional fees, payroll and benefits and other general expenses.

We expect that our general and administrative expenses will continue to increase as we incur additional costs to support the growth of our business.

Net Profit/(Loss)

Net loss for the year ended September 30, 2015 and year ended September 30, 2014, were $6,173,646 and $4,791,342, respectively. Basic and diluted net loss per share amounted $0.03 and $0.02, respectively, for the year ended September 30, 2015 and year ended September 30, 2014.

The increase in net loss for the year ended September 30, 2015 compared to the year ended September 30, 2014 was due to an increase in general and administrative expenses.

Liquidity and Capital Resources

For the nine months ended June 30, 2016 and 2015

As of June 30, 2016, we had working capital deficit of approximately $3.1 million consisting of cash on hand of $96,587 as compared to working capital deficit of approximately $4.1 million and cash on hand of approximately $2.4 million as of September 30, 2015.

Net cash used in operating activities for the nine months ended June 30, 2016 was approximately $5.9 million as compared to net cash used in operating activities of approximately $3.6 million or the nine months ended June 30, 2015. The increase in cash used in operating activities for the nine months ended June 30, 2016 was mainly due to approximately $0.4 million increases in the advertising agency fee expense and $1.1 million increase in research development and selling and general and administrative expense.

Net cash used in investing activities for the nine months ended June 30, 2016 was around $0.5 million as compared to approximately $1.3 million for the nine months ended June 30, 2015. The higher spending for the nine months ended June 30, 2015 because the Company expanded its operations in China and purchased approximately $1.3 million in computer and office equipment, but the related purchase only amounted to approximately $0.3 million for the nine months ended June 30, 2016.

Net cash provided by financing activities for the nine months ended June 30, 2016 was approximately $4.1 million as compared to around $5.9 million for the nine months ended June 30, 2015. During the nine months ended June 30, 2016, the Company completed a private placement of approximately $8.2 million, of which approximately $2.7 million was received during the nine months ended June 30, 2016 and around $5.5 million received by September 30, 2015.

We will require additional capital to continue to operate our business, and to further expand our business. Sources of additional capital may come through various financing transactions or arrangements with third parties and may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. Our inability to raise additional funds when required may have a negative impact on our operations, business development and financial results.

For the years ended September 30, 2015 and 2014

Cash Assets

At year ended September 30, 2015, we had working capital deficit of $4,089,365, consisting of cash of $2,398,713 as compared to working capital deficit of $4,935,692 and cash of $1,770,196 as of September 30, 2014.

Net cash used in operating activities for the year ended September 30, 2015 was $5,417,273 as compared to net cash used in operating activities of $2,106,329 for the year ended September 30, 2014. The cash used in operating activities are mainly for our leases, R&D expenses, filing fees, professional fees, payroll and benefits and general expenses.

Net cash from/for investing activities for the year ended September 30, 2015 was that $3,286,593 was used for investing activity as compared to $667,730 was provided by investing activity for the year ended September 30, 2014. It was mainly because we used about $3 million to purchase office equipment and perform construction for leased offices (leasehold improvement).

Net cash provided by financing activities for the year ended September 30, 2015 was $9,236,028 as compared to $3,155,839 for the year ended September 30, 2015. The increase was mainly because we received $5.5 million investment from Xinhua in the year ended September 30, 2015.

During the fiscal year ended September 30, 2015, the burn rate for the Company was approximately $400,000 per month, consisting of cost of research and development, marketing, operation expenditures, and professional fees.

The Company anticipates utilizing approximately $450,000 monthly for capital expenditures during the fiscal year ended September 30, 2016, including approximately $250,000 for mobile application development and approximately $200,000 for other capital expenditures, including corporate facilities and infrastructure, information systems hardware, software and enhancements.

Financing

On June 4, 2015, the Company and Beijing Xinhua Huifeng Equity Investment Center (Limited Partnership) (“Xinhua”) entered into a subscription agreement, pursuant to which, the Company agreed to sell an aggregate of 4,095,000 shares of the Company’s Common Stock at a per share price of $2.00 for gross proceeds of $8,190,000 (approximately RMB50,000,000) (the “Purchase Price”) and to issue to Xinhua for no additional consideration a warrant to purchase in the aggregate of 16,000,000 shares of Common Stock at an exercise price of $4.00 per share, exercisable on or prior to July 31, 2015.

Under the subscription agreement, we are required to issue an additional number of shares of our common stock to Xinhua, equal to 50% of the aggregate number of shares issued upon exercise of the warrant by Xinhua as of September 30, 2016, if we fail to contract with 25,000 new paying merchants by September 30, 2016. This “make good” provision will be available only if Xinhua has exercised the warrant and acquired more than 16,000,000 shares of common stock. Further, we are required to issue 2,000,000 shares of common stock to Xinhua, for no additional consideration, if we fail to publish its full working version of the Moxian mobile application version 2.0 by September 30, 2015, or if we fail to uplist to a national securities exchange in the U.S. by June 30, 2017.

Subsequent to the initial subscription agreement, the closing date of the transaction, as well as the expiration date of the warrant, were both first extended to September 30, 2015, and then further extended to December 31, 2015. We received $8,190,020 of the Purchase Price, and in turn, issued 4,095,010 shares of common stock to Xinhua. The warrants were not exercised and have expired.

Loan

As of June 30, 2016, the Company borrowed loans from certain related parties of the Company for an aggregate of $2,839,158.

As of September 30, 2015, the Company borrowed loans from certain related parties of the Company for an aggregate of $1,462,525.

Foreign Operations

Substantially all of our business operations are conducted in Mainland China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in the PRC. We also have operations in Hong Kong. Operating in foreign countries involves substantial risk. For example, our business activities subject us to a number of Chinese laws and regulations, such as anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy and security requirements, labor laws, intellectual property laws, privacy laws, and anti-competition regulations, which have uncertainties. Any failure to comply with the PRC laws and regulations could subject us to fines and penalties, make it more difficult or impossible to do business in China and harm our reputation.

Operating in foreign countries also subjects us to risk from currency fluctuations. Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar denominated sales and operating expenses. The weakening of foreign currencies relative to the U.S. dollar adversely affects the U.S. dollar value of our foreign currency-denominated sales and earnings. This could either reduce the U.S. dollar value of our prices or, if we raise prices in the local currency, it could reduce the overall demand for our offerings. Either could adversely affect our revenue. Conversely, a rise in the price of local currencies relative to the U.S. dollar could adversely impact our profitability because it would increase our costs denominated in those currencies, thus adversely affecting gross margins.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates. Our significant estimates and assumptions include depreciation and the fair value of our stock, stock-based compensation, debt discount and the valuation allowance relating to the Company’s deferred tax assets.

Recently Issued Accounting Pronouncements

Reference is made to the “Recent Accounting Pronouncements” in Note 2 to the Financial Statements included in this Report for information related to new accounting pronouncement, none of which had a material impact on our consolidated financial statements, and the future adoption of recently issued accounting pronouncements, which we do not expect will have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

OUR HISTORY AND CORPORATE STRUCTURE

The following diagram illustrates our corporate structure as of the date of this prospectus.

Moxian, Inc. (Nevada)
100%
Moxian Intellectual Property Ltd (Samoa)
100%
Moxian CN Group Limited (Samoa)
100%
Moxian Group Limited (BVI)
100%
Moxian (Hong Kong) Limited (HK)
100%
100%
Moxian Technologies (Shenzhen) Co Ltd (PRC)
Moxian Malaysia Sdn Bhd (Malaysia)
100%
Moxian Technologies (Beijing) Co Ltd (PRC)
Shenzhen Moyi Technologies Co Ltd (PRC)
(Variable Interest Entity)

Moxian was incorporated in the State of Nevada on October 12, 2010 under the name SECURE NetCheckIn Inc. On July 29, 2015, we changed our name to Moxian, Inc. Previously we were engaged in the business of offering a cloud-based scheduling and notification product targeted to urgent care facilities and medical offices to increase the satisfaction of patients in the scheduling and timing of appointments.

On February 21, 2014, through Moxian CN Samoa, we acquired Moxian BVI, together with its subsidiaries, Moxian HK, Moxian Shenzhen, and Moxian Malaysia, from Rebel Group, Inc. (“REBL,” formerly known as Moxian Group Holdings, Inc.) Moxian CN Group was incorporated by the Company under the laws of Independent State of Samoa on February 17, 2014.

Moxian BVI is a British Virgin Islands company that was incorporated on July 3, 2012. Moxian HK was incorporated on January 18, 2013, under the laws of Hong Kong. Moxian HK is currently engaged in the business of online social media and plans to launch its business in Hong Kong.

Moxian Shenzhen was incorporated on April 8, 2013 in China and is engaged in the business of internet technology, computer software, and commercial information consulting. Moxian Malaysia was incorporated on March 1, 2013 and conducts its business in the IT Services and Media Advertising industries.

Prior to the acquisition of Moxian BVI, on February 19, 2014, Moxian HK and Moxian Shenzhen entered into an Assignment and Assumption Agreement with Moxian IP Samoa, a wholly-owned subsidiary of REBL at the time, whereby Moxian HK and Moxian Shenzhen assigned and transferred to Moxian IP Samoa, all of the intellectual property rights relating to the operation, use and marketing of the Moxian Platform, including all of the relevant trademarks, patents and copyrights, in consideration of $1,000,000. Subsequently on January 30, 2015, we acquired from REBL 100% of the equity interests of Moxian IP Samoa for $6,782,000. As a result of the transaction, Moxian IP Samoa became our wholly-owned subsidiary. Moxian IP Samoa was incorporated on February 17, 2014 in the Independent State of Samoa.

On July 15, 2014, Moxian Shenzhen entered into a series of contractual arrangements with Moyi, which provide Moxian Shenzhen with control over Moyi’s business affairs and economic interest, as described in more details below. Moyi was incorporated on July 19, 2013 in China.

On December 10, 2015, Moxian Shenzhen incorporated Moxian Beijing and Moxian Beijing became the wholly-owned subsidiary of Moxian Shenzhen.

Contractual Arrangements with Moyi and its Shareholders

Due to PRC legal restrictions on foreign ownership and investment in, among other areas, Internet information services, which include online advertisement and e-commerce, we, similar to other entities with foreign-incorporated holding company structures operating in our industry in China, operate our businesses in which foreign investment is restricted or prohibited in the PRC through a wholly-foreign owned enterprise and a variable interest entity. The variable interest entity, Moyi, which is incorporated in the PRC and 100% owned by two PRC nationals, Zhang Guohui and Guan Fensheng (“Moyi Shareholders”), holds the required Internet Content Provider license, or ICP license and operate our businesses in China.

We have entered into certain contractual arrangements, as described in more detail below, which collectively enable us to exercise effective control over the variable interest entity and realize substantially all of the economic risks and benefits arising from, the variable interest entity. As a result, we include the financial results of the variable interest entity in our consolidated financial statements in accordance with U.S. GAAP as if it was our wholly-owned subsidiary.

The following is a summary of the contractual arrangements that provide us with effective control of our variable interest entity and that enable us to receive substantially all of the economic benefits from its operation.

Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement dated July 15, 2014, between Moxian Shenzhen and Moyi, Moxian Shenzhen exclusively provides Moyi with services, including, technical and systems support, marketing consultancy, product research and development, equipment leasing and system maintenance. In return, Moyi pays a service fee to Moxian Shenzhen in an amount equal to 100% Moyi’s pre-tax profit. Under the agreement, Moxian Shenzhen has an option to purchase from Moyi any or all of its assets, at the lowest price permitted under the PRC laws. The initial term of this agreement is 10 years, which may be renewed by Moxian Shenzhen in its sole discretion. The agreement may be terminated, by Moxian Shenzhen with a 30-day written notice, or by Moyi only if Moxian Shenzhen engages in grossly negligent or fraudulent conducts.

Exclusive Option Agreement. Pursuant to the Exclusive Option Agreement dated July 15, 2014, among Moxian Shenzhen, Moyi and Moyi Shareholders, Moxian Shenzhen or its designee has an exclusive option to purchase from the Moyi Shareholders, to the extent permitted under the laws of the PRC, all or a portion of their equity interest in Moyi, on one or more occasions, at the price of RMB 10 (or approximately $1.62) per share, or such other price based on an appraisal if such appraisal is required by the laws of PRC. Moyi and its shareholders also agreed that, no person, other than Moxian Shenzhen and its designee, has the right to purchase any of the equity interest of Moyi. Moyi and the Moyi Shareholders undertake not to effect major corporate changes, including, amending its articles of association or bylaws, changing its registered capital, declaring dividends, or enter into any major transaction in relation to Moyi, including, the transfer of any of its business, material assets, or equity interests to any third party, incurring debts other than in the ordinary course of business, executing any major contract, or making investments in or acquiring a third party, without the prior written approval of Moxian Shenzhen. The initial term of this agreement is 10 years, which may be renewed by Moxian Shenzhen in its sole discretion.

Loan Agreement. Pursuant to the Loan Agreement dated July 15, 2014, by and among Moxian Shenzhen and Moyi Shareholders, Moxian Shenzhen granted an interest-free loan in the principal amount of RMB 100,000 (or approximately $15,198) to Moyi Shareholders, which may only be used for the purposes of Moyi’s business operation. The loan has a 10-year term, but Moxian Shenzhen may require acceleration of repayment at its absolute discretion with a 30-day notice. Moxian Shenzhen will choose the form of the repayment, which, among others, may be the proceeds that Moyi Shareholders receive from selling their equity interest in Moyi to Moxian Shenzhen, pursuant to the Exclusive Option Agreement described above.

Equity Pledge Agreement. Pursuant to the Share Pledge Agreement dated July 15, 2014, among Moxian Shenzhen and Moyi Shareholders, Moyi Shareholders pledged all of their equity interests in Moyi to Moxian

Shenzhen, to secure the performance of obligations by themselves and Moyi under the agreements described above. Under this agreement, Moyi Shareholders may not transfer or dispose of their equity interest in Moyi, without Moxian Shenzhen’s prior written consent. The equity pledge agreement has not yet been registered with the relevant office of the Administration for Industry and Commerce in China.

Power of Attorney. Pursuant to the Powers of Attorney dated July 15, 2014, Moyi Shareholders respectively granted irrevocable authority to Moxian Shenzhen, to exercise all their rights as a shareholder of Moyi, including the right to attend and vote at shareholders’ meetings and appoint directors. Moyi Shareholders also authorized Moxian Shenzhen to take necessary actions, on their behalf, to effect the transactions contemplated by the Equity Pledge Agreement and Exclusive Option Agreement. Moyi Shareholders agreed not to grant the same authority under the Powers of Attorney to any other person, without Moxian Shenzhen’s prior written consent.

BUSINESS

Overview

We are in the O2O (“Online-to-Offline”) business. With respect to our business, O2O means providing an online platform for small and medium sized enterprises (“SMEs”) with “brick and mortar” businesses that allows them to conduct business, interact with existing customers and obtain new customers online. We refer to our customers as “Merchant Clients” and we use the term “Users,” to refer to those existing and potential customers of our Merchant Clients who use our mobile application and platform. Through the features, products and services offered on our platform, we seek to create interactions between Users and Merchant Clients, which will allow Merchant Clients to study consumer behavior. Our platform has five main components that allow Merchant Clients to conduct targeted advertising campaigns and promotions, which we believe are effective because they are geared to the customers that a Merchant Client wishes to attract. Our platform is also designed and built to encourage Users to return and refer new Users, each of which is a potential customer for our Merchant Clients.

The current version of our platform is called “Moxian+,” which consists of our user mobile application (the “App” and collectively, the “Apps”) called the Moxian+ User App and a separate App for our Merchant Clients called the Moxian+ Business App. Both versions of the App are currently available in the Google Play Store and the Apple App Store. There is no charge to download either App. We also have a website that can be accessed at www.moxian.com where either App can also be downloaded.

Moxian principally operates in mainland China with its headquarters in Shenzhen, China. We launched Moxian version 1.0 in Malaysia in June 2013 and subsequently in China in July 2014. In 2015, we developed the Apps as part of “Moxian+,” the successor to Moxian version 1.0 which was officially launched in October 2015 in China.

Market Opportunities

China currently has more than 850 million users actively utilizing mobile applications (http://news.xinhuanet.com/english/2015-11/10/c_134802668.htm). In 2014, the China Internet Network Information Center reported that there were approximately 618 million internet users throughout Asian countries, representing a penetration rate of approximately 46 percent. Among these internet users, over 90 percent have a social media account. For comparison, just 67 percent of U.S. internet users engage in social media. However, the opportunity in China extends beyond the ability to reach a large target audience. According to the Data Center of China Internet, 38 percent of users claim they are more likely to buy items recommended by other social media users (Statistical Report on Internet Development in China by China Internet Network Information Center, 2014).

O2O platforms serve to substantially enhance marketing and commerce performance for brands and retailers compared to traditional digital marketing approaches. O2O refers to any and all activities that originate online and eventually result in a shopper going to a physical store. Forrester Research predicts that by 2016, more than half of the $3.5 trillion spent in offline US retail will be influenced by the websites (Forrester’s US Cross-Channel Retail Forecast, 2011 To 2016).

According to official statistics, China’s O2O market reached 98.7 billion yuan (approximately US$9 billion) in 2011. Industry analysts anticipate that the China O2O market will quadruple to 418 billion yuan (approximately US$67 billion) in 2016 (http://www.prnewswire.com/news-releases/chinas-o2o-market-the-path-to-success-is-not-uni-directional-201906281.html). Moxian believes it will be able to capture a share in this market by offering its platform to merchants. Our platform allows users to be aware of their interested merchants’ on-going promotions so as to attract them to make purchases offline.

Products and Services

Subscription Packages for Moxian+ Business App Merchant Clients

The Moxian+ Business App is solely for use by Merchant Clients. Moxian+ Business App allows them to manage their presence within the Moxian+ platform, plan a campaign, offer discounts, manage payments and receive analytics. We offer free and paid subscription packages to use the Moxian+ Business App. We have three subscription levels. Our basic account is free, our gold account is $1,200 per year and our diamond account is offered at $2,000 per year.

With a basic account subscription, Merchant Clients get a “Do It Yourself” webpage and they can use different modules in their account, including the business address, business phone number and list up to 5 products that they can offer for sale through our e-commerce feature. The following benefits are available to Merchant Clients that have a basic account:

•         A webpage to create an online shop

•         Ability to interact with customers through MO-Talk, a voice chat service

•         Receive basic analytics reports

•         Provide rewards to Users

When a Merchant Client purchases one of our paid subscription packages, in addition to the features provided in the basic account, Merchant Clients also have access to a more extensive set of tools on our platform, which allows them to

•         Send out messages to targeted customers

•         Receive more detailed analytics reports

•         Social Customer Relationship Management (‘SCRM’)

•         Fan rewards

•         Events Hosting

•         Vouchers and Product Listing

•         Features for multiple store locations

Moxian+ User App for Users

Our Users are referred to as “MO-Pals” within the User App. They can download and use the User App for free. Users provide basic information to sign up for a Moxian+ account and then they can invite friends and family members to join Moxian+, search and join different interest groups, and participate in social media by sharing activities, stories, photos and videos, sending micro-blog messages, playing online games in Moxian+’s game center, and earning MO-Coins, a virtual currency similar to credit card reward points which are explained further below.

The Moxian+ User App has a variety of features to attract and retain Users. The Moxian+ User App also provides access to a social media platform with a package of services to provide interaction with other Users and Merchant Clients.

•         Interact with other Users through MO-Talk;

•         News Center with daily news items under “Hot Topics,” “Hot Events” and “Nearby People;”

•         Game Center to earn MO-Points;

•         Shop at Merchants’ Online Stores by credit card or MO-Coins; and

•         MO-Shake allows Users to shake their phone to win: vouchers; MO-Coins or MO-Points; and coupons, discounts or admission to other events hosted by Merchant Clients which are in the vicinity of the User.

Services for Merchant Clients

Social Customer Relationship Management (‘SCRM’)

Our SCRM is built to allow Merchant Clients to input their customer details into the system. The SCRM can then follow the customers’ activities and allows Merchant Clients to send promotional messages and advertisements to Users through our platform.

Targeted Marketing

Our Targeted Marketing tool is offered to paid Merchant Clients only. Its feature allows our Merchant Clients to contact their targeted Users directly by sending messages, promotions and vouchers to a specific range of customers, such as customers who have visited their store in the past week or month or customers who have upcoming birthdays. Merchant Clients can send Users discounts or messages and target people by age, gender or other criteria. We also provide targeted marketing to assist Merchant Clients to reach customers more efficiently. For example, we can generate a list of customers who have browsed a Merchant Client’s products over the past two months more than once, but not made a purchase, and a discount can be offered to them for certain products. In addition, Merchants Clients can find Users near their physical shops (within 1,000 meters) and invite them to their stores.

Analytics Reports

Detailed reports are provided to paid Merchant Clients. These reports allow Merchant Clients to see the number of followers they have, the number of points redeemed and rewarded, and the number of vouchers purchased or redeemed offline. Merchant Clients with a free account receive only basic analytics, such as how many MO-points have been distributed. However, for paid accounts, Merchant Clients receive more detailed analytics regarding the buying patterns and likes of current and potential customers.

Merchant Clients can provide rewards to customers by including their customer’s mobile number. Customers who have installed the Moxian+ User App can then receive rewards on the platform in the form of MO-Points or discount vouchers. Customers who do not have the Moxian+ User App installed will receive a text message informing them of their rewards and that they can download the Moxian+ User App to redeem them.

Event Hosting

Merchant Clients can host events through the platform and invite Users within a selected range, such as by proximity, common interest, or gender to participate in the event.

Vouchers and Product Listings

Merchant Clients can customize coupons or vouchers on the platform, daily or with whatever frequency they wish, or list available products.

Multiple store features

For those Merchant Clients which have multiple stores in different locations, our platform allows different stores to access to the same account. Moreover, different stores may be differentiated for which information they can access to by entering their location in the app.

Webpage to Create an Online Shop

We provide a Do it Yourself Webpage to create an online shop. The Merchant Client can include its logo, its product/service category, telephone number, and other information that is relevant to the business. The Shop will appear in the Moxian+ User App. A Merchant Client can manage its own shop by adding more information, posting events, offers, and discounts.

Our Platform

There are five components to our Moxian+ platform, which is the backend of our application. The Moxian+ platform includes the social media engine, the e-commerce engine, the rewards engine, the gamification engine, and the analytical engine.

Social Media Engine

Our data use policy governs the use of information that users have chosen to share and present. We also design our products to include robust safety tools. These tools are coupled with partnerships with online safety experts to offer protection for all users, particularly teenagers. We work with law enforcement to help promote the safety of our users as required by law. To the extent permissible, and with prior consent from the Users, we analyze User’s information to understand the Users behavior.

E-Commerce

Utilizing our e-commerce features, Merchant Clients are able to conduct business by posting products, offering coupons and sales as well as creating events and blogs through the Moxian+ Business App. On the other hand, Users can shop at the Merchant Clients’ shops like at any other e-commerce platform by ordering online and receiving the products by express delivery.

Rewards

Users are rewarded with MO-Points and MO-Coins. MO-Points are points granted to Users when they shop at Merchant Clients, play games on our platform or engage in other activities sponsored by the Merchant Clients. MO-Points can be redeemed at the Merchant Clients’ shops as determined by the Merchant Clients, or can be redeemed for MO-Coins which are virtual currency and can be used at any Merchant Client’s stores. MO-Coins are backed by cash paid by Merchant Clients which is held in an escrow account. They can be redeemed for cash, or used to purchase more MO-Points. The ratio of MO-Coins to actual currency is currently set at 1:1. A Merchant Client who pays for MO-Coins can also redeem them for cash.

MO-Points and MO-Coins are traceable and trackable on the Moxian+ platform through designated serial number so that we can see exactly what Users do with them and use that information to assist our Merchant Clients to determine customer behaviors.

From time to time, we may also give away MO-Points or MO-Coins as a promotion to increase our User base. We also plan to have our own “shopping mall” with merchandise that Users can purchase with MO-Points and MO-Coins in the upcoming year.

Gamification

Together with outside contractors we develop games for Users to earn MO-Points and MO-Coins and other rewards which may be specific to a certain Merchant Client. Users can use MO-Points to play games offered in our game center.

Analytical Engine

Moxian provides analytics to each Merchant Client for the consumer behavior Moxian learns through its platform to assist our Merchant Clients to better design their promotions and reach their target audience. We analyze consumer behavior through ‘likes’ of posts by certain merchants or the places they tend to “check-in” to, to determine their usual hang out.

News Center

On “Hot Topics,” the most popular topics and related blogs, news, and journals being discussed among Users will be displayed, so that Users can stay informed in real time. “Hot Events” provide information about events to be hosted by Merchant Clients, and they are categorized by different interests. In addition, Users will be able to see the list of other nearby Users, with information that a User may be willing to have displayed.

Advertisements

On January 20, 2016, the Company entered into an Exclusive Partnership Agreement with Xinhua New Media Culture Communication Co. Ltd. (“Xinhua New Media”), pursuant to which the Company is engaged as the reseller of the advertisement space for the Xinhua New Media App.

The Company plans to expand its sales force to include an advertisement sales team to promote the Xinhua New Media App advertisement space. In addition to selling the Xinhua Advertisement space, the sales team will also be selling our own advertisement space on Moxian platform.

We believe that we will benefit from the partnership with Xinhua New Media in two ways:

Firstly, Traction and growth of users. Users of the Xinhua New Media App will be rewarded with Mo-Coins and Mo-Points when engaging in interactive activities, such as clicking on any advertisements, within the platform. These Xinhua New Media App users are expected to then log into Moxian Platform to redeem their Mo-Coins and Mo-Points. This will allow us to grow our user base.

Secondly, Cross-Selling. We will bundle our Moxian+ Merchant App with the advertisement space on the Xinhua New Media App and offer a package deal to merchants. The package deals will only be offered to large-scale customers who have chain-shops based in China.

In addition, we are also the exclusive operator and partner for the gaming platform included in the Xinhua New Media App. Moxian charges a fee for operating the gaming platform, which generate revenues from advertisement, sponsorship and profit sharing arrangements with gaming companies.

Transaction Fees

All transactions carried across our platform is done through our virtual currency. We charge a fee for any transaction carried on our platform within a range of 3% to 5% of the transaction price.

White-Label Solution

We offer large scale merchants the option to “white label” our Moxian+ Merchant and User App. We charge a yearly fee to the merchants. White-label merchants sell Moxian+ Merchant and User App in their own names. We also offer customization of Moxian+ Merchant and User App at the request of merchants for an additional fee.

Marketing Strategy

Our success is dependent upon signing up paid Merchant Clients. The Merchant Clients, in turn, build up our base of Users by encouraging their customers to download our User App. Merchant Clients can offer MO-Points and MO-Coins to attract people to download our App. In order to attract more Merchant Clients, we also need to have an established base of Users.

We initially marketed only to merchants in Shenzhen, China where we launched Moxian version 1.0. Although this was a beta test that ran for three months from June 2015 to August 2015, 30,000 merchants subscribed for our Moxian version 1.0 services. We are currently targeting these same merchants for Moxian+ and expanding the Userbase.

We have a sales force of 20 people based in Shenzhen, China. By the end of 2016, we intend to open an additional sales office in Shanghai and Guangzhou and hire a sales force of 200 sales people in four operating cities.

We are currently scheduling seasonal sales events in Shenzhen to promote our products and services to our initial Merchant Clients and give away MO-Points and MO-Coins.

During 2016, we also plan to utilize third party distributors with an existing base of merchants to market our products.

Competition

Although major global social network platform providers have the advantage of an existing user base, we believe Moxian has a unique social business model and social media features that enable us to stand out among the competition. Other major social networking platforms usually focus on personal photo sharing, video sharing, chat features, group chatting, micro-blogging, following groups’ online activities, rating and commenting on products and services. What we believe makes Moxian stand out is that our Merchant Clients have: (i) their own promotion pages, (ii) local event programs for their customer Users, (iii) location-based promotion information, (iv) mobile chat applications, (v) free prizes for the Users, (vi) advertising on Moxian’s social pages, (vii) a social customer relationship management systems, (viii) a loyalty program using MO-Points and MO-Coins, and (ix) customized online games to promote merchants’ brands and group sales promotions. Therefore, by establishing our Merchant Client base first, we believe that our user acquisition will be easier to build up.

In China, we face stiff competition. Our major competitor in China is Dazong Dianping (“Dianping”). Dianping targets merchant clients as we do. In addition, Dianping also offers merchants a customized page, location based promotion information and a relationship management tool. The other principal competitors are Nuomi, Meituan and WeChat.

However, we believe Moxian+ is superior for SMEs because our SCRM offers Merchant Clients the ability to interact with their customers via instant messenger. In addition, we offer virtual currencies that can entice and encourage repeated visits by the Users.

Our Technology

Technology is the key to our success in achieving efficiency for our business, improving the user experience and enabling innovation. We employ a team of over 80 engineering and data analytics personnel to build our technology platform and develop new online and mobile products. Key components of our technology include:

Data Science

Our data science technology serves various types of data-intensive computational needs, including deep learning, high-volume batch processing and multi-variable and multi-dimensional real-time analytics. Data mining and transaction, payment and behavioral data science capabilities are used extensively in numerous applications such as search and online marketing.

Security

We take various steps to ensure the security of the Moxian+ platform and the personal information of users of the platform, as well as the ecommerce transactions conducted on the platform. We conduct daily testing and have engaged an outside security consultant to conduct further testing and make recommendations as to additional security measures.

Research and Development

There are 60 people in the Research & Development department, which is responsible for developing and improving the mobile application, Moxian platform and customer experience in using our products. During the past two fiscal years, we have spent approximately $1,735,704 in 2014 and $4,355,052 in 2015, respectively on research and development.

Employees

We have a total of 160 employees, of which we have 21 employees in the product team, 60 employees in the research and development team, 26 employees in the sales and marketing department, 17 employees in the customer and technical support team and the remaining in the administrative department. We consider our employee relations to be good, and to date have not experienced a work stoppage due to a labor dispute.

Intellectual Property

Trademarks

We have registered for the following trademarks:

Mark	Country of Registration	Application Number	Class/Description	Current Owner	Status
	Hong Kong	302534274

Class 9: Magnetic data carries, recording discs, data processing equipment and computers Class 35: Advertising, business management, business administration Class 38: Telecommunications Class 40: Treatment of materials Class 41: Entertainment Class 42: Design and development of computer hardware and software

				Moxian (Hong Kong) Limited	Registered
	America	85931344

Class 009: Magnetic data carries, recording discs, data processing equipment and computers Class 035: Advertising, business management, business administration Class 038: Telecommunications Class 040: Treatment of materials Class 041: Entertainment Class 042: Design and development of computer hardware and software

				Moxian (Hong Kong) Limited	Registered
	China	13460852	Class 9: Magnetic data carries, recording discs, data processing equipment and computers	Moxian Shenzhen Technologies Co Ltd	Registered
	China	13461178	Class 38: Telecommunications	Moxian Shenzhen Technologies Co Ltd	Registered

We have applied to register the following trademarks:

China	13460714	Class 42: Design and development of computer hardware and software	Moxian Shenzhen Technologies Co Ltd	Pending
China	10624504	Class 42: Design and development of computer hardware and software	Moxian Shenzhen Technologies Co Ltd	Pending

Patents

We have submitted the patent applications as follows:

Patent	Country of Registration	Application Number	Description	Application Date	Status
A business promotion method based on internet platform for users to access the information independently	China	201310734492.2

Including background identifying steps giving feedbacks on the demands sent by terminal application steps, access end-user’s real-time location information and search nearby merchants, push merchant’s information and free rewards to users

				27th December 2013	Pending
A method based on internet platform to achieve interactive information through QR code	China	201410235257.5	Including terminal application steps, start the application terminal of internet platform, access the merchant’s ID and IP on the platform through scanned QR code	30th May 2014	Pending
The method and system of pushing targeted advertising based on consumption patterns	China	201510628706.7	Including access user’s chat session content, analyze and abstract user’s interested information, send the corresponding targeted advertising to users through data analysis	28th September 2015	Pending
The method and system of pushing targeted advertising based on chat session	China	201510628708.6	Including access user’s consumption record, analyze and understand user’s consumption mode, send the corresponding targeted advertising to users through data analysis	28th September 2015	Pending

Copyright

We have applied for copyright registration of Moxian’s mascot “Moya” on December 2, 2013. Moya is a mascot representing the Moxian Platform. Below are some pictures of Moya with different expressions:

Executive Office

Our principal executive offices are located at Block A, 9/F, Union Plaza, 5022 Binjiang Avenue, Futian District, Shenzhen City, Guangdong Province, China. Our telephone number is +86 (0)755-66803251. We maintain a website at www.moxian.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

Property

We do not own any real property. We currently rent office space in Shenzhen, PRC. The monthly rent is RMB 244,000 (or approximately $32,103). We also rent an office in Malaysia. The monthly rent for the Malaysia office is RM 17,841.60 (or approximately $4,210). We also rent an office in Beijing. The monthly rent for the Beijing office is RMB121,015 (or approximately $19,424). We believe that our office space is sufficient for our current needs.

Legal Proceedings

As of the date hereof, we know of no material pending legal proceedings against to which we or any of our subsidiaries is a party or of which any of our property is the subject. There are not proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. From time to time, we may be subject to various claims, legal actions and regulatory proceedings arising in the ordinary course of business.

REGULATIONS

This section sets forth a summary of the significant regulations or requirements that affect our business activities in Mainland China and Hong Kong.

PRC Law

Overview

Extensive regulatory schemes governing the operation of business with respect to telecommunications and Internet information services were published by the Chinese government. Besides the Ministry of Industry and Information Technology and State Administration of Radio, Film and Television, which regulates radio and television stations in China (“SARFT”), the various services of the PRC Internet industry are also regulated by various other governmental authorities, such as the State Council Information Office (“SCIO”), the General Administration for Press and Publication (“GAPP”), and the Ministry of Public Security.

Among all the regulations, the Telecommunications Regulations of the People’s Republic of China, promulgated on September 25, 2000, is the primary governing law. The Telecom Regulations set out the general framework under which domestic Chinese companies such as the Company’s subsidiaries and VIE may engage in various types of telecommunications services in the PRC. They reiterate the long-standing principle that telecommunications service providers need to obtain operating licenses as a mandatory precondition to begin operation.

The Chinese government restricts foreign investment in Internet-related businesses. Accordingly, we operate our Internet-related businesses in China through Moyi, our VIE operating in Shenzhen, China.

Internet Information Services

The governing law for Internet information service is the Measures for the Administration of Internet Information Services, or the Internet Content Provider (“ICP”) Measures, which went into effect on September 25, 2000. Under the ICP Measures, any entity that provides information to online Internet users must obtain an operating license from Ministry of Industry and Information Technology (“MIIT”) or its local branch at the provincial level in accordance with the Telecom Regulations described above. The ICP Measures further stipulate that entities providing online information services in areas of news, publishing, education, medicine, health, pharmaceuticals and medical equipment must obtain permission from responsible national authorities prior to applying for an operating license from MIIT or its local branch at the provincial or municipal level. Moreover, ICPs must display their operating license numbers in a conspicuous location on their websites. ICPs must police their websites to remove categories of harmful content that are broadly defined.

Currently, Moyi holds an ICP license which was issued on January 22, 2014.

Online Privacy

Chinese law does not prohibit internet service providers from collecting and analyzing personal information from their users if the users agree to do so. The PRC government, however, has the power and authority to order internet service providers to submit personal information of an internet user if such user posts any prohibited content or engages in illegal activities on the internet.

Under the Several Provisions on Regulating the Market Order of Internet Information Services (“Order”) promulgated by the MIIT which became effective on March 15, 2012, internet service providers may not, without a user’s consent, collect the user’ personal information that can be used, alone or in combination with other information, to identify the user, and may not provide any user’s personal information to third parties without the prior consent of the user. Internet service providers may only collect users’ personal information necessary to provide their services and must expressly inform the users of the method, scope and purpose of the collection and processing of such information. They are also required to ensure the proper security of users’ personal information, and take immediate remedial measures if such information is suspected to have been inappropriately disclosed. When a User registers to our application, we require our users to accept a user agreement whereby they agree to provide certain personal information to us. We will take other measures as necessary to comply with these provisions.

ICPs are also required to establish and publish their rules relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. ICP operators are required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant Internet service. ICP operators are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such information unlawfully to other parties. In addition, if an ICP operator appoints an agent to undertake any marketing and technical services that involve the collection or use of personal information, the ICP operator is still required to supervise and manage the protection of the information. As to penalties, in very broad terms, the Order states that violators may face warnings, fines, and disclosure to the public and, in most severe cases, criminal liability.

Currently, the collection of the information from the Users is agreed to by the Users when they sign up. In addition, any data mining or analyzing of the user data is for internal use only. We also take steps to ensure that the data collected is stored securely.

Internet Publishing

On June 27, 2002, SPPA and MIIT jointly released the Provisional Rules for the Administration of Internet Publishing, or the Internet Publishing Rules, which define “Internet publications” as works that are either selected or edited to be published on the Internet or transmitted to end-users through the Internet for the purposes of browsing, reading, using or downloading by the general public. Such works mainly include content or articles formally published by press media such as: (i) books, newspapers, periodicals, audio-visual products and electronic publications; and (ii) literature, art and articles on natural science, social science, engineering and other topics that have been edited.

According to the Internet Publishing Rules, web portals like Moxian are required to apply to and register with GAPP before distributing Internet publications. Therefore, the Company will apply for a license by December 31, 2015 to comply with the Internet Publishing Rules.

Moxian will be applying this license by the end of 2016.

Online Games

On May 10, 2003, the Provisional Regulations for the Administration of Online Culture were issued by the Ministry of Culture (“MCPRC”) and went into effect on July 1, 2003 (these regulations were revised by MCPRC on July 1, 2004). According to these regulations, commercial entities are required to apply to the relevant local branch of MCPRC for an Online Culture Operating Permit to engage in online games services.

On July 27, 2004, GAPP and the State Copyright Bureau jointly promulgated the Notice on Carrying out the Decision from the State Council Regarding the Approval of Electronic and Online Games Publications, or the Games Notice. According to the Games Notice, the Internet Publications Distribution License is required for publishing online games.

Currently, Moxian holds the appropriate license which was issued by the Administration of Online Culture on November 25, 2015.

Encryption Software

On October 7, 1999, the State Encryption Administration Commission published the Regulations for the Administration of Commercial Encryption, followed by the first Notice of the General Office of the State Encryption Administration Commission on November 8, 1999. Both of these regulations address the use of software in China with encryption functions. According to these regulations, purchase of encryption products must be reported. Violation of the encryption regulations may result in a warning, penalty, confiscation of the encryption product, or criminal liabilities.

On March 18, 2000, the Office of the State Commission for the Administration of Cryptography issued a public announcement regarding the implementation of those regulations. The announcement clarifies the encryption regulations as below:

•         Only specialized hardware and software, the core functions of which are encryption and decoding, fall within the administrative scope of the regulations as “encryption products and equipment containing encryption technology.” Other products such as wireless telephones, Windows software and browsers do not fall within the scope of this regulation.

•         The PRC government has already begun to study the laws in question in accordance with WTO rules and China’s external commitments, and will make revisions wherever necessary. The Administrative Regulations on Commercial Encryption will also be subject to such scrutiny and revision.

In late 2005, the Administration Bureau of Cryptography further issued a series of regulations to regulate the development, production and sales of commercial encryption products, which all came into effect on January 1, 2006.

We believe that the Company is in proper compliance with these requirements.

Foreign Exchange

Foreign exchange regulation in China is primarily governed by the following regulations:

•         Foreign Exchange Administration Rules, or the Exchange Rules of the PRC, promulgated by the State Council on January 29, 1996, which was amended on January 14, 1997 and on August 5, 2008 respectively; and

•         Administration Rules of the Settlement, Sale and Payment of Foreign Exchange, or the Administration Rules promulgated by China People’s Bank on June 20, 1996.

Under the Exchange Rules of the PRC, Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. As for capital account items, such as direct investments, loans, security investments and the repatriation of investment returns, however, the reservation or conversion of foreign currency incomes is still subject to the approval of SAFE or its competent local branches; while for the foreign currency payments for capital account items, the SAFE approval is not necessary for the conversion of Renminbi except as otherwise explicitly provided by laws and regulations.

Under the Administration Rules, enterprises may only buy, sell or remit foreign currencies at banks that are authorized to conduct foreign exchange business after the enterprise provides valid commercial documents and relevant supporting documents and, in the case of certain capital account transactions, after obtaining approval from SAFE or its competent local branches. Capital investments by enterprises outside of China are also subject to limitations, which include approvals by the SAFE and the National Development and Reform Commission, or their respective competent local branches.

On October 21, 2005, SAFE issued the Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, or Circular No. 75, which went into effect on November 1, 2005. Circular No. 75 provides that if PRC residents use assets or equity interests in their PRC entities to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies for the purpose of overseas capital financing, they must register with local SAFE branches with respect to their investments in offshore companies. Circular No. 75 also requires PRC residents to file changes to their registration if their special purpose companies undergo material events such as capital increase or decrease, share transfer or exchange, merger or division, long-term equity or debt investments, provision of guaranty to a foreign party, etc. SAFE further promulgated the Implementing Rules for Circular No. 75, or Circular No. 106, clarifying and supplementing the concrete operating rules that shall be followed during the implementation and application of Circular No. 75.

On August 29, 2008, the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-funded Enterprises, or the Improvement Notice, was promulgated by SAFE. Pursuant to the Improvement Notice, the foreign currency capital of Foreign Investment Entities, after being converted to Renminbi, can only be used for doing business within the business scope approved by relevant governmental authorities, and shall not be used for domestic equity investment except as otherwise explicitly provided by laws and regulations.

On July 14, 2014, SAFE issued a new Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Investing and Financing and in Return Investments via Overseas Special Purpose Companies, or Circular No. 37, which enlarges the definition of SPV comparing to the Circular No. 75, which can invest in China under Circular No. 37. The method of investment include forming a new entity in China and through merging or acquiring a domestic company in China.

Hong Kong Law

Our website is maintained through a server in Hong Kong. Therefore, our data usage policy and regular terms of service for both our users and merchants must to comply with the applicable rules and regulations in Hong Kong SAR. As information from our Merchant Clients and Users are preserved in Hong Kong, with the law applicable to the Company is the Hong Kong Personal Data (Privacy) Ordinance (Cap 486). Non-compliance of such rules in Hong Kong may result in a fines of up to HKD $500,000. Directors of Moxian Hong Kong may also be personally liable for the Company’s violation of Hong Kong Personal Data (Privacy) Ordinance. We believe we are in compliance with the laws in Hong Kong.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and directors as of the date of this prospectus.

Name	Age	Position
James Mengdong Tan	55	President, Chief Executive Officer and Director
Hao Qing Hu	55	Director
Clarence Luo Xiao Yun	42	Vice President of Products
Tan Wan Hong	62	Chief Financial Officer
Yang Nan(1)(2)(3)	38	Independent Director
Liew Kwong Yeow(1)(2)(3)	62	Independent Director
Ajay Rajpal(1)(2)(3)	42	Independent Director

____________

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee.

(3)      Member of the Nominating and Corporate Governance Committee.

Mr. James Mengdong Tan has served as our President and Chief Financial Officer since February 2015. Mr. Tan also served as our interim Chief Executive Officer from February 2015 until June 2015 when he was appointed as the Chief Executive Officer and a director of the Company. Mr. Tan has more than 20 years’ experience in managing private and public companies based in Asia and in the USA. Mr. Tan is currently the Director and CEO of 8iCapital. From 2003 until 2006, he was the Chairman and CEO of Vashion Group, a company listed on the Singapore Stock Exchange. From 2006 until 2009, he was the Executive Director and CEO of Vantage Corporation Limited, a company listed on the Singapore Stock Exchange. From 2006 to 2009, he served as a director on the Board of Pacific Internet Ltd, a company listed on NASDAQ, until its sale to Connect Holdings, a group comprised of Ashmore Investment Management Limited, Spinnaker Capital Limited and Clearwater Capital Partners. Mr. Tan graduated from the National University of Singapore (NUS) with a Bachelor of Arts in 1985. The Board of Directors reached a conclusion that Mr. Tan should serve as a Director of the Company based on his extensive experience in managing publicly traded companies.

Mr. Hao Qing Hu has served as a director of the Company since January 1, 2016. Mr. Hao has more than 20 years of experience in managing business operations and business strategy. Since Sept, 2015 he has been the General Manager of Moxian Technologies (Beijing) Co., Ltd — a subsidiary of Moxian, Inc., in charge of the company’s overall operations. From June 2014 until Sept 2015, Mr. Hao was a Deputy General Manager of Xinhua Huamei Investment Management Co., Ltd. From 2005 until May 2014, Mr. Hao was a General Manager of Shandong Debang Construction Science and Technology Co., Ltd, where he was responsible for day to day operations and business development. Mr. Hao Qinghu was a board appointee of Xinhua Huifeng Equity Centre (Limited Partnership). The Board of Directors reached a conclusion that Mr. Hao should serve as a Director of the Company based on his extensive experience in PRC Company management.

Ms. Yang Nan, has served as a director of the Company since January 1, 2016. Ms. Yang has over 15 years’ working experience in international accounting firms, experienced in accounting, auditing, financial management, internal control and risk management. From 2000 to 2014, She was with KPMG Huazhen (Beijing) as a Senior Manager of audit department, where she accumulated experience auditing US listed companies. Ms. Yang received her MBA degree from Guanghua School of Management, Peking University in 2014, the Bachelor of Economics from Renmin University of China in 2000. She is also a Certified Public Accountant (“CPA”) in both China and United States of America. The Board of Directors reached a conclusion that Ms. Yang should serve as an Independent Director of the Company and the Chairman of the Audit Committee based on her extensive experience in audit and accounting matters.

Mr. Liew Kwong Yeow has served as a director of the Company since June 30, 2015. Mr. Liew has more than 25 years of experience in several multi-national organizations, such as Matsushita Denki, General Motors, Intel as well as Urmet Telecoms Italy. He served as the President, Chief Executive Officer and director of Rebel Group, Inc. from February 27, 2013 to January 30, 2015. He also held senior positions and mainly responsible for quality, engineering and procurement of related products and services. In 2006, Mr. Liew was instrumental in setting up the first manufacturing plant of Urmet telecommunications Torino Italy in China and fine-tuning its supply chains, and with Mr. Liew’s assistance, the entire operations of Urmet became significantly competitive in the China markets. Prior to that, Mr. Liew was the General Manager of Aztech Singapore’s plant in China from 2001 through 2005. During 1992 through 2001, he served as the head of QA Operations of the manufacturing facilities of Phoenix Mecano Switzerland in Singapore. Mr. Liew received his diploma in Electrical Engineering from Singapore Polytechnics University in 1974. He also completed the management study programs in: City and Guilds regarding Electrical and Electronics in 1974, Industrial Training Board at MOE Singapore in 1976, Matsushita DENKI Management Development Program in 1978, General Motors Institute in 1983 and Intel University in 1987. Mr. Liew is fluent in English and Chinese. The Board of Directors reached a conclusion that Mr. Liew should serve as an Independent Director of the Company based on his extensive experience.

Mr. Ajay Rajpal has served as a director of the Company since June 16, 2016. is a Chartered Accountant, with a broad-ranging commercial experience developed through an international career with blue chip companies, having had extensive experience in the US, Europe, Middle East and Far East, with a particular expertise in M&A, financial management and insolvency/restructuring. Recent work experience has focused on providing Board representation and finance director services for companies quoted on AIM and private companies based in the Far East. Mr. Rajpal is a non-executive director of New Trend Lifestyle Group Plc and Zibao Metal Recycling Holdings Plc, and non-executive chairman of MNC Strategic Investments Plc. The Board of Directors reached a conclusion that Mr. Rajpal should serve as an Independent Director of the Company based on his extensive experience in dealing with listed companies.

Mr. Tan Wan Hong, has served as our Chief Financial Officer since July 25, 2016. Mr. Tan trained with Grant Thornton in Liverpool, UK and was admitted as an Associate of the Institute of Chartered Accountants (England and Wales) in 1980. He started his working career with KPMG Kuala Lumpur in 1981 and was quickly promoted to be the Resident Manager of the Penang Office. In 1983, Mr. Tan joined one of his clients, Island & Peninsular as the Group Financial Controller before leaving for Sime Darby, Malaysia’s largest Asian-based conglomerate in 1986. He had a successful career with Sime Darby, holding various senior positions over a span of 18 years but left in 2004 following a reorganization of the Group. In 2007, Mr. Tan joined Hong Leong Asia, Singapore on a specific assignment in China which he completed in 2009.following which he took the post of Head of Investor Relations with 361 Degrees International, a Mainland sportswear group listed on the Stock Exchange of Hong Kong and spent the next six years as the spokesman of the Group to the international financial community.

Mr. Clarence Luo Xiao Yun, a China-born Singapore citizen, has served as our Vice President of Product since January 1, 2014. Mr. Luo has 22 years of working experience in both China and Singapore. He received academic training in Information Systems, started his career as a CAD (Computer Aided Architecture Design) software developer, and graduated into various management roles, including Project Management, Product Manager, and Consulting and System Integration. Since 2011, Luo is the Managing Director for Earnest Partners PTE LTD, a training and consulting firm. He was the Senior Product Manager, Global Services, Nokia Siemens Networks in 2011-12, Senior Product Manager, reporting to the Director of Professional Services at Motorola Global Services in 2008-11. Luo received his Bachelor degree in Science in Information Systems from the Sun Yat Sen University in 1996, master’s degree in Engineering in Wireless Communications from NUS in 1999 and MBA from Manchester University in 2011.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors are elected at the annual meetings to serve for one-year terms. Officers are elected by, and serve at the discretion of, the board of directors. Our board of directors shall hold meetings on at least a quarterly basis.

As a smaller reporting company under the NASDAQ rules we are only required to maintain a board of directors comprised of at least 50% independent directors, and an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Pursuant to the terms of the Subscription Agreement with Xinhua Huifeng Investment Center Co., Ltd. (Beijing), or Xinhua, upon the completion of the subscription, Xinhua had the right to nominate one member to the Board of Directors. On January 1, 2015, Xinhua appointed Mr. Hao Qing Hu to the Board and like other directors, shall hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

Director Independence

The Board of Directors has reviewed the independence of our directors, applying the NASDAQ independence standards. Based on this review, the Board of Directors determined that each of Yang Nan, Liew Kwong Yeow and Ajay Rajpal are independent within the meaning of the NASDAQ rules. In making this determination, our Board of Directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted written charters for each of these committees. Upon completion of this offering, copies of the charters will be available on our website. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Audit Committee will be responsible for, among other matters:

•         appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•         discussing with our independent registered public accounting firm the independence of its members from its management;

•         reviewing with our independent registered public accounting firm the scope and results of their audit;

•         approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•         overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•         reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•         coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

•         establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

•         reviewing and approving related-party transactions.

Our audit committee consists of Yang Nan, Liew Kwong Yeow and Ajay Rajpal. Yang Nan serves as chair of the Audit Committee. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. In addition, our Board of Directors has determined that Yang Nan qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NASDAQ rules.

Compensation Committee

The Compensation Committee will be responsible for, among other matters:

•         reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors;

•         reviewing key employee compensation goals, policies, plans and programs;

•         administering incentive and equity-based compensation;

•         reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•         appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee currently consists of Yang Nan, Liew Kwong Yeow and Ajay Rajpal. Mr Ajay Rajpal serves as chair of the Compensation Committee. Our Board of Directors has affirmatively determined that each of the members of the Compensation Committee meets the definition of “independent director” for purposes of serving on an Compensation Committee under NASDAQ rules.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee will be responsible for, among other matters:

•         selecting or recommending for selection candidates for directorships;

•         evaluating the independence of directors and director nominees;

•         reviewing and making recommendations regarding the structure and composition of our board and the board committees;

•         developing and recommending to the board corporate governance principles and practices;

•         reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

•         overseeing the evaluation of the Company’s management

Our Corporate Governance and Nominating Committee consists of Yang Nan, Liew Kwong Yeow and Ajay Rajpal. Liew Kwong Yeow serves as chair of the Corporate Governance and Nominating Committee. Our Board of Directors has affirmatively determined that each of the members of the Corporate Governance and Nominating Committee meet the definition of “independent director” for purposes of serving on a Nominating Committee under NASDAQ rules.

Risk Oversight

Our Board of Directors will oversee a company-wide approach to risk management. Our Board of Directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board of Directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Board of Directors will be responsible for overseeing the management of risks associated with the independence of our Board of Directors.

Code of Business Conduct and Ethics

Upon or prior to completion of this offering, our Board of Directors will adopt a code of business conduct and ethics that applies to our directors, officers and employees. Upon completion of this offering, a copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Set forth below is information regarding the compensation paid during the year ended September 30, 2015 and 2014 to our principal executive officer, principal financial officer and certain of our other executive officers, who are collectively referred to as “named executive officers” elsewhere in this prospectus.

Mr. James Mengdong Tan, who has become our President, Chief Executive Officer and a director of the Company since February 13, 2015, has not received any compensation prior to this offering and no arrangements have been entered into in relating to compensation after this offering.

Name and Principal Position	Year	Salary ($)	Total ($)
Clarence Luo Xiaoyun,	2015	195,997	195,997
Vice President of Products	2014	48,999	48,999

Employment Agreement with Mr. Luo

On October 1, 2014, Moxian HK entered into an agreement with Mr. Luo Xiaoyuan to serve in the role of Vice President of Product. Pursuant to the terms of the original agreement, Mr. Luo’s monthly base salary was CNY 100,000 (USD 15,390). Mr. Luo was entitled to receive a non-qualified stock option to purchase up to 1,500,000 shares of the Company on the earlier of the third anniversary of the date of the agreement, and the listing of the Company on a national securities exchange. The Company shall reimburse Mr. Luo for all reasonable out of pocket expenses in connection with travel, entertainment and other expenses incurred in the performance of his duties.

On March 1, 2016, the compensation terms were amended to provide that Mr. Luo’s monthly base salary would be reduced to CNY 50,000 (USD 7,695) and he would be entitled to receive a non-statutory stock option to purchase up to 750,000 shares of the Company on the earlier of the third anniversary of the date of the agreement, and the listing of the Company on a national securities exchange.

The employment agreement may be terminated by either party by giving one month’s prior written notice, or payment in lieu of appropriate notice. Mr. Luo’s employment may be terminated immediately without notice or payment in lieu, if among other things, Mr. Luo conducts himself in a way that is inconsistent with the due and faithful discharge of his duties. The payment in lieu of notice of termination is calculated as one month’s salary equal to CNY 50,000 (USD 7,695).

Employment Agreement with Mr. Tan

On July 25, 2016, Moxian HK entered into an agreement with Mr. Tan Wan Hong to serve in the role of Chief Financial Officer. Pursuant to the terms of such employment agreement, Mr. Tan’s monthly base salary is CNY 35,000 (USD 5,279) for the probation period, which is the initial three months from the date of the employment agreement, and thereafter, CNY 40,000 (USD 6,033). During the probation period, the employment agreement may be terminated by giving one week’s prior written notice. After the probation, the employment agreement may be terminated by either party by giving one month’s prior written notice, or payment in lieu of appropriate notice. Mr. Tan’s employment may be terminated immediately without notice or payment in lieu, if among other things, Mr. Tan conducts himself in a way that is inconsistent with the due and faithful discharge of his duties. The Company shall reimburse Mr. Tan for all reasonable out of pocket expenses in connection with travel, entertainment and other expenses incurred in the performance of his duties. The payment in lieu of notice of termination is calculated as one month’s salary equal to CNY 40,000 (USD 6,033).

Outstanding Equity Incentive Awards At Fiscal Year-End

None.

Director Compensation

Ms. Yang Nan, one of our independent directors, entered into an agreement on January 1, 2016, which provides for compensation equal to $5,000 per month.

Mr. Liew Kwong Yeow, one of our independent directors, entered into an agreement on January 1, 2016 which provides for compensation equal to $3,000 per month. Mr. Yeow did not receive any compensation prior to January 1, 2016.

Mr. Hao Qing Hu, our non-executive director, entered into an agreement on January 1, 2016, which provides for compensation equal to $5,000 per month.

The following table sets forth the compensation paid to our directors during the years ended September 30, 2015 and 2014.

DIRECTOR COMPENSATION

Name and Position	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ng Kian Yong(1)	2015	0	0	0	0
	2014	0	0	0	0

Qin Chang Jian(2)	2015	0	0	0	0
	2014	0	0	0	0

James Mengdong Tan(3)	2015	0	0	0	0
	2014	0	0	0	0

Liew Kwong Yeow(4)	2015	0	0	0	0
	2014	0	0	0	0

____________

(1)      Mr. Ng served as the Company’s director from November 14, 2013 to February 13, 2015.

(2)      Mr. Qin served as the Company’s director from November 14, 2013 to June 30, 2015.

(3)      Mr. Tan has served as the Company’s director since February 13, 2015.

(4)      Mr. Yeow has served as the Company’s director since June 30, 2015.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a description of transactions since October 1, 2013, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Service and Consultancy Agreement with REBL

On March 1, 2014, 8i Capital Limited (“8i Capital”), a company incorporated under the laws of the British Virgin Islands, of which our CEO, James Mengdong Tan is a sole member and director, entered into a service and consultancy agreement (the “Consultancy Agreement”) with SCA Capital Limited, a subsidiary of Rebel Group, Inc. (REBL). Under the Consultancy Agreement, 8i Capital agreed to provide corporate service to SCA Capital to assist it with the reverse merger acquisition of a company listed on the OTCQB (“Listco”) and general business advisory service. In consideration, SCA Capital agreed to (i) pay $500,000 in total to 8i Capital, (ii) issue 5% of total shares of the Listco on a fully-diluted basis after the reverse acquisition and (iii) pay a retainer fee of $240,000 to 8i Capital per year. Mr. Tan is deemed as a promoter as defined under Rule 405 of Regulation C promulgated under the Securities Act.

In February 2013, Mr. Tan assisted in the negotiation of the acquisition of approximately 77.26% of the then outstanding shares of REBL by three purchasers from the former shareholder of REBL. Mr. Tan also later offered consulting and business advisory services to REBL in connection with REBL’s reverse acquisition of Moxian BVI and its operating business in April 2013. In February 2014, Mr. Tan assisted in structuring the sale of all of the equity interests of Moxian BVI, a former direct subsidiary of REBL, and the license of the intellectual property rights of REBL to the Company pursuant to a License and Acquisition Agreement.

On February 21, 2014, we acquired Moxian BVI, together with its subsidiaries, Moxian HK, Moxian Shenzhen, and Moxian Malaysia through our wholly-owned subsidiary, Moxian CN Samoa from REBL, by entering into a License and Acquisition Agreement (the “License and Acquisition Agreement”) in consideration of $1,000,000 (“Moxian BVI Purchase Price”). As a result, Moxian BVI, together with its subsidiaries, Moxian HK, Moxian Shenzhen, and Moxian Malaysia, became our subsidiaries. Under the License and Acquisition Agreement, REBL also agreed to grant us the exclusive right to use REBL’s intellectual property rights (collectively, the “IP Rights”) in Mainland China, Malaysia, and other countries and regions where REBL conducts its business (the “Licensed Territory”), and the exclusive right to solicit, promote, distribute and sell REBL products and services in the Licensed Territory for five years (the “License,”) and in consideration of such License, the Company agreed to pay to REBL (i) $1,000,000 as license maintenance royalty each year commencing on the first anniversary of the date of the License Agreement; and (ii) 3% of the gross profits resulting from the distribution and sale of the products and services on behalf of the Company as an earned royalty.

In January 2015, Mr. Tan, through 8i Capital, assisted with the share exchange transaction among REBL, Rebel Holdings Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of REBL (“Rebel FC”) and the Rebel FC Stockholder.

On January 30, 2015, the Company entered into an Equity Transfer Agreement (the “Equity Transfer Agreement,” such transaction, the “Equity Transfer Transaction”) with REBL, to acquire from REBL 100% of the equity interests of Moxian IP Samoa for $6,782,000 (the “Moxian IP Samoa Purchase Price”). Moxian IP Samoa owns all the intellectual property rights relating to the operation, use and marketing of the Moxian Platform, including all of the trademarks, patents and copyrights that are used in the Company’s business. As a result of the Equity Transfer Transaction, Moxian IP Samoa became a wholly-owned subsidiary of the Company. In addition, under the Equity Transfer Agreement, the Company and REBL agreed to terminate the License and Acquisition Agreement. Immediately prior to the execution of the Equity Transfer Agreement, the Moxian BVI Purchase Price was not yet paid and no license maintenance royalty or earned royalty under the License and Acquisition Agreement had accrued. 8i Capital also provided business advisory service to REBL regarding the Equity Transfer Transaction.

The Company agreed to issue to REBL a convertible promissory note for $7,782,000 (the “Rebel Note”), representing the sum of the Moxian IP Samoa Purchase Price and the Moxian BVI Purchase Price. The Rebel Note was due and payable on October 30, 2015 without any interest. The Company had the option to cause REBL to convert any and all amounts due under the Rebel Note into shares of the Company’s Common Stock at the conversion price of $2.00 per share (the “Conversion Price”), if the volume weighted average price (the “VWAP”) of the Company’s Common Stock for a period of 30 trading days immediately prior to the date of conversion was higher than the Conversion Price. The Company also had a right of first refusal to purchase the shares issuable upon conversion of the Rebel Note at the price of 80% of the VWAP for 30 trading days immediately prior to the date of the proposed repurchase by the Company, or at the price of $2.00 per share if such purchase is lower than $2.00.

On August 14, 2015, the VWAP of the Company’s Common Stock for 30 trading days prior to August 14, 2015 was higher than $2.00, which triggered the conversion of the Rebel Note. The Company notified REBL that it elected to cause it to convert $3,891,000 of the Rebel Note into 1,945,500 shares of its Common Stock (the “August Conversion”). As a result of the August Conversion, the remaining amount of the Rebel Note was $3,891,000.

On September 30, 2015, the Company notified REBL that it elected to cause it to convert the remainder of the Rebel Note into 1,945,500 shares of the Company’s Common Stock (the “September Conversion”). After the August Conversion and September Conversion, the entire balance of the Rebel Note was converted into total of 3,891,000 shares of the Company’s Common Stock.

Related Party Transaction with Shareholders

On June 30, 2015, Moxian Shenzhen and Bayi entered into a loan agreement whereby Bayi agreed to provide a loan to Moxian Shenzhen in the amount of $998,559.46 without any interest and with a 12 month term. We plan to seek a six-month extension of the term of this loan from Bayi.

On November 9, 2015, Moxian HK and Zhang Xin entered into a loan agreement whereby Zhang Xin agreed to provide a loan to Moxian HK in the aggregate amount of HKD767,500 (approximately $99,025) without any interest and with a term of repayment of 12 months.

On November 12, 2015, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide a loan to Moxian HK in the aggregate amount of HKD348,000 (approximately $44,900) without any interest and with a term of repayment of 12 months.

On November 20, 2015, Moxian HK and Ace Keen entered into a loan agreement whereby Ace Keen agreed to provide a loan to Moxian HK in the aggregate amount of HKD589,258.80 (approximately $76,028) without any interest and with a term of repayment of 12 months.

On December 25, 2015, Moxian Shenzhen and Bayi entered into a loan agreement whereby Bayi agreed to provide a loan to Moxian Shenzhen in the aggregate amount of RMB4,560,883.40 (approximately $713,675) without any interest and with a 12 month term.

On June 30, 2015, the Company, Moxian Shenzhen, and Shenzhen Bayi Consulting Co., Ltd (“Bayi”) entered into an Amended and Restated Loan Agreement to document the loan of $3,215,282 that Bayi had advanced to Moxian Shenzhen by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note in the amount of $3,215,282 (“Moxian Shenzhen-Bayi Note”). This loan has been converted into 1,607,641 shares of common stock.

On May 30, 2015, the Company, Moxian HK, and Jet Key entered into an Amended and Restated Loan Agreement (“Moxian HK-Jet Key Loan Agreement”) to document the total loan of $223,416 that Jet Key has advanced to Moxian HK in different tranches by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note of $223,416 (“Moxian HK-Jet Key Note”) to Jet Key. This loan has been converted into 111,708 shares of common stock.

On May 30, 2015, the Company, Moxian HK, and Ace Keen entered into an Amended and Restated Loan Agreement (“Moxian HK-Ace Keen Loan Agreement”) to document the total loan of $761,379 that Ace Keen had advanced to Moxian HK in different tranches by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note of $761,379 (“Moxian HK-Ace Keen Note”) to Ace Keen. This loan has been converted into 380,690 shares of common stock.

On May 30, 2015, the Company, Moxian HK, and Moxian China Limited entered into an Amended and Restated Loan Agreement (“Moxian HK-MCL Loan Agreement”) to document the total loan of $709,941 that MCL has advanced to Moxian HK in different tranches by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note of $709,941 (“Moxian HK-MCL Note”) to MCL. This loan has been converted into 354,971 shares of common stock.

On May 30, 2015, the Company, Moxian Malaysia, and Ace Keen entered into an Amended and Restated Loan Agreement (“Moxian Malaysia-Ace Keen Loan Agreement”) to document the total loan of $228,937 that Ace Keen advanced to Moxian Malaysia in different tranches by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note of $228,937 (“Moxian Malaysia-Ace Keen Note”) to Ace Keen. This loan has been converted into 114,469 shares of common stock.

On May 30, 2015, the Company, Moxian Malaysia, and Morolling entered into an Amended and Restated Loan Agreement (“Moxian Malaysia-Morolling Loan Agreement”) to document the total loan of $765,768 that Morolling has advanced to Moxian Malaysia in different tranches by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note of $765,768 (“Moxian Malaysia-Morolling Note”) to Morolling with no interest and a 12 month term. This loan has been converted into 382,884 shares of common stock.

On May 30, 2015, the Company, Moxian Malaysia, and Moxian China Limited entered into an Amended and Restated Loan Agreement (“Moxian Malaysia-MCL Loan Agreement”) to document the total loan of $2,680,221 that Moxian China Limited has advanced to Moxian Malaysia in different tranches by May 30, 2015, and in exchange, the Company agreed to issue a 12-month convertible interest free promissory note of $2,680,221 (“Moxian Malaysia-MCL Note”). This loan has been converted into 1,340,111 shares of common stock.

On August 14, 2015, the Company issued 4,292,472 shares of Common Stock to Moxian China Limited, Jet Key Limited, Ace Keen Limited, Morolling International HK Limited and Shenzhen Bayi Consulting Co Ltd as a result of the conversion of $8,584,944 of convertible promissory notes, as described above, held by Moxian China Limited, Jet Key Limited, Ace Keen Limited, Morolling International HK Limited and Shenzhen Bayi Consulting Co Ltd at $2.00 per share.

On October 31, 2014 and November 30, 2014, Moxian Shenzhen received RMB 630,000 (approximately $102,942) and RMB 90,000 (approximately $14,486), respectively, as loans (the “MCL Shenzhen Loans”) from Moxian China Limited. The term of such loans is twelve months and they bear no interest. On December 31, 2014, the Company, Moxian China Limited and Moxian Shenzhen entered into a Loan Agreement, where the Company agreed to issue a convertible promissory note (the “Note”) to Moxian China Limited for the repayment of the MCL Shenzhen Loans.

On October 31, 2014 and November 30, 2014, Moxian Malaysia received a loan in the amount of MYR 118,800 (approximately $34,032) and MYR 23,100 (approximately $6,605), respectively, from Moxian China Limited (the “MCL Malaysia Loans”). The term of such loans is twelve months and they bear no interest. On December 31, 2014, the Company, Moxian China Limited and Moxian Malaysia entered into a Loan Agreement, where the Company agreed to issue a Note to Moxian China Limited for the repayment of the MCL Malaysia Loans.

On November 30, 2014, Moxian HK received HKD $500,000 (approximately $64,437) as a loan from Moxian China Limited (the “MCL HK Loan”). The term of such loan is twelve months and it bears no interest. On December 31, 2014, the Company, Moxian China Limited and Moxian HK entered into a Loan Agreement, where the Company agreed to issue a Note to Moxian China Limited for the repayment of the MCL HK Loan.

The Notes issued to Moxian China Limited by the Company in consideration of the MCL Shenzhen Loans, the MCL Malaysia Loans and the MCL HK Loan are on substantially similar terms. The Notes will be due and payable in one year and bear no interest. Upon consummation of a financing that generates at least $5,000,000 by the Company (“Qualified Financing”), the Notes shall automatically convert into shares of the Company’s Common Stock at a conversion price equal to the price of the Company’s securities sold in the Qualified Financing. If no Qualified Financing is consummated prior to the maturity date of Notes and as long as there remains any outstanding principal or interest of the Notes, holders of the Notes shall have the option to convert the Notes within 30 days after the maturity date at a conversion price that is equal to the volume weighted average price of Common Stock during a 20-day trading period prior to the conversion of the Notes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 2, 2016, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock or series a common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

The column entitled “Percentage of Shares Beneficially Owned — Before Offering” is based on a total of 64,005,949 shares of our common stock outstanding on September 2, 2016. The columns entitled “Percentage of Shares Beneficially Owned — After Offering” also include (i) 500,000 shares of common stock issuable upon conversion of $2,000,000 in loans at $4.00, which is set forth on the cover page of this prospectus, and (ii) 2,500,000 shares of common stock outstanding after completion of this offering assuming the closing of the minimum offering amount, or 5,000,000 shares of common stock outstanding after completion of this offering, assuming the closing of the maximum offering amount.

		Percentage of Shares Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Before Offering	After Offering (assuming closing of the minimum offering amount)	After Offering (assuming closing of the maximum offering amount)
Officers and Directors

James Mengdong Tan(2) President, Chief Executive Officer and Director	29,820,000	46.58%	44.5%	42.9%

Hao Qing Hu(3) Director	4,095,010	6.40%	6.1%	5.9%

Clarence Luo Xiaoyun Vice President of Products	0	—%	—%	—%

Liew Kwong Yeow Independent Director	0	—%	—%	—%

Yang Nan Independent Director	0	—%	—%	—%

Ajay Rajpal Independent Director	0	—%	—%	—%

Tan Wan Hong Chief Financial Officer	0	—%	—%	—%

		Percentage of Shares Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Before Offering	After Offering (assuming closing of the minimum offering amount)	After Offering (assuming closing of the maximum offering amount)
5% Securities Holders

All officers and directors as a group (7 persons named above)	33,915,000	52.98%	50.7%	48.8%

Good Eastern Investment Holding Limited(4) 10 Anson Road #35-11 International Plaza Singapore 079903	9,990,000	15.6%	14.9%	14.4%

Moxian China Limited(5) Room 2807, 28/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong	17,602,541	27.5%	26.5%	25.5%

Stellar Elite Limited(6) Room 2807, 28/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong	19,830,000	30.98%	29.6%	28.6%

Beijing Xinhua Huifeng Equity Investment Centre (Limited Partnership)(7) Beijing City, Haiding District, Zhongguan Village, 66 North Road, Block 1, Level 2, Room 05-079	4,095,010	6.40%	6.1%	5.89%

Rebel Group, Inc.(8) 7500A Beach Road, Unit 12-313, The Plaza, Singapore U0 199591	3,891,000	6.07%	5.8%	5.6%

____________

(1)      Except as otherwise set forth below, the address of each beneficial owner is Room 2003, Building B, King Key 100, Hongbao Road, Luohu District, Shenzhen 518000, China

(2)      Includes (i) 19,830,000 shares of Common Stock that Stellar Elite Limited owns and (ii) 9,990,000 shares of Common Stock that Good Eastern Investment Holding Limited owns. Mr. Tan, is the Chief Executive Officer of Amazing Wave Limited, a Samoa company, which is the sole shareholder of Stellar Elite Limited. Mr. Tan is the sole director of Stellar Elite Limited, and is the sole member and director of Good Eastern Investment Holding Limited.

(3)      Includes 4,095,010 shares of Common Stock that Beijing Xinhua Huifeng Equity Investment Centre (Limited Partnership) (Beijing) owns. Mr. Hao is the Managing Principal of Beijing Xinhua Huifeng Equity Investment Centre (Limited Partnership).

(4)      Mr. Tan, our Chief Executive Officer and President, is a sole member and director of Good Eastern Investment Holding Limited and is deemed to have sole voting and dispositive power over the shares.

(5)      Mr. Ng Ka Lam, is the sole member and director of Moxian China Limited and is deemed to have sole voting and dispositive power over the shares.

(6)      Mr. Tan, our Chief Executive Officer and President, is the Chief Executive Officer of Amazing Wave Limited, a Samoa company, which is the sole shareholder of Stellar Elite Limited. Mr. Tan is the sole director of Stellar Elite Limited and is deemed to have sole voting and dispositive power over the shares.

(7)      Mr. Hao is the Managing Principal of Beijing Xinhua Huifeng Equity Investment Centre (Limited Partnership) and is deemed to have sole voting and dispositive power over the shares.

(8)      Mr Leong Khien Kiee and Mr Leong Aan Yee, are the directors of Rebel Group, Inc. and are deemed to share voting and dispositive power over the shares.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary, and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our articles of incorporation and our bylaws. On February 22, 2016, we entered into a share cancellation agreement with each of Good Eastern Investment Holdings Limited, Moxian China Limited and Stellar Elite Limited. Each entity agreed to cancel 50% of the shares beneficially owned by them for no consideration.

As of September 2, 2016, there were 64,005,949 shares of common stock outstanding, which were held by approximately 283 record shareholders.

Our authorized capital consists, post reverse stock split, of 350,000,000 shares, of which 250,000,000 shares are designated as shares of common stock, par value $0.001 per share, and 100,000,000 shares are designated as shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Shares of preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, relative, participating, options and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of director before the issuance of any shares of Preferred Stock in such series.

Common Stock

Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. The holders of our common stock are entitled to receive dividends, in equal amounts per share, when and as declared by our Board of Directors from legally available sources, subject to any restrictions in our certificate of incorporation or prior rights of the holders of our preferred stock. In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock. The holders of our common stock have no subscription, redemption or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Registration Rights

Under the Rebel Note, REBL, the holder of a total of 3,891,000 shares of our common stock, may request that we register all or a portion of its shares of common stock for sale under the Securities Act, on one or more occasions, until all of the shares it owns are so registered, or are sold or otherwise transferred.

Transfer Agent

The transfer agent for our capital stock is Island Stock Transfer, located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760.

Listing

Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “MOXC,” subject to notice of issuance.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, only a limited public market for our common stock existed on the OTCQB. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants, or the anticipation of such sales, could adversely affect prevailing market prices of our common stock from time to time and could impair our ability to raise equity capital in the future.

Upon the closing of this offering, including the 500,000 shares of common stock outstanding upon the conversion of $ 2,000,000 loans at the public offering price of $4.00 per share, we will have 67,005,949 shares of our common stock issued and outstanding assuming the minimum offering amount is sold and 69,505,949 shares of our common stock issued and outstanding assuming the maximum offering amount is sold. In addition we will have outstanding 67,105,949 shares of common stock issuable upon the exercise of the Placement Agents’ Warrants assuming the minimum offering amount is sold and 69,705,949 shares of our common stock issued and outstanding assuming the maximum offering amount is sold.

All of the shares sold in this offering will be freely tradable unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

Related Party Loan Conversion

On September 7, 2016, we entered into note conversion agreements with Shenzhen Bayi Consulting Co. Ltd. and Moxian China Limited. The note conversion agreements provide for the conversion of promissory notes in the aggregate amount of $2,000,000 payable by us into shares of our common stock at the public offering price. On the date of this prospectus, the notes will automatically convert into shares of common stock at a conversion price equal to the public offering price per share being offered in this offering.

Lock-Up

For further details on the lock-up agreements, see the section entitled “Plan of Distribution — Lock Up Agreements.”

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•         1% of the number of shares of our common stock then outstanding, which will equal approximately 670,059 shares assuming the minimum offering amount is sold and 695,059 shares assuming the maximum offering amount is sold, or

•         the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

In connection with this offering, we will enter into a placement agency agreement with Axiom Capital Management, Inc. and Cuttone & Co., Inc., which we refer to as the placement agents. The Placement Agents are not purchasing or selling any securities offered by this prospectus but will assist us in this offering on a “best efforts” basis. The Placement Agents have no obligation to buy any of the common shares from us nor are they required to arrange the purchase or sale of any specific number or dollar amount of the common shares, but have agreed to use their “best efforts” to arrange for the sale of a minimum of 2,500,000 common shares and a maximum of 5,000,000 common shares. The Placement Agents may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Affiliates of the company and affiliates and associated persons of the Placement Agents may invest in this offering on the same terms and conditions as the public investors participating in this offering, and any common shares purchased will make up a portion of the minimum offering needed to complete this offering.

The common shares are being offered on a “best efforts” basis, meaning that the Placement Agents are not obligated to purchase any common shares. No common shares will be sold unless at least a minimum of 2,500,000 common shares have been sold no later than November 14, 2016. All monies collected for subscriptions will be held in a separate escrowed bank account at Continental Stock Transfer & Trust, New York, NY, which is serving as escrow agent, until the total amount of 2,500,000 common shares has been sold. Any checks for the purchase of shares should be made payable to “Continental Stock Transfer — Moxian, Inc. Escrow Account.” The Placement Agents will instruct their customers to transfer funds from their respective accounts directly to the escrow agent via wire transfer and will instruct other purchasers of the shares to make checks payable to “Continental Stock Transfer — Moxian, Inc. Escrow Account.” Upon receipt of funds sufficient for the sale of 2,500,000 shares and satisfaction of all other closing conditions, the funds may be transferred to our business account. In the event the minimum total of 2,500,000 shares is not sold prior to November 14, 2016, all monies will be returned to investors, without interest or deduction, within one business day.

Fees and Expenses

The following table shows the public offering price, placement agent commissions and proceeds, before expenses, to us.

	Price per Share	Commission per Share	Proceeds to Moxian
Minimum Offering (2,500,000 shares)	$4.00	$0.16	$9,600,000
Maximum Offering (5,000,000 shares)	$4.00	$0.22	$18,900,000

We and the placement agents have agreed to pay commissions of 4.0% per share (or $0.16 per share) on the initial $10.0 million in offering proceeds and 7.0% per share (or $0.28 per share) on all additional amounts, which, assuming completion of the Maximum Offering, results in a combined commission rate of $0.22 per share. We estimate expenses payable by us in connection with this offering, other than the fees referred to above, will be approximately $580,000. This estimate does not include (i) due diligence fees and legal expenses of the placement agents not to exceed a total of $200,000; (ii) the fees and expenses relating to background checks of our officers and directors not to exceed $20,000; (iii) the costs associated with the bound volumes of the offering materials as well as commemorative mementos not to exceed $2,500; (iv) the costs associated with the use of Ipreo’s book building software for the offering not to exceed $25,000; and (v) accountable “road show” expenses in an amount not to exceed $5,000. In connection with the successful completion of this offering, we have agreed to issue to the placement agents warrants as described below under “Placement Agents’ Warrant.” The placement agents’ fee was determined through an arms’ length negotiation between us and the placement agents.

We have agreed to pay to the placement agents upon the consummation of the offering, a non-accountable expense allowance equal to 1% of the gross proceeds of the offering.

We previously paid a non-refundable fee of $50,000 to Wellington Shields & Co., LLC.

Placement Agents’ Warrant

We have also agreed to issue to the Placement Agents a warrant to purchase a number of shares equal to an aggregate of 4% percent of the aggregate number of the shares sold in this offering. The warrants will be exercisable on a cashless basis at an exercise price equal to 115% of the offering price of the shares sold in this offering. The warrants are exercisable commencing six months after the closing date of this offering, and will be exercisable for five years after the effective date of the registration statement related to this offering. The warrants are not redeemable by us. The Placement Agents’ warrants, and the shares of common stock issuable upon exercise of such warrants, have been registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, on the registration statement of which this prospectus forms a part. Pursuant to applicable FINRA rules, and in particular Rule 5110, the warrants (and underlying shares) issued to the placement agents may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days after the effective date of the registration statement related to this offering; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of the placement agents and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-up Agreements

We, each of our directors and officers and holders of ten percent or more of our common stock on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days after the date of this prospectus, without the prior written consent of the placement agents not to directly or indirectly:

•         issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

•         in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•         enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the placement agents and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Indemnification and Contribution

The Placement Agency Agreement provides for indemnification between us and the placement agents against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the placement agents to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Proceeds of this offering in the amount of $500,000 shall be used to fund an escrow account for a period of 24 months following the closing date of this offering, which account shall be used in the event we shall have to indemnify the placement agents pursuant to the terms of the Placement Agency Agreement.

Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our shares of common stock during and after this offering. Specifically, the Placement Agents may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Stabilizing transactions. The Placement Agents may make bids for or purchases of shares of our common stock shares or shares for the purpose of pegging, fixing, or maintaining the price of the shares of our common stock or shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the Placement Agents purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the placement agents and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resale of shares.

The transactions above may occur on NASDAQ or otherwise. Neither we nor the placement agents make any representation or prediction as to the effect that the transactions described above may have on the price of our shares. If these transactions are commenced, they may be discontinued without notice at any time.

Miscellaneous

A prospectus in electronic format may be made available on websites maintained by the Placement Agents. These websites and the information contained on these websites, or connected to these websites, are not incorporated into and are not a part of this prospectus. In connection with the offering, the Placement Agents or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The Placement Agents have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

China

THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC AND THE ORDINARY SHARES MAY NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC. FOR THE PURPOSE OF THIS SECTION ONLY, THE PRC DOES NOT INCLUDE TAIWAN AND THE SPECIAL ADMINISTRATIVE REGIONS OF HONG KONG AND MACAU. THIS DOCUMENT HAS NOT BEEN NOR WILL IT BE APPROVED BY OR REGISTERED WITH THE RELEVANT CHINESE GOVERNMENTAL AUTHORITIES, AND IT DOES NOT CONSTITUTE NOR IS IT INTENDED TO CONSTITUTE AN OFFER OF SECURITIES WITHIN THE MEANING PRESCRIBED UNDER THE PRC SECURITIES LAW OR OTHER LAWS AND REGULATIONS OF THE PRC. ACCORDINGLY, THIS DOCUMENT SHALL NOT BE OFFERED OR MADE AVAILABLE, NOR MAY THE COMMON STOCK BE MARKETED OR OFFERED FOR SALE TO THE GENERAL PUBLIC, DIRECTLY OR INDIRECTLY, IN THE PRC. THE COMMON STOCK SHALL ONLY BE

OFFERED OR SOLD TO PRC INVESTORS THAT ARE AUTHORIZED OR QUALIFIED TO BE ENGAGED IN THE PURCHASE OF THE COMMON STOCK BEING OFFERED. POTENTIAL INVESTORS IN THE PRC ARE RESPONSIBLE FOR OBTAINING ALL THE RELEVANT REGULATORY APPROVALS/LICENSES FROM THE CHINESE GOVERNMENT BY THEMSELVES, INCLUDING, WITHOUT LIMITATION, THOSE THAT MAY BE REQUIRED FROM THE STATE ADMINISTRATION OF FOREIGN EXCHANGE, THE CHINA BANKING REGULATORY COMMISSION, THE MINISTRY OF COMMERCE AND THE NATIONAL DEVELOPMENT AND REFORM COMMISSION, WHERE APPROPRIATE, AND FOR COMPLYING WITH ALL THE RELEVANT PRC LAWS AND REGULATIONS IN SUBSCRIBING FOR COMMON STOCK.

Hong Kong

THESE SECURITIES HAVE NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND, ACCORDINGLY, MUST NOT BE ISSUED, CIRCULATED OR DISTRIBUTED IN HONG KONG OTHER THAN TO PERSONS WHOSE ORDINARY BUSINESS IT IS TO BUY OR SELL SHARES OR DEBENTURES, WHETHER AS PRINCIPAL OR AGENT, WITHIN THE MEANING OF THE HONG KONG COMPANIES ORDINANCE (THE “ORDINANCE”) OR IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC FOR THE PURPOSES OF THE ORDINANCE. UNLESS PERMITTED BY THE SECURITIES LAWS OF HONG KONG, NO PERSON MAY ISSUE OR CAUSE TO BE ISSUED IN HONG KONG THIS SECURITIES OR ANY OR OTHER INVITATION, ADVERTISEMENT OR DOCUMENT RELATING TO THE SECURITIES TO ANYONE OTHER THAN A PERSON WHOSE BUSINESS INVOLVES THE ACQUISITION, DISPOSAL OR HOLDING OF SECURITIES, WHETHER AS PRINCIPAL OR AGENT.

Singapore

THE SECURITIES REPRESENTED MAY NOT BE OFFERED OR SOLD, NOR MAY ANY DOCUMENT OR OTHER MATERIAL IN CONNECT WITH SUCH SECURITIES BE DISTRIBUTED, EITHER DIRECTLY OR INDIRECTLY, (I) TO PERSONS IN SINGAPORE OTHER THAN UNDER CIRCUMSTANCES IN WHICH SUCH OFFER OR SALE DOES NOT CONSTITUTE AN OFFER OR SALE OF SUCH SECURITIES TO THE PUBLIC IN SINGAPORE OR (II) TO THE PUBLIC OR ANY MEMBER OF THE PUBLIC IN SINGAPORE OTHER THAN PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, AN EXEMPTION INVOKED UNDER DIVISION 5A OR PART IV OF THE COMPANIES ACT, CHAPTER 50 OF SINGAPORE AND TO PERSONS TO WHOM THE SECURITIES MAY BE OFFERED OR SOLD UNDER SUCH EXEMPTION.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. Schiff Hardin LLP, Washington, DC, is acting as counsel to the placement agents.

EXPERTS

Dominic K.F. Chan & Co., independent registered public accounting firm, has audited our financial statements at September 30, 2015 and 2014 and for each of the two years ended September 30, 2015 and 2014 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Dominic K.F. Chan & Co.’s report which includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 228 Park Ave South, #82217, New York, NY 10003 or telephoning us at +86 (0)755-66803251.

We are subject to the information reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.moxian.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website incorporated by reference in, and is not part of, this prospectus.

MOXIAN, INC.

Index to Financial Statements

Unaudited Financial Statements

Consolidated Balance Sheets as of June 30, 2016 (Unaudited) and September 30, 2015	F-2
Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended June 30, 2016 and 2015	F-3
Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2016 and 2015	F-4
Notes to Financial Statements	F-5 – F-17

Audited Financial Statements

MOXIAN, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2016	September 30, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$96,587	$2,398,713
Prepayments, deposits and other receivables	607,645	1,042,727
Inventories	32,503	38,310
Total current assets	736,735	3,479,750

Deferred tax assets	85,981	52,609
Property and equipment, net	1,725,924	2,941,562
Intangible assets, net	5,703,720	6,600,285
TOTAL ASSETS	$8,252,360	$13,074,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accruals and other payables	$960,877	$600,675
Loans payable – related parties	2,839,158	1,462,525
Subscription payments	—	5,505,915
Total current liabilities	3,800,035	7,569,115
Total liabilities	3,800,035	7,569,115

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value, authorized: 100,000,000 shares. Nil shares issued and outstanding	—	—
Common stock, $0.001 par value, authorized: 250,000,000 shares. 64,005,949 and 107,333,472 shares issued and outstanding as of June 30, 2016 and September 30, 2015, respectively *	64,006	107,334
Additional paid-in capital*	24,691,259	16,457,910
Accumulated deficit	(20,557,155)	(11,174,812)
Accumulated other comprehensive income	254,215	114,659
Total stockholders’ equity	4,452,325	5,505,091
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,252,360	$13,074,206

____________

*         Retroactively restated for effect of 1 for 2 reverse stock split on June 20, 2016

See accompanying notes to unaudited condensed consolidated financial statements

MOXIAN, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	For the Three Months Ended June 30, 2016	For the Three Months Ended June 30, 2015	For the Nine Months Ended June 30, 2016	For the Nine Months Ended June 30, 2015
Revenues	$5,703	$18,187	$18,645	$86,353
Cost of revenues	(1,274)	(15,203)	(4,163)	(26,852)
Gross Profit	4,429	2,984	14,482	59,501

Depreciation and amortization	455,753	238,048	1,356,306	494,793
Research and development	519,807	420,638	2,034,103	936,624
Advertising agency fee	462,430	—	462,430	—
Impairment charge on intangible assets	1,264,700	—	1,264,700	—
Selling, general and administrative	1,139,803	1,241,022	3,834,542	2,661,793
Loss from operations	(3,838,064)	(1,896,724)	(8,937,599)	(4,033,709)

Finance expense	(98)	(19,416)	(259)	(32,194)
Interest income	—	—	1,523	2,264
Foreign exchange loss	(26,572)	—	(482,855)	—
Other income (expenses)	(112)	—	337	—
Loss before income tax	(3,864,846)	(1,916,140)	(9,418,853)	(4,063,639)

Income tax benefits	12,193	—	36,510	—
Net loss	(3,852,653)	(1,916,140)	(9,382,343)	(4,063,639)

Other comprehensive income (loss)
Foreign currency translation adjustments	(21,601)	85,003	139,556	276,747
Comprehensive loss	$(3,874,254)	$(1,831,137)	$(9,242,787)	$(3,786,892)

Basic and diluted loss per common share	$(0.08)	$(0.02)	$(0.11)	$(0.04)

Basic and diluted weighted average common shares outstanding*	45,598,135	99,150,000	86,755,026	99,150,000

____________

*         Retroactively restated for effect of 1 for 2 reverse stock split on June 20, 2016

See accompanying notes to unaudited condensed consolidated financial statements

MOXIAN, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30, 2016	Nine Months Ended June 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,382,343)	$(4,063,639)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,356,306	494,793
Impairment charge on intangible assets	1,264,700
Loss on disposition of property and equipment	486	—
Deferred tax benefits	(36,510)	—
Changes in operating assets and liabilities:
Prepayments, deposits and other receivables	406,450	(331,514)
Inventories	4,333	(44,034)
Accruals and other payables	506,648	359,795
Net cash used in operating activities	(5,879,930)	(3,584,599)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(326,306)	(1,331,774)
Purchase of intangible assets	(193,540)	—
Net cash used in investing activities	(519,846)	(1,331,774)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans payable – related parties	3,306,133	3,431,571
Repayments of payable – related parties	(1,864,333)	—
Proceeds from private placement – stock issuance	2,657,533	2,475,950
Net cash provided by financing activities	4,099,333	5,907,521

Effect of exchange rates on cash and cash equivalents	(1,683)	(39,167)
Net decrease in cash and cash equivalents	(2,302,126)	951,981
Cash and cash equivalents, beginning of period	2,398,713	1,770,196
Cash and cash equivalents, end of period	$96,587	$2,722,177

Supplemental cash flow disclosures:
Cash paid for interest expense	$—	$—
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities
Acquisition by issuing convertible note	$—	$6,782,000
Issuance of shares for subscription payment received in 2015	$5,505,915	—
Reclassification of Construction in progress to intangible assets	$829,862	—
Cancellation of shares*	$47,423	—

____________

*         Retroactively restated for effect of 1 for 2 reverse stock split on June 20, 2016

See accompanying notes to unaudited condensed consolidated financial statements

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and nature of operations

Moxian, Inc. (formerly known as Moxian China, Inc., hereinafter referred as “Moxian,” together with its subsidiaries, the “Company”), was incorporated under the laws of the State of Nevada on October 12, 2010. The Company, through its subsidiaries and variable interest entity, engages in the business of operating a social network platform that integrates social media and business into one single platform.

The Company is currently devoting its efforts to develop mobile application and an online platform that facilitates attracting more clients to small to medium size businesses. The Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, develop apps and websites, generate servicing income, and ultimately, achieve profitable operations. The accompanying unaudited consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On May 24, 2016 the Board of Directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-2 (the “Reverse Stock Split”). The Reverse Stock Split was effective on June 20, 2016 (the “Effective Date”). Simultaneously to the Reverse Stock Split, the number of shares of the Company’s authorized Common Stock was correspondingly reduced from 500,000,000 shares to 250,000,000 shares without changes in par value per share. The Company has retroactively restated all shares and per share data for all the periods presented.

2. Summary of principal accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and reflect the activities of the following subsidiaries and VIE: Moxian CN Samoa, Moxian BVI, Moxian HK, Moxian Shenzhen, Moxian Malaysia, Moyi, Moxian Beijing and Moxian IP Samoa. All material intercompany transactions and balances have been eliminated in the consolidation.

The interim condensed consolidated financial information as of June 30, 2016 and for the three and nine months ended June 30, 2016 and 2015 have been prepared, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, which are normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The interim condensed consolidated financial information should be read in conjunction with the financial statements and the notes thereto, included in the Company’s Form 10-K/A for the fiscal year ended September 30, 2015, previously filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company’s consolidated financial position as of June 30, 2016 and its condensed consolidated results of operations for three and nine months ended June 30, 2016 and 2015, and its condensed consolidated cash flows for the nine months ended June 30, 2016 and 2015, as applicable, have been made. The interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

In accordance with the Generally Accepted Accounting Principles of the United States of America (US GAAP), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

Accounting Standards Codification (“ASC”) 810-10 “Consolidation” addresses whether certain types of entities referred to as variable interest entities (“VIEs”), should be consolidated in a company’s consolidated financial statements. Pursuant to an Exclusive Business Cooperation Agreement by and between Moxian Shenzhen and Moyi, dated July 15, 2014, Moxian Shenzhen has the exclusive right to provide to Moyi technical and systems support, marketing consulting services, training for technical personnel and technical consulting services. As payment for

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of principal accounting policies (cont.)

these services, Moyi has agreed to pay Moxian Shenzhen a service fee equal to 100% Moyi’s pre-tax profit. In addition, Moxian Shenzhen will also absorb losses from Moyi, if any, based on the service agreement. In accordance with the provisions of ASC 810, the Company has determined that Moyi is a VIE of Moxian Shenzhen and that the Company is the primary beneficiary, and accordingly, the financial statements of Moyi are consolidated into the financial statements of the Company.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation

Liquidity and Capital Resources

As of June 30, 2016, the Company’s current liabilities exceeded the current assets by approximately $3.1 million and its accumulated deficits were approximately $20.6 million and the Company has incurred losses since inception, which raise substantial doubt about the ability to continue as a going concern. To maintain working capital sufficient to support the Company’s operation and finance the future growth of its business, the Company has comprehensively considered the available sources of funds as follows:

•         Financial support from related parties; and

•         Issuance of shares for private placement and or public offering

The Company does not currently have sufficient cash or commitments for financing to sustain its operations for the next twelve months. The Company plans to increase the cash flows from an initial public offering (“IPO”) and or other private placements. If the Company’s IPO and private placements do not reach the level anticipated in its plan, and the Company is not able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all, the Company may be unable to implement its current plans for expansion, repay our debt obligations or respond to competitive pressures, any of which would have a material adverse effect on its business, prospects, financial condition and results of operations. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The Company’s operations are substantially carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations maybe substantially influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

The Company follows the provisions of ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs other than quoted prices that are observable for the asset or liability in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of principal accounting policies (cont.)

Level 3 — Inputs are unobservable inputs which reflect management’s assumptions based on the best available information.

The carrying value of deposits and other receivables, accruals and other payables and loans from related parties approximate their fair values because of the short-term nature of these instruments.

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the accompanying unaudited condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates required to be made by management include but not limited to, use lives of property and equipment, intangible assets, inventory valuation and deferred tax assets. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less to be cash equivalents.

Plant and Equipment, net

Plant and equipment are recorded at cost less accumulated depreciation and impairment. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives as follows:

Computers	3 years
Office equipment	3 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of estimated useful life or term of lease

Intangible assets

Intangible assets, comprising Intellectual property rights (“IP rights”), which are separable from the fixed assets, are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of 3- 10 years. The Company makes judgments about the recoverability of intangible assets whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of finite-lived intangible assets is measured by comparing the carrying amount of the asset to the future undiscounted cash flows that the asset is expected to generate. The Company performs an annual impairment assessment in the fourth quarter of each year for indefinite-lived intangible assets, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the carrying value of the assets may not be recoverable. Recoverability of indefinite-lived intangible assets is measured by comparing the carrying amount of the asset to the future discounted cash flows that the asset is expected to generate. If the Company determines that an individual asset is impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

The assumptions and estimates used to determine future values and remaining useful lives of our intangible are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as our business strategy and our forecasts for specific market expansion. Based on the impairment assessment, the Company recognized impairment charges of $1,264,700 for the three and nine months ended June 30, 2016. $Nil impairment charge was recognized for the three and nine months ended June 30, 2015.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of principal accounting policies (cont.)

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.

Income taxes

The Company utilizes ASC Topic 740 (“ASC 740”) “Income taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 “Income taxes” clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in the unaudited condensed consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of operations.

Foreign currency transactions and translation

The reporting currency of the Company is United States Dollars (the “USD”) and the functional currency of Moxian Shenzhen, Moyi and Moxian Beijing is Renminbi (the “RMB”) as China is the primary economic environment in which they operate, the functional currency of Moxian HK is Hong Kong Dollar (the “HKD”), and the functional currency of Moxian Malaysia is Malaysia Ringgit (the “MYR”).

For financial reporting purposes, the financial statements of Moxian Shenzhen, Moyi, Moxian Beijing, Moxian HK and Moxian Malaysia, which are prepared using their respective functional currencies, are translated into the reporting currency, United States dollar (“U.S. dollar”) so to be consolidated with the Company’s. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Revenues and expenses are translated using average rates prevailing during the reporting period. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in stockholders’ deficit. Transaction gains and losses are recognized in the statements of operations and comprehensive income.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of principal accounting policies (cont.)

The exchange rates applied are as follows:

Balance sheet items, except for equity accounts	June 30, 2016	September 30, 2015
RMB:USD	6.6443	6.3568
HKD:USD	7.7589	7.7501
MYR:USD	4.0046	4.4124

Items in the statements of operations and comprehensive loss, and statements cash flows

	Nine Months Ended June 30,
	2016	2015
RMB:USD	6.4875	6.1067
HKD:USD	7.7618	7.7520
MYR:USD	4.1613	3.6581

Research and Development

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other related expenses associated with product development. Research and development expenses also include third-party development, programming costs, and localization costs incurred to translate software for local markets. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached. Once technological feasibility is reached, such costs are capitalized and amortized to the cost of revenue over the estimated lives of the products.

Recent accounting pronouncements

In January 2016, the FASB has issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. The new guidance makes targeted improvements to existing U.S. GAAP by: (1) requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. Requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (2) Requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; (3) Eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and. (4) Requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is evaluating the effect, if any, this update will have on the Company’s condensed consolidated financial position, results of operations and cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its condensed consolidated financial statements.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of principal accounting policies (cont.)

In April 2016, the FASB released ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. While aimed at reducing the cost and complexity of the accounting for share-based payments, the amendments are expected to significantly impact net income, EPS, and the statement of cash flows. Implementation and administration may present challenges for companies with significant share-based payment activities. The ASU is effective for public companies in annual periods beginning after December 15, 2016, and interim periods within those years. The Company is currently evaluating the impact of this new standard on its condensed consolidated financial statements.

In April 2016, FASB issued Accounting Standards Update No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments clarify the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. Public entities should apply the amendments for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of this new standard on its condensed consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016-11 Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815); Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, which is rescinding certain SEC Staff Observer comments that are codified in Topic 605, Revenue Recognition, and Topic 932, Extractive Activities — Oil and Gas, effective upon adoption of Topic 606. The Company does not expect the adoption of the ASU to have any impact on its condensed consolidated financial statements.

In May 2016, FASB issued ASU No. 2016-12 — Revenue from Contracts with Customers (Topic 606); Narrow-Scope Improvements and Practical Expedients, which is intended to not change the core principle of the guidance in Topic 606, but rather affect only the narrow aspects of Topic 606 by reducing the potential for diversity in practice at initial application and by reducing the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. The Company is assessing the impact of the adoption of the ASU on its condensed consolidated financial statements, disclosure requirements and methods of adoption.

3. Property and equipment, net

	June 30, 2016	September 30, 2015
Electronic equipment	$2,309,562	$2,357,085
Furniture and fixtures	85,661	22,752
Construction in progress	—	796,996
Leasehold improvements	392,435	193,225
Total property and equipment	2,787,658	3,370,058
Less: Accumulated depreciation and amortization	(1,061,734)	(428,496)
Total property and equipment, net	$1,725,924	$2,941,562

Depreciation and amortization for the three and nine months ended June 30, 2016 were $221,756 and $671,822, respectively. Depreciation and amortization for the three and nine months ended June 30, 2015 were $68,499 and $155,693, respectively.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Intangible assets

	June 30, 2016	September 30, 2015
IP rights	$5,517,300	$6,782,000
Other intangible assets	1,405,995	354,755
	6,923,295	$7,136,755
Less: accumulated amortization	(1,219,575)	(536,470)
Net intangible assets	$5,703,720	$6,600,285

No significant residual value is estimated for these intangible assets. Aggregate amortization expense for the three and nine months ended June 30, 2016 totaled $233,997 and $684,484, respectively. Amortization for the three and nine months ended June 30, 2015 totaled $169,550 and $339,100, respectively. Additionally, for the three and nine months ended June 30, 2016, the Company recorded an impairment expense of $1,264,700 on the intangible — IP rights. No impairment charge was recorded for the three and nine months ended June 30, 2015.

During the third quarter of fiscal 2016, the Company determined that sufficient indicators of potential impairment existed, which require an interim intangible assets-IP rights impairment analysis as a result of reduction of revenue and negative working capital. Based on the results of the assessment, the Company determined that the carrying value of the intangible asset — IP rights was not fully recoverable, and an impairment charge was recorded to the extent that estimated fair value exceeded carrying value. The Company primarily used a relief from royalty income approach to determine the fair value of the intangible assets — IP rights. The relief from royalty income model incorporated projected cash flows over a forecast period based on the remaining estimated lives of the IP rights. This was based on a number of key assumptions, including, but not limited to, a discount rate of 21% and the annual revenue projections based on the projected levels of merchant participation during the forecast periods, all of which were classified as Level 3 in the fair value hierarchy. As a result, the Company recorded an impairment charge of $1,264,700 on definite-lived intangible assets — IP rights during the three months and nine months ended June 30, 2016.

The following table represents the total estimated amortization of intangible assets for the five succeeding fiscal years subsequent to June 30, 2016:

For the Twelve Months Ending June 30,	Estimated Amortization Expense
2017	$855,516
2018	845,798
2019	712,595
2020	675,319
2021	675,319
2022 and thereafter	1,939,173
Total	$5,703,720

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Related party transactions and balances

The table below sets forth related parties having transactions during the nine months ended June 30, 2016 and balances as of June 30, 2016 and September 30, 2015, respectively.

Name	Relationship with the Company
Jet Key Limited (“Jet Key”)	A below 1% shareholder of the Company
Shenzhen Bayi Consulting Co. Ltd. (“Bayi”)	A below 5% shareholder of the Company
Ace Keen Limited (“Ace Keen”)	A below 1% shareholder of the Company
Moxian China Limited	A 27.5% shareholder of the Company
Zhang Xin	A below 5% shareholder of the Company
Beijing Xinhua Huifeng Equity Investment Center (“Xinhua”)	A Shareholder of the Company (see note 6)
Zhongtou Huifeng Investment Management (Beijing) Co. Ltd	Affiliated company of Xinhua
Morolling International HK Limited (Morolling)	A below 5% shareholder of the Company

Details of loans payable — related parties are as follows:

Nature and Company	June 30, 2016	September 30, 2015
Loan payable – related parties
Bayi	$1,434,189	$1,286,811
Moxian China Limited	733,134	(50,256)
Jet Key	211,343	202,373
Ace Keen	98,522	23,597
Zhang Xin	98,919	—
Zhongtou	16,224	—
Xinhua	246,827	—
	$2,839,158	$1,462,525

For the nine months ended June 30, 2016, the Company obtained additional borrowings, net of repayment, of $147,378, $783,390, $8,970, $74,925, $98,919, $16,224 and $246,827 from Bayi, Moxian China Limited, Jet Key, Ace Keen, Zhang Xin, Zhongtou and Xinhua, respectively. For the nine months ended June 30, 2015, the Company obtained additional borrowings, net of repayment, of $4,213,841 from Bayi and $26,906 from Moxian China. The Company made net loan repayment of $256,753, $435,414 and $117,009 to Ace Keen, Jet Key and Moroling, respectively.

The loans and advance were made by shareholders to Moxian HK, Moxian Shenzhen, Moyi and Moxian Malaysia and are unsecured, interest free and due on various dates specified on loan agreements.

On November 30, 2014, Moyi and Jet Key entered into a loan agreement whereby Jet Key agreed to provide a loan to Moyi in aggregate of $79,078 (RMB510,000) without interest and due in three years.

On March 28, 2015, Moyi and Ace Keen entered into a loan agreement whereby Ace Keen agreed to provide a loan to Moyi in aggregate of $23,258 (RMB150,000) without interest and due in two years.

On September 30, 2015, Moxian Shenzhen and Shenzhen Bayi entered into a loan agreement whereby Shenzhen Bayi agreed to provide a loan to Moxian Shenzhen in aggregate of $1,231,125 (RMB8,180,000) without interest and due in one year.

On November 9, 2015, Moxian HK and Zhang Xin entered into a loan agreement whereby Zhang Xin agreed to provide a loan to Moxian HK in aggregate of $98,971 (HKD 767,500) without interest and due in one year.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Related party transactions and balances (cont.)

On November 12, 2015, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide loan to Moxian HK in aggregate of $44,852 (HKD 348,000) without interest and due in one year.

On November 20, 2015, Moxian HK and Ace Keen entered into a loan agreement whereby Ace Keen agreed to provide a loan to Moxian HK in aggregate of $75,648 (HKD 589,259) without interest and due in one year.

On November 25, 2015 and December 24, 2015, respectively, Moxian HK and Moxian China Limited entered into two loan agreements whereby Moxian China Limited agreed to provide loans to Moxian HK in aggregate of $167,639 (HKD 1,300,000) without interest and due in one year.

On December 25, 2015, Moxian Shenzhen and Shenzhen Bayi entered into a loan agreement whereby Shenzhen Bayi agreed to provide a loan to Moxian Shenzhen in aggregate of $686,432 (RMB4,560,883) without interest and due in one year.

On February 1, 2016, Moxian Shenzhen and Shenzhen Bayi entered into a loan agreement whereby Shenzhen Bayi agreed to provide a loan to Moxian Shenzhen in aggregate of $46,516 (RMB300,000) without interest and due in one year.

On February 1, 2016, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide a loan to Moxian HK in aggregate of $64,476 (HKD500,000) without interest and due in one year.

On February 2, 2016, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide a loan to Moxian HK in aggregate of $25,790 (HKD200,000) without interest and due in one year.

On February 2, 2016, Moxian Shenzhen and Shenzhen Bayi entered into a loan agreement whereby Shenzhen Bayi agreed to provide a loan to Moxian Shenzhen in aggregate of $38,763 (RMB250,000) without interest and due in one year.

On February 26, 2016, Shenzhen Moyi and Shenzhen Bayi entered into a loan agreement whereby Shenzhen Bayi agreed to provide a loan to Shenzhen Moyi in aggregate of $33,854 (RMB218,340) without interest and due in one year.

On February 26, 2016, Moxian Beijing and Zhongtou entered into a loan agreement whereby Zhongtou agreed to provide a loan to Moxian Beijing in aggregate of $15,505 (RMB 100,000) without interest and due in one year.

On March 7, 2016, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide a loan to Moxian HK in aggregate of $38,686 (HKD300,000) without interest and due in one year.

On March 10, 2016, Moxian BJ and Xinhua Huifeng entered into a loan agreement whereby Xinhua Huifeng agreed to provide a loan to Moxian BJ in aggregate of $13,955 (RMB90,000) without interest and due in one year.

On March 14, 2016, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide a loan to Moxian HK in aggregate of $77,371 (HKD600,000) without interest and due in one year.

On March 15, 2016, Moxian Shenzhen and Shenzhen Bayi entered into a loan agreements whereby Shenzhen Bayi agreed to provide loans to Moxian Shenzhen in aggregate of $155,054 (RMB 1,000,000) without interest and due in one year.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Related party transactions and balances (cont.)

On March 21, 2016, Moxian HK and Moxian China Limited entered into a loan agreement whereby Moxian China Limited agreed to provide a loan to Moxian HK in aggregate of $77,371 (HKD600,000) without interest and due in one year.

From April 11, 2016 through June 15, 2016, Moxian HK and Moxian China Limited entered into seven loan agreements whereby Shenzhen Bayi agreed to provide loans to Moxian HK in aggregate of $342,568 (HKD 2,657,440) without interest and due in one year.

From April 1, 2016 through June 8, 2016, Moxian Shenzhen and Shenzhen Bayi entered into fifteen loan agreements whereby Shenzhen Bayi agreed to provide loans to Moxian Shenzhen in aggregate of $1,151,358 (RMB 7,650,000) without interest and due in one year.

From April 1, 2016 through June 27, 2016, Moxian Shenzhen and Xinhua Huifeng entered into four loan agreements whereby Xinhua Huifeng agreed to provide loans to Moxian Shenzhen in aggregate of $233,282 (RMB 1,550,000) without interest and due in one year.

On June 28, 2016, Moxian Beijing and Zhongtou entered into a loan agreement whereby Zhongtou agreed to provide loan to Moxian Beijing in aggregate of $1,174 (RMB 7,800) without interest and due in one year.

6. Capital stock

Xinhua Subscription

The Company entered into a subscription agreement (“Zhongtou Subscription Agreement”) with Zhongtou Huifeng Investment Management (Beijing) Co. Ltd. (“Zhongtou”) on April 24, 2015, whereby the Company agreed to sell an aggregate of 4,084,500 shares of the Company’s Common Stock at a per share price of $2.00 for gross proceeds of $8,190,000 (approximately RMB50,000,000) and to issue to Zhongtou for no additional consideration a warrant (the “Warrant”) to purchase in the aggregate 16,000,000 shares (“Warrant Shares”) of Common Stock at an exercise price of $4.00 per share, exercisable on or prior to July 31, 2015. On June 4, 2015, the Company and Zhongtou entered into a Termination Agreement to terminate the Zhongtou Subscription Agreement as Zhongtou’s principals have determined to make the investment described in the Zhongtou Subscription Agreement through a different entity, Beijing Xinhua Huifeng Equity Investment Center (Limited Partnership) (“Xinhua”).

On June 4, 2015, the Company and Xinhua entered into a new Subscription Agreement (“Xinhua Subscription Agreement”) on substantially the same terms as the Zhongtou Subscription Agreement (the “Transaction”). Pursuant to the Xinhua Subscription Agreement, if the Company fails to contract with 25,000 new paying merchants by September 30, 2016, the Company shall issue an additional number of shares of Common Stock to Xinhua, equal to 50% of the accumulated number of Warrant Shares exercised and acquired by Xinhua as of September 30, 2016, for no additional consideration (“Make Good Provision”). The Make Good Provision will be available only if Xinhua has exercised the Warrant and acquired more than 8,000,000 Warrant Shares (the “Condition”). Further, the Company shall issue 2,000,000 shares of Common Stock to Xinhua for no additional consideration if the Company fails to publish its full working version of the Moxian mobile application version 2.0 by September 30, 2015, or if the Company fails to uplist to a national securities exchange in the U.S. by June 30, 2017. Xinhua shall also have the right to nominate (i) one member of the Company’s accounting department; and (ii) one member of the board of directors provided that the Condition has been met.

On August 13, 2015, Xinhua and the Company entered into an Amendment Agreement (the “Amendment Agreement”) to amend certain terms under the Xinhua Subscription Agreement between the Company and Xinhua dated June 4, 2015 to September 30, 2015. Pursuant to the Xinhua Subscription Agreement, the Company will issue 4,095,000 shares of the Company’s Common Stock to Xinhua for $8,190,000 and grant the warrant (the “Warrant”) to purchase up to 16,000,000 shares of the Company’s Common Stock on or before July 31, 2015 (the “Expiration Date”) (such transaction, the “Transaction”). Pursuant to the Amendment Agreement (the “First Amendment

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Capital stock (cont.)

Agreement”), the closing date of the Transaction was extended to September 30, 2015 and the Expiration Date of the Warrant was extended to September 30, 2015.

On December 16, 2015, the Company entered into a Second Amendment Agreement to the Subscription Agreement (the “Second Amendment Agreement”) with Xinhua. Under the Second Amendment Agreement, the closing date of the transaction was extended again to December 31, 2015 and the Expiration Date of the Warrant was extended to December 31, 2015 as well.

On February 28, 2016, the Company closed the transaction and issued 4,095,010 shares of the Company Common Stock to Xinhua for an aggregate purchase price of $8,190,020, or $2.00 per share, of which $5,505,915 proceeds were received by the Company in fiscal 2015 and included in the subscription payments liability.

Cancellation of shares

On February 22, 2016, Good Eastern Investment Limited (‘GEL’), Stellar Elite Limited (‘SEL’) and Moxian China Limited (‘MCL’), collectively, the Designated Shareholders, entered into a Share Cancellation Agreement (the ‘Agreement’) with the Company. Pursuant to the Agreement, on February 22, 2016, the Designated Shareholders cancelled 47,422,541 shares of the Company common stock which represented 42.93% of our issued and outstanding shares for no consideration. The cancelled shares resulted in GEL, SEL and MCL owning after the share cancellation 9,990,000, 19,830,000 and 17,602,541 shares of common stock or any other securities of the Company respectively.

As of June 30, 2016 and September 30, 2015, there were no warrants or options outstanding to acquire any additional shares of Common Stock of the Company.

Stock reverse split

On May 24, 2016 the Board of Directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-2 (the “Reverse Stock Split”). The Reverse Stock Split was effective on June 20, 2016 (the “Effective Date”). Simultaneously to the Reverse Stock Split, the number of shares of the Company’s authorized Common Stock was correspondingly reduced from 500,000,000 shares to 250,000,000 shares without changes in par value per share. The Company has retroactively restated all shares and per share data for all the periods presented.

Purchase of Intangible Asset

On January 30, 2015, the Company issued a convertible note in the principal amount of $7,782,000 to REBL for the acquisitions of Moxian IP Samoa and Moxian BVI. On August 14, 2015, $3,981,000 of such note was converted into 1,945,500 shares of the Company’s common stock. On September 30, 2015, the Company issued an additional 1,945,500 shares of its common stock to REBL upon conversion of the remainder portion of the note.

7. Income taxes

The Company and its subsidiaries file separate income tax returns.

The United States of America

Moxian is incorporated in the State of Nevada in the U.S., and is subject to a gradual U.S. federal corporate income tax of 15% to 35%. The State of Nevada does not impose any corporate state income tax. As of June 30, 2016, future net operation losses of approximately $ 1.7 million are available to offset future operating income through 2026.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Income taxes (cont.)

British Virgin Islands

Moxian BVI is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Moxian BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by Moxian BVI, no British Virgin Islands withholding tax is imposed.

Hong Kong

Moxian HK is incorporated in Hong Kong and Hong Kong’s profits tax rate is 16.5%. Moxian HK did not earn any income that was derived in Hong Kong for the three and nine months ended June 30, 2016 and 2015, and therefore, Moxian HK was not subject to Hong Kong Profits Tax.

Malaysia

The management estimated that Moxian Malaysia will not generate any taxable income in the future.

PRC

Effective from January 1, 2008, the PRC’s statutory income tax rate is 25%. The Company’s PRC subsidiaries are subject to income tax rate of 25%, unless otherwise specified.

Moxian Shenzhen was incorporated in the People’s Republic of China. Moxian Shenzhen did not generate taxable income in the People’s Republic of China for the period from April 8, 2013 (date of inception) to June 30, 2016. The management estimated that Moxian Shenzhen will not generate any taxable income in the future.

Moyi was incorporated in the People’s Republic of China. Moyi did not generate taxable income in the People’s Republic of China for the period from July 19, 2013 (date of inception) to June 30, 2016.

Moxian Beijing was incorporated in the People’s Republic of China. Moxian Beijing did not generate taxable income in the People’s Republic of China for the period from December 10, 2015 (date of inception) to June 30, 2016.

The Company’s effective income tax rates were 0.3% and 0.4% for the three and nine month period ended June 30, 2016. The Company’s effective income tax rates were Nil for the three and nine month period ended June 30, 2015. Income tax mainly consists of foreign income tax at statutory rates and the effects of permanent and temporary differences.

As of June 30, 2016, the Company has a deferred tax asset of $85,981 resulting from certain net operating losses in PRC. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those net operating losses are available. The Company considers projected future taxable income and tax planning strategies in making its assessment. At present, the Company does not have a sufficient operation in the Moxian Shenzhen, Moxian Malaysia and Moxian Beijing to conclude that it is more-likely-than-not that the Company will be able to realize all of its tax benefits in the near future and therefore a valuation allowance has been provided for the full value of the deferred tax asset.

A valuation allowance will be maintained until sufficient positive evidence exists to support the reversal of any portion or all of the valuation allowance. Should Moxian Shenzhen, Moxian Malaysia and Moxian Beijing start to have sufficient operation in future periods with supportable trend, the valuation allowance will be reduced accordingly.

MOXIAN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and contingencies

Operating Lease

The Company leases a number of properties under operating leases. Rental expenses under operating leases for the three and nine months ended June 30, 2016 were $94,877 and $513,472, respectively. Rental expenses under operating leases for the three and nine months ended June 30, 2015 were $93,394 and $164,209, respectively.

As of June 30, 2016, the Company was obligated under non-cancellable operating leases for minimum rentals as follows:

For the Twelve Months Ending June 30,
2017	$750,974
2018	594,077
2019	18,813

Total minimum lease payments	$1,363,864

Arrangement with Xinhua New Media Co., Ltd

The Company entered into an exclusive advertising agency agreement with Xinhua New Media Co., Ltd (“Xinhua”). Pursuant to the agreement, the Company, as an exclusive agent, is authorized to operate and sell advertisement on Xinhua’s mobile application in the gaming channel. The agreement expires on December 31, 2020. The Company is required to compensate Xinhua an agency fee of $924,860 in the first year and additional agency fees of approximately $1.5 million in the following years. The payment schedule is listed below:

For the twelve months ended
June 30, 2017	$924,860
June 30, 2018	1,541,433
June 30, 2019	1,541,433
June 30, 2020	1,541,433
December 31, 2020	1,079,003
Total agency payments	$6,628,162

For the three and nine months ended June 30, 2016, the Company recorded $462,430 in advertising agency fee expense (Nil for three and nine months ended June 30, 2015).

Legal Proceeding

There has been no legal proceeding in which the Company is a party as of As of June 30, 2016.

9. Subsequent events

From July 8, 2016 through July 15, 2016, Moxian Shenzhen and Shenzhen Bayi entered into four loan agreements whereby Shenzhen Bayi agreed to provide loans to Moxian Shenzhen in aggregate of $207,244 (RMB1,377,000) without interest and due in one year.

On July 15, 2016, Moxian Beijing and Xinhua Huifeng entered into a loan agreement whereby Xinhua Huifeng agreed to provide loans to Moxian Beijing in aggregate of $97,828 (RMB 650,000) without interest and due in one year.

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Shareholders of
        Moxian, Inc.

We have audited the accompanying consolidated balance sheets of Moxian, Inc. and its subsidiaries (collectively, the “Company”) as of September 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years ended September 30, 2015 and 2014. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2015 and 2014, and the results of its operations and comprehensive income, and its cash flows for each of the years ended September 30, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the accompanying financial statements, the financial statements of the Company for the year ended September 30, 2015 have been restated to correct certain misstatements.

/s/ Dominic K.F. Chan & Co
Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong, December 15, 2015
Except for Note 2 dated February 17, 2016

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

AUDITED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	September 30, 2015	September 30, 2014

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,398,713	$1,770,196
Prepayments, deposits and other receivables	1,042,727	741,645
Inventories	38,310	—
Total current assets	3,479,750	2,511,841

Deferred tax assets (Note 10)	52,609	—
Property and equipment, net (Note 5)	2,941,562	348,669
Intangible assets (Note 6)	6,600,285	—
TOTAL ASSETS	$13,074,206	$2,860,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accruals and other payables	$600,675	$295,601
Payable for acquisition (Note 4)	—	1,000,000
Loans from shareholders (Note 7)	1,462,525	6,151,932
Subscription payment	5,505,915	—
Total current liabilities	7,569,115	7,447,533
Total liabilities	$7,569,115	$7,447,533

STOCKHOLDERS’ EQUITY
Capital stock (Note 8)
Preferred stock, $0.001 par value, authorized: 100,000,000 shares. Nil shares issued and outstanding as of September 30, 2015 and September 30, 2014, respectively	—	—
Common stock, $0.001 par value, authorized: 250,000,000 shares. 107,333,472 shares and 99,150,000 shares issued and outstanding as of September 30, 2015 and September 30, 2014, respectively	107,334	99,150
Additional paid-in capital	16,457,910	262,064
Deficit accumulated during the development stage	(11,174,812)	(5,001,166)
Accumulated other comprehensive income	114,659	52,929
Total stockholders’ equity/ (deficit)	5,505,091	(4,587,023)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,074,206	$2,860,510

____________

*         Retroactively restated for effect of 1 for 2 reserve stock split on June 20, 2016

See accompanying notes to consolidated financial statements

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Stated in US Dollars)

	For the Year Ended September 30, 2015	For the Year Ended September 30, 2014	For the period from Inception October 12, 2010 to September 30, 2015
Revenues, net	$83,870	$56,122	$139,992

Cost and expenses
Cost of sales	(25,269)	(15,514)	(48,694)
Depreciation and amortization expenses	(843,299)	(78,571)	(921,870)
Selling, general and administrative expenses	(5,443,815)	(2,176,963)	(7,822,691)
Impairment of goodwill	—	(2,600,315)	(2,600,315)
Loss from operations	(6,228,513)	(4,815,241)	(11,253,578)

Interest income	2,258	23,899	26,157
Loss before income tax	(6,226,255)	(4,791,342)	(11,227,421)

Income tax expenses-deferred tax benefit	52,609	—	52,609
Net loss	(6,173,646)	(4,791,342)	(11,174,812)

Foreign currency translation adjustments	61,730	52,929	114,659
Comprehensive loss	$(6,111,916)	$(4,738,413)	$(11,060,153)

Basic and diluted loss per common share*	$(0.06)	$(0.05)

Basic and diluted weighted average common shares outstanding*	99,998,087	99,150,000

____________

*         Retroactively restated for effect of 1 for 2 reserve stock split on June 20, 2016

See accompanying notes to consolidated financial statements

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

AUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Stated in US Dollars)

	Common Stock*		Additional paid-in	Accumulated deficit development	Accumulated other comprehensive
	Shares	Amount	Capital*	Stage	income	Total
Balance at inception, October 12, 2010
Common shares issued —
Founder for property and equipment	93,000,000	$93,000	$93,000	$(182,900)	$—	$3,100
Additional paid in capital by founder	—	—	—	169	—	169
Net loss	—	—	—	(21)	—	(21)

Balance, December 31, 2010	93,000,000	$93,000	$93,000	$(182,752)	$—	$3,248

Additional paid in capital by founder	—	—	—	2,146	—	2,146
Issue of common stock	6,150,000	6,150	6,150	28,700	—	41,000
Net loss	—	—	—	(12,606)	—	(12,606)

Balance, December 31, 2011	99,150,000	$99,150	$99,150	$(164,512)	$—	$33,788

Net loss	—	—	—	(33,572)	—	(33,572)

Balance, December 31, 2012	99,150,000	$99,150	$99,150	$(198,084)	$—	$216

Additional paid in capital by founder	—	—	—	2,950	—	2,950
Net loss	—	—	—	(14,690)	—	(14,690)

Balance, September 30, 2013	99,150,000	$99,150	$99,150	$(209,824)	$—	$(11,524)

Inclusion of Moyi (See Note 1)	—	—	162,914	—	—	162,914
Net loss	—	—	—	(4,791,342)	—	(4,791,342)
Foreign currency adjustment	—	—	—	—	52,929	52,929

Balance, September 30, 2014	99,150,000	$99,150	$262,064	$(5,001,166)	$52,929	$(4,587,023)

Issuance of shares	8,183,472	8,184	16,358,760	—	—	16,366,944
Inclusion of Moyi (See Note 1)	—	—	(162,914)	—	—	(162,914)
Net loss	—	—	—	(6,173,646)	—	(6,173,646)
Foreign currency adjustment	—	—	—	—	61,730	61,730

Balance, September 30, 2015	107,333,472	$107,334	$16,457,910	$(11,174,812)	$114,659	$5,505,091

____________

*         The number of shares of common stock has been retroactively restated to reflect the 60-for-1 forward stock split effected on December 13, 2013 and 1 for 2 reserve stock split on June 20, 2016.

See accompanying notes to consolidated financial statements

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year Ended September 30, 2015	Year Ended September 30, 2014	For the period from Inception October 12, 2010 to September 30, 2015
OPERATING ACTIVITIES
Net loss	$(6,173,646)	$(4,791,342)	$(11,174,812)
Depreciation and amortization expense	843,299	78,571	921,870
Impairment of goodwill	—	2,600,315	2,600,315
Changes in operating assets and liabilities:
Increase in deposits, prepayments and other receivables	(317,016)	(167,032)	(760,235)
Increase in inventories	(22,375)	—	(21,246)
Increase in deferred tax assets	(52,609)	—	(52,609)
Increase in accruals and other payables	305,074	173,159	554,885
Net cash used in operating activities	(5,417,273)	(2,106,329)	(7,931,832)

INVESTING ACTIVITIES
Acquisition of property and equipment	(2,931,838)	(229,723)	(2,975,767)
Acquisition of Intangible asset	(354,755)	—	(354,755)
Net cash inflow on acquisition of subsidiaries (Note 4)	—	897,453	897,453
Net cash (used in)/provided by investing activities	(3,286,593)	667,730	(2,433,069)

FINANCING ACTIVITIES
Subscription received	5,505,915		5,505,915
Loan borrowings	3,730,113	3,155,839	7,116,045
Capital stock issued for cash	—	—	49,365
Net cash provided by financing activities	9,236,028	3,155,839	12,671,325

Effect of foreign currency translation	96,355	52,928	92,289

Net increase in cash and cash equivalents	628,517	1,770,168	2,398,713
Cash and cash equivalents, beginning of year	1,770,196	28	—
Cash and cash equivalents, end of year	$2,398,713	$1,770,196	$2,398,713

Supplemental cash flow disclosures:
Cash paid for interest expense	$—	$—	$—
Cash paid for income taxes	$—	$—	$—

Major items for non-cash transaction:
Issuance of shares in conversion of convertible promissory notes (Note 8)	$16,366,944	$—	$16,366,944
IP rights acquired by issuing common stock (Note 4)	$6,782,000	$—	$6,782,000

See accompanying notes to consolidated financial statements

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1. Organization and nature of operations

Moxian, Inc. (formerly known as Moxian China, Inc., hereinafter referred as “Moxian,” together with its subsidiaries, the “Company”), was incorporated under the laws of the State of Nevada on October 12, 2010. The Company, through its subsidiaries and variable interest entity, engages in the business of operating a social network platform that integrates social media and business into one single platform.

On February 17, 2014, the Company incorporated Moxian CN Group Limited (“Moxian CN Samoa”) under the laws of Independent State of Samoa.

On February 21, 2014, the Company completed the acquisition of Moxian Group Limited (“Moxian BVI”) and its subsidiaries from Rebel Group, Inc., a Florida Corporation (“REBL”) pursuant to a License and Acquisition Agreement (the “License and Acquisition Agreement”).

Moxian BVI was incorporated on July 3, 2012 under the laws of British Virgin Islands. REBL owned 100% equity interests of Moxian BVI prior to the closing of the License and Acquisition Agreement, among the Company, Moxian BVI and REBL.

Moxian (Hong Kong) Limited (“Moxian HK”) was incorporated on January 18, 2013 and became Moxian BVI’s subsidiary since February 14, 2013. Moxian HK is currently engaged in the business of online social media. Moxian HK operates through two wholly-owned subsidiaries: Moxian Technologies (Shenzhen) Co., Ltd. (“Moxian Shenzhen”) and Moxian Malaysia SDN BHD (“Moxian Malaysia”).

Moxian Shenzhen was invested and wholly owned by Moxian HK. Moxian Shenzhen was incorporated on April 8, 2013 and was engaged in the business of internet technology, computer software, commercial information consulting

Moxian Malaysia was incorporated on March 1, 2013 and became Moxian HK’s subsidiary since April 2, 2013. Moxian Malaysia is conducting its business in IT services and media advertising industry.

Shenzhen Moyi Technologies Co., Ltd. (“Moyi”) was incorporated on July 19, 2013 under the laws of the People’s Republic of China and became a variable interest entity (“VIE”) of Moxian Shenzhen since July 15, 2014. Moxian Shenzhen controls Moyi through arrangement that absorbs operations risk, as if Moyi were a wholly-owned subsidiary of Moxian Shenzhen.

On January 30, 2015, the Company entered into an Equity Transfer Agreement (the “Equity Transfer Agreement,” such transaction, the “Equity Transfer Transaction”) with REBL, to acquire from REBL 100% of the equity interests of Moxian Intellectual Property Limited, a company incorporated under the laws of Samoa and a wholly-owned subsidiary of REBL (“Moxian IP Samoa”) for $6,782,000 (the “Moxian IP Samoa Purchase Price”). Moxian IP Samoa owns all the intellectual property rights relating to the operation, use and marketing of the Moxian Platform, including all of the trademarks, patents and copyrights that are used in the Company’s business. As a result of the Equity Transfer Transaction, Moxian IP Samoa became a wholly-owned subsidiary of the Company.

The Company is in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915. Among the disclosures required by FASB ASC 915 are that the Company’s audited consolidated financial statements be identified as those of a development stage company, and that the statements of earnings, retained earnings and stockholders’ equity and cash flows disclose activity since the date of the Company’s inception. The fiscal year end of the Company is September 30.

The Company’s audited consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated significant revenue since inception and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. Since October 12, 2010 (inception), the Company has generated revenue of $139,992 and has incurred an accumulated deficit of $11,174,812.

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.Organization and nature of operations (cont.)

The Company is currently devoting its efforts to develop mobile application and online platform that facilitate the small to medium size businesses to attract more clients. The Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, develop apps and websites, generate servicing income, and ultimately, achieve profitable operations. The accompanying audited consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. Restatement of Financial Statements

Subsequent to the preparation of the Company’s consolidated financial statements as of and for the year ended September 30, 2015, management identified errors in the Company’s previously issued consolidated financial statements. The Company has incorrectly accounted for: (i) the recognition of deferred tax assets derived from the net operating loss at the year ended September 30, 2015; (ii) the over accrued amortization of intangible assets for the year ended September 30, 2015; (iii) the overstated intangible assets and accruals and other payables as of September 30, 2015.

1)       The Company recognized $1.46 million of deferred tax assets derived from the net operating loss at the year ended September 30, 2015 (See note 10). Management considered this amount was over accrued by $1.41 million according to their best estimation. As a result, the deferred tax assets would decrease $1.41 million as of September 30, 2015, the income tax expenses — deferred tax benefit would also decrease by $1.41 million and the net loss would increase by $1.41 million for the year ended September 30, 2015.

2)       The Company identified that the amortization of intangible assets — Intellectual Property Rights was over accrued by $169,550 for the year ended September 30, 2015. As a result, the amortization of intangible assets would decrease $169,550 and the net loss would decrease by $169,550 for the year ended September 30, 2015.

3)       Moreover, the Company identified that the cost for purchasing intangible assets was overstated by $173,177 as of September 30, 2015. As a result, the intangible assets would decrease $173,177 and accruals and other payables would decrease $173,177 as of September 30, 2015

The impact of the restatement on the September 30, 2015 financial statements is reflected in the following tables:

CONSOLIDATED BALANCE SHEETS

	September 30, 2015
	As Previously Reported	As Restated
Total current assets	4,937,210	3,479,750
Deferred tax assets (note 8)	1,457,460	52,609
Intangible assets (note 10)	6,603,912	6,600,285
Total Assets	14,482,684	13,074,206
Accruals and other payables	773,852	600,675
Total current liabilities	7,742,292	7,569,115
Total liabilities	7,742,292	7,569,115
Deficit accumulated during the development stage	(9,939,511)	(11,174,812)
Total stockholders’ equity	6,740,392	5,505,091
Total liabilities and stockholders’ equity	14,482,684	13,074,206

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.Restatement of Financial Statements (cont.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

			For the period from Inception
	For the year Ended September 30, 2015		October 12, 2010 to September 30, 2015
	As Previously Reported	As Restated	As Previously Reported	As Restated
Depreciation and Amortization expenses	1,012,849	843,299	1,091,420	921,870
Loss from operations	(6,398,063)	(6,228,513)	(11,423,128)	(11,253,578)
Loss before income tax	(6,395,805)	(6,226,255)	(11,396,971)	(11,227,421)
Income tax expenses	1,457,460	52,609	1,457,460	52,609
Net Loss	(4,938,345)	(6,173,646)	(9,939,511)	(11,174,812)
Comprehensive loss	(4,876,615)	(6,111,916)	(9,824,852)	(11,060,153)
Basic and diluted loss per common share*	(0.05)	(0.06)

____________

*         Retroactively restated for effect of 1:2 reserve stock split on June 20, 2016

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended September 30, 2015		For the period from Inception October 12, 2010 to September 30, 2015
	As Previously Reported	As Restated	As Previously Reported	As Restated
Net Loss	(4,938,345)	(6,173,646)	(9,939,511)	(11,174,812)
Depreciation and Amortization expenses	1,012,849	843,299	1,091,420	921,870
Increase in deferred tax assets	(1,457,460)	(52,609)	(1,457,460)	(52,609)
Increase in accruals and other payables	478,251	305,074	728,062	554,885
Net cash used in operating activities	(5,244,096)	(5,417,273)	(7,758,655)	(7,931,832)
Acquisition of Intangible assets	(527,932)	(354,755)	(527,932)	(354,755)
Net Cash used in investing activities	(3,459,770)	(3,286,593)	(2,606,246)	(2,433,069)

3. Summary of principal accounting policies

Basis of presentation

The accompanying audited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and reflect the activities of the following subsidiaries and VIE: Moxian CN Samoa, Moxian BVI, Moxian HK, Moxian Shenzhen, Moxian Malaysia, Moyi and Moxian IP Samoa. All material intercompany transactions and balances have been eliminated in the consolidation.

In accordance with the interpretation of Generally Accepted Accounting Principles (GAAP), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

ASC 810 (Financial Accounting Standards Board (“FASB”) Interpretation Number (“FIN”) 46 (revised December 2003), “Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51” (“FIN 46R”), addresses whether certain types of entities referred to as variable interest entities (“VIEs”), should be consolidated in a company’s audited consolidated financial statements. Pursuant to an Exclusive Business Cooperation Agreement by

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.Summary of principal accounting policies (cont.)

and between Moxian Shenzhen and Moyi, dated July 15, 2014, Moxian Shenzhen has the exclusive right to provide to Moyi technical and systems support, marketing consulting services, training for technical personnel and technical consulting services. As payment for these services, Moyi has agreed to pay Moxian Shenzhen a service fee equal to 100% Moyi’s pre-tax profit. In accordance with the provisions of ASC 810, the Company has determined that Moyi is a VIE of Moxian Shenzhen and that the Company is the primary beneficiary, and accordingly, the financial statements of Moyi are consolidated into the financial statements of the Company.

Revenue recognition

Revenue are recognized when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.

Use of estimates

The preparation of the audited consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the audited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company utilizes FASB Accounting Standard Codification Topic 740 (“ASC 740”) “Income taxes” (formerly known as SFAS No. 109, “Accounting for Income Taxes”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the audited consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 “Income taxes” (formerly known as Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 (“FIN 48”)) clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of operations. The adoption of ASC 740 did not have a significant effect on the consolidated financial statements.

Cash and cash equivalents

The Company considers all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less to be cash equivalents.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.Summary of principal accounting policies (cont.)

Earnings per share

Basic earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

FASB Accounting Standard Codification Topic 260 (“ASC 260”), “Earnings Per Share,” requires that employee equity share options, non-vested shares and similar equity instruments granted to employees be treated as potential common shares in computing diluted earnings per share. Diluted earnings per share should be based on the actual number of options or shares granted and not yet forfeited, unless doing so would be anti-dilutive. The Company uses the “treasury stock” method for equity instruments granted in share-based payment transactions provided in ASC 260 to determine diluted earnings per share. Antidilutive securities represent potentially dilutive securities which are excluded from the computation of diluted earnings or loss per share as their impact was antidilutive.

Plant and equipment, net

Plant and equipment are recorded at cost less accumulated depreciation and impairment. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Computers	3 years
Office equipment	3 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of estimated useful lives or term of lease

Business Combinations

The Company accounts for its business combinations using the purchase method of accounting in accordance with ASC 805: Business Combinations. The purchase method accounting requires that the consideration transferred to be allocated to the assets, including separately identifiable assets and liabilities the Company acquired based on their estimated fair values. The consideration transferred of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of cost of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive income.

The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Company determines discount rates to be used based on the risks inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

In a business combination achieved in stages, the Company re-measures its previously held equity interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss in earnings.

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.Summary of principal accounting policies (cont.)

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. Under ASC 350, Intangibles — Goodwill and Other, goodwill is not amortized but evaluated for impairment annually or whenever events or changes in circumstances indicate that the value may not be recoverable.

The Company tests goodwill for impairment at the reporting unit level on an annual basis as of the fiscal year end, and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. Commencing in September 2011, in accordance with the FASB revised guidance on “Testing of Goodwill for Impairment,” a company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The judgment in estimating the fair value of reporting units includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.

Intangible assets

Intangible assets, comprising Intellectual property rights (“IP rights”) and other intangible assets, which are separable from the fixed assets, are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of 10 years.

Comprehensive income

The Company has adopted FASB Accounting Standard Codification Topic 220 (“ASC 220”) “Comprehensive income” (formerly known as SFAS No. 130, “Reporting Comprehensive Income”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

Recent accounting pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

4. Acquisitions

Acquisition of Moxian BVI

On February 21, 2014, the Company entered into a License and Acquisition Agreement (“License and Acquisition Agreement”) with REBL, whereby the Company (i) acquired all the equity interests of Moxian BVI, and (ii) obtained the license to use the intellectual property rights (as define below) of REBL. Pursuant to the License and Acquisition Agreement, REBL agreed to sell, convey, and transfer 100% of the equity interests of Moxian BVI to Moxian CN Samoa, a newly incorporated wholly-owned subsidiary of the Company, in cash consideration of an aggregate of $1,000,000. As a result, The Company began to consolidate Moxian BVI, together with its subsidiaries, Moxian HK, Moxian Shenzhen, and Moxian Malaysia’s financial statement on February 21, 2014.

Under the License and Acquisition Agreement, REBL also agreed to grant us the exclusive right to use REBL’s IP Rights in Mainland China, Malaysia, and other countries and regions where REBL conducts its business (the “Licensed Territory”), and the exclusive right to solicit, promote, distribute and sell REBL products and services in the Licensed Territory for five years (the “License”). In exchange for such License, the Company agreed to pay to REBL: (i) $1,000,000 as a license maintenance royalty each year commencing from the second year from the date of the agreement; and (ii) 3% of the gross profit of distribution and sale of REBL products and services as an earned royalty. Pursuant to the License and Acquisition Agreement, the Company has the right to acquire the new IP Rights that are developed by REBL and sub-license such rights to a third party. The Company also has the obligation to develop the social media market in the Licensed Territory of REBL products and services.

The Company accounted for the acquisition of Moxian BVI as business acquisition in accordance with ASC 805.

The valuations used in the purchase price allocation were determined by the Company with the assistance of an independent third party valuation firm with the income approach applied. The allocation of the consideration for assets acquired and liability assumed based on their fair value was as follows:

Current assets
Cash and bank balances	$897,453
Prepayments, deposits and other receivables	264,729
Inventory	1,129

Non-current assets
Property and equipment, net	176,116

Current liabilities
Other payables and accruals	(51,172)
Loans	(2,888,570)
$(1,600,315)

Goodwill arising on acquisition:
Consideration transferred	$1,000,000
Less: fair value of identifiable net assets acquired	(1,600,315)
$2,600,315

Net cash inflow on acquisition of subsidiaries:
Consideration paid in cash	$—
Less: cash and cash equivalent balances acquired	897,453
$897,453

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

4.Acquisitions (cont.)

The excess of the purchase price over the assets acquired and liabilities assumed was recorded as goodwill. Goodwill primarily represents the expected synergies from combining operations of Moxian BVI with those of the Company, which are complementary to each other, and intangible assets that do not qualify for separate recognition. In accordance with ASC350, goodwill is not amortized but is tested for impairment and is not deductible for tax purposes.

Prior to the acquisition, Moxian BVI did not prepare its financial statements in accordance with US GAAP. The Company determined that the cost of reconstructing the financial statement of Moxian BVI for the periods prior to the acquisition outweighed the benefits. Based on a comparison of Moxian BVI’s and the Company’s financial performance for the fiscal year prior to the acquisition, the Company did not consider Moxian BVI on its own to be material to the Company. Thus the Company’s management believes that the presentation of pro forma financial information with respect to the results of operations of the Company for the business combination is impractical.

The changes in carrying value of goodwill by reportable segments for the years ended September 30, 2015 and 2014 are as follows:

Goodwill
Balance as of September 30, 2013	$—
Increase in goodwill related to acquisition	2,600,315
Impairment losses	(2,600,315)
Balance as of September 30, 2014	$—
Balance as of September 30, 2015	$—

5. Property and equipment, net

	As of
	September 30, 2015	September 30, 2014
Computers	$227,886	$213,600
Office equipment	2,129,199	68,623
Furniture and fixtures	22,752	32,011
Construction in progress	796,996	—
Leasehold improvements	193,225	156,101
Total property and equipment	3,370,058	470,335
Less: Accumulated depreciation	(428,496)	(121,666)
Total property and equipment, net	$2,941,562	$348,669

The depreciation expenses for the years ended September 30, 2015 and 2014 were $306,829 and $78,571, respectively.

6. Intangible assets

As of September 30, 2015 and 2014, the Company has the following amounts related to intangible assets:

	2015	2014
IP rights	$6,782,000	$—
Other intangible assets	354,755	—
	7,136,755	$—
Less: accumulated amortization	(536,470)	—
Net intangible assets	$6,600,285	$—

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.Intangible assets (cont.)

No significant residual value is estimated for these intangible assets. Aggregate amortization expense for the years ended September 30, 2015, and September 30, 2014, totaled $536,470 and nil, respectively. The following table represents the total estimated amortization of intangible assets for the five succeeding years:

For the Year Ending September 30	Estimated Amortization Expense
2016	$854,200
2017	854,200
2018	826,312
2019	678,200
2020 and thereafter	$3,387,373

7. Loans from shareholders

The loans are made to Moxian HK, Moxian Shenzhen, Moyi, and Moxian Malaysia and are unsecured, interest free and will be due and payable in 12 months. Details of the loans are analyzed as follows:

	As of
Repayable	September 30, 2015	September 30, 2014
Within 1 month	$—	$—
1 to 3 months	—	—
More than 3 months but less than 12 months	1,462,525	6,151,932
	$1,462,525	$6,151,932

On May 4, 2015, Moxian Malaysia and Jet Key Limited (“Jet Key”), a shareholder of the Company, entered into a loan agreement whereby Jet Key agreed to provide a loan to Moxian Malaysia in an aggregate of $122,144 without any interests and with a term of repayment of 12 months.

On June 30, 2015, Moxian Shenzhen and Shenzhen Bayi Consulting Co. Ltd. (“Bayi”), a shareholder of the Company, entered into a loan agreement whereby Bayi agreed to provide a loan to Moxian Shenzhen in an aggregate of RMB6,100,000 (approximately $998,559) without any interests and with a term of repayment of 12 months, as previously disclosed in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2015, filed with the Securities and Exchange Commission on August 14, 2015.

On September 30, 2015, Moxian Shenzhen and Bayi entered into a loan agreement a loan agreement whereby Bayi agreed to provide a loan to Moxian Shenzhen in an aggregate of RMB2,080,000 (approximately $332,480) without any interests and with a term of repayment of 12 months.

8. Shareholders’ equity

As of December 22, 2015, the number of total outstanding shares is 107,333,472 shares of Common Stock, par value $.001 per share (“Common Stock”) and nil share of Preferred Stock, par value $.001 per share (“Preferred Stock”).

As previously disclosed in the Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed with the Securities and Exchange Commission on May 15, 2015, the Company entered into a subscription agreement (“Zhongtou Subscription Agreement”) with Zhongtou Huifeng Investment Management (Beijing) Co. Ltd. (“Zhongtou”) on April 24, 2015, whereby we agreed to sell an aggregate of 4,095,000 shares of the Company’s Common Stock at a per share price of $2.00 for gross proceeds of $8,190,000 (approximately RMB50,000,000) and to issue to Zhongtou for no additional consideration a warrant (the “Warrant”) to purchase in the aggregate of 16,000,000 shares (“Warrant Shares”) of Common Stock at an exercise price of $4.00 per share, exercisable on

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.Shareholders’ equity (cont.)

or prior to July 31, 2015. On June 4, 2015, the Company and Zhongtou entered into a Termination Agreement to terminate the Zhongtou Subscription Agreement as Zhongtou’s principals have determined to make the investment described in the Zhongtou Subscription Agreement through a different entity, Beijing Xinhua Huifeng Equity Investment Center (Limited Partnership) (“Xinhua”).

On June 4, 2015, the Company and Xinhua entered into a new Subscription Agreement (“Xinhua Subscription Agreement”) on substantially the same terms as the Zhongtou Subscription Agreement (the “Transaction”). Pursuant to the Xinhua Subscription Agreement, if the Company fails to contract with 25,000 new paying merchants by September 30, 2016, the Company shall issue an additional number of shares of Common Stock to Xinhua, equal to 50% of the accumulated number of Warrant Shares exercised and acquired by Xinhua as of September 30, 2016, for no additional consideration (“Make Good Provision”). The Make Good Provision will be available only if Xinhua has exercised the Warrant and acquired more than 8,000,000 Warrant Shares (the “Condition”). Further, the Company shall issue 2,000,000 shares of Common Stock to Xinhua for no additional consideration if the Company fails to publish its full working version of the Moxian mobile application version 2.0 by September 30, 2015, or if the Company fails to uplist to a national securities exchange in the U.S. by June 30, 2017. Xinhua shall also have the right to nominate (i) one member of the Company’s accounting department; and (ii) one member of the board of directors provided that the Condition has been met.

On August 13, 2015, Xinhua and the Company entered into an Amendment Agreement (the “Amendment Agreement”) to amend certain terms under the Xinhua Subscription Agreement between the Company and Xinhua dated June 4, 2015 to September 30, 2015. Pursuant to the Xinhua Subscription Agreement, the Company will issue 4,095,000 shares of the Company’s Common Stock to Xinhua for $8,190,000 and grant the warrant (the “Warrant”) to purchase up to 16,000,000 shares of the Company’s Common Stock on or before July 31, 2015 (the “Expiration Date”) (such transaction, the “Transaction”). Pursuant to the Amendment Agreement (the “First Amendment Agreement”), the closing date of the Transaction was extended to September 30, 2015 and the Expiration Date of the Warrant was extended to September 30, 2015. As of the date of this Annual Report, the Transaction has not closed yet and there are no shares or warrants issued to Xinhua.

On August 14, 2015, the Company issued an aggregate of 4,292,472 shares of Common Stock to Ace Keen Limited, Jet Key Limited, Morolling International HK Limited, and Shenzhen Bayi Consulting Co., Ltd (the “Noteholders”) as a result of the conversion of $8,584,944 of convertible promissory notes held by the Noteholders at $2.00 per share.

On August 14, 2015, due to the VWAP of 30 trading day prior to August 14, 2015 is higher than $2.00, which triggered the clause of conversion under the convertible promissory note (the “Rebel Note”) in the principal amount of $7,782,000 issued to REBL dated January 30, 2015, the Company provided a notice of conversion to REBL and elected to convert the amount of $3,891,000 under the Rebel Note into 1,945,500 shares of the Company’s Common Stock at the conversion price of $2.00.

On September 30, 2015, the Company notified REBL that it elected to cause it to convert the remainder of the Rebel Note into 1,945,000 shares of Common Stock (“September Conversion”). After the August Conversion and September Conversion, the entire Rebel Note was converted into the total of 3,891,000 shares of the Common Stock without any balance outstanding.

As of September 30, 2015, there were no warrants or options outstanding to acquire any additional shares of Common Stock of the Company.

MOXIAN, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9. Earnings per share

	For the year ended September 30,
	2015	2014
Net loss attributable to ordinary shareholders for computing basic and diluted net loss per ordinary share	$(6,173,646)	$(4,791,342)

Weighted average number of common shares outstanding – Basic and diluted*	99,998,087	99,150,000

Basic earnings per share*	$(0.06)	(0.05)
Diluted earnings per share*	$(0.06)	(0.05)

____________

*         Retroactively restated for effect of 1:2 reserve stock split on June 20, 2016

10. Subsequent Events

On June 20, 2016, the Company’s board of directors has approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-2 (the “Reverse Stock Split”). The Reverse Stock Split was approved by the Board of Directors on May 24, 2016 and effected on June 20, 2016 (the “Effective Date”). Simultaneously to the Reverse Stock Split, the number of shares of the Company’s authorized Common Stock was correspondingly reduced from 500,000,000 shares to 250,000,000 shares. On July 11, 2016, the Company received FINRA’s approval of the Reverse Stock Split.

MOXIAN, INC.

MINIMUM OFFERING: 2,500,000 shares of common stock
MAXIMUM OFFERING: 5,000,000 shares of common stock

_______________

PROSPECTUS

_______________

October 4, 2016

Axiom Capital Management Inc.	Cuttone & Co., Inc.

Through and including October 29, 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.